Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 16, 2010 (the “Effective Date”), by and among ante4, Inc., a Delaware corporation having a place of business located at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California (“ante4”), Plains Energy Investments, Inc., a Nevada corporation having a place of business located at 2812 1st Avenue N., Suite 506, Billings, Montana (“Plains Energy”), and Plains Energy Acquisition Corp., a Delaware corporation having a place of business located at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California (“PAC”).

INTRODUCTION

A.            The respective Boards of Directors of the parties have (i) determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of PAC with and into Plains Energy (the “Merger”) and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.            ante4, as the sole stockholder of PAC, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the corporate bylaws of PAC.

C.            Pursuant to the Merger, among other things, the outstanding shares of capital stock of Plains Energy shall be converted into the right to receive upon Closing (as hereinafter defined) and thereafter, the Merger Consideration (as hereinafter defined).

D.            The parties to this Agreement are adopting this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan.

E.             The parties intend that the Merger shall qualify as a “reorganization,” within the meaning of Code Section 368(a), and that ante4, PAC and Plains Energy will each be a “party to a reorganization,” within the meaning of Code Section 368(b), with respect to the Merger.

AGREEMENT

Now, therefore, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1

(a)           DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

“ante4” has the meaning ascribed thereto in the preambles to this Agreement.

“ante4 Common Stock” means the common stock, par value $0.001 per share, of ante4.

“ante4 Contracts” has the meaning ascribed thereto in Section 4.11(a).

“ante4 Financials” has the meaning ascribed thereto in Section 4.4(c).

“ante4 Insiders” has the meaning ascribed thereto in Section 4.13.

“ante4 Balance Sheet” has the meaning ascribed thereto in Section 4.4(c).

“ante4 Returns” has the meaning ascribed thereto in Section 4.10.

“ante4 SEC Filings” has the meaning ascribed thereto in Section 4.4.

“ante4 Warrants” has the meaning ascribed thereto is Section 2.2(b).

“ante5” means ante5, Inc., a wholly-owned subsidiary of ante4 created for the purpose of the Spin-Off.

“ante5 Note” means a promissory note issued from ante5 to ante4 at the Closing in the amount of Five Hundred Thousand Dollars ($500,000), with a one-year term and an annual interest rate equal to two percent (2.0%)

“Board” has the meaning ascribed thereto in Section 2.7(a).

“Agreement” has the meaning ascribed thereto in the preambles to this Agreement.

“ARS” means the auction rate securities in the amount of approximately $3,699,979 held by ante4 in its account with UBS Financial Services, which ante4 expects to be paid in full (net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,422,920) in June 2010.

“Cash at Closing” means (i) Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) in cash or cash equivalents plus (ii) the ante5 Note.

“Certificate of Merger” means the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning ascribed thereto in Section 2.1(a).

2

“Closing Date” shall have the meaning ascribed thereto in Section 2.1(a).

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“DGCL” has the meaning ascribed thereto in the preambles to this Agreement.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 2.5.

“Effective Date” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(a).

“Environmental Law” means any and all federal, state, local and foreign laws, common laws, statutes, ordinances, rules, regulations or other legal requirement relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of, Hazardous Materials.

“Environmental Permit” means, with respect to any of the parties hereto, any permit, license, certificate, approval or authorization issued by a Governmental Entity that is required for the operation of such party’s business or the holding of any of its material assets or properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Feltl Fee and Expenses” means fees and expenses payable to Feltl and Company, Inc. as ante4’s financial advisor in connection with the Merger, in an amount that will not exceed Six Hundred Thousand Dollars ($600,000).

“Form 10” has the meaning ascribed thereto in Section 5.7.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal, whether domestic or foreign.

“Hazardous Materials” shall have the meaning ascribed thereto in Section 3.15(a).

“Hazardous Materials Activities” shall have the meaning ascribed thereto in Section 3.15(a).

“Holder” means any holder of ante4 Common Stock who was, prior to the Effective Time, a holder of Plains Energy Common Stock.

3

“Information Statement” shall have the meaning ascribed thereto in Section 3.23.

“Initial Registration Statement” has the meaning ascribed thereto in Section 5.5(a).

“Knowledge” shall mean the actual knowledge, after due inquiry, of James Russell (J.R.) Reger and Mitch Thompson.

“Leased Rights” has the meaning ascribed thereto in Section 3.12.

“Liabilities” has the meaning ascribed thereto in Section 3.14.

“Liens” has the meaning ascribed thereto in Section 3.3(a).

“Material Adverse Effect” shall, with respect to any entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity taken as a whole, but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.

“Merger Consideration” means (a) the shares of ante4 Common Stock issuable in connection with the Merger to the holders of Plains Energy Common Stock pursuant to Section 2.2(a), (b) the ante4 Warrants to be issued to holders of Warrants pursuant to Section 2.2(b), and (c) restricted shares of ante4 Common Stock issuable to holders of Plains Energy Restricted Stock pursuant to Section 2.2(c).

“Merger” shall have the meaning ascribed thereto in the introduction of this Agreement.

“New Registration Statement” has the meaning ascribed thereto in Section 5.5(a).

“NRS” means the Nevada Revised Statutes.

“OTCBB” has the meaning ascribed thereto in Section 4.22.

“PAC” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Permitted Liabilities” has the meaning ascribed thereto in Section 4.4(c).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, proprietorship, association, organization, labor union or Governmental Entity.

“Plains Energy” shall have the meaning ascribed thereto in the preambles to this Agreement.

“Plains Energy Common Stock” means the common stock, par value $0.001 per share, of Plains Energy.

“Plains Energy Financial Statements” has the meaning ascribed thereto in Section 3.10.

4

“Plains Energy Insiders” has the meaning ascribed thereto in Section 3.8.

“Plains Energy Intellectual Property” has the meaning ascribed thereto in Section 3.20(a).

“Plains Energy Latest Balance Sheet” has the meaning ascribed thereto in Section 3.14.

“Plains Energy Plans” has the meaning ascribed thereto in Section 3.17(a).

“Plains Energy Restricted Stock” has the meaning ascribed thereto in Section 2.2(c).

“Plains Energy Returns” has the meaning ascribed thereto in Section 3.6(a).

“Plains Energy Stock” means the Plains Energy Common Stock and the Plains Energy Restricted Stock.

“Prepaid Assets” has the meaning ascribed thereto in Section 4.24.

“Registrable Securities” shall mean all shares of ante4 Common Stock issued as Merger Consideration in exchange for shares of Plains Energy Common Stock pursuant to Section 2.2 and all shares of ante 4 Common Stock issuable upon exercise of any Warrants.

“Requisite Plains Energy Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Restricted Stock Agreements” has the meaning ascribed thereto in Section 2.2(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-Off” means the transaction whereby ante4 will distribute as a dividend to its stockholders of record as of the close of business on the day before the Effective Date, with respect to their ante4 Common Stock, their pro-rata portion of the shares of ante5.

“Spin-Off Information Statement” has the meaning ascribed thereto in Section 5.7.

“Surviving Company” shall have the meaning ascribed thereto in Article 2.

“Tax (and with the corresponding meaning “Taxes” and “Taxable”) shall mean (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Governmental Entity, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of an entity being a member of a consolidated, affiliated, combined or unitary group.

5

“Tax Affiliate” shall include each of the following entities, which collectively, shall be “Tax Affiliates:” (A) a party to this Agreement; (B) each of its subsidiaries and other Affiliates (if any); (C) each other member of any consolidated, affiliated, combined or unitary group of which such party or any such Affiliate is or was a member for purposes of any Taxes.

“Tax Returns” (and with corresponding meaning “Tax Return”) shall include all returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required to be filed or sent by or relating to a party to this Agreement or any of its Tax Affiliates and relating to any Taxes with respect to any income, properties or operations of such party or any of such Tax Affiliates.

“Tax Authority” shall mean the U.S. Internal Revenue Service and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

“Transfer Agent” means Wells Fargo Shareowner Services.

“Warrants” has the meaning ascribed thereto in Section 2.2(b).

(b)           ARTICLE 2

MERGER

At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, PAC shall be merged with and into Plains Energy, the separate corporate existence of PAC shall cease, and Plains Energy shall continue as the surviving corporation and as a wholly owned subsidiary of ante4. Plains Energy, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

2.1           Effects of Merger.

(a)           Subject to the provisions of Article 6, the closing of the Merger and the other transactions contemplated hereby shall take place on the date hereof at the offices of ante4’s counsel, Maslon Edelman Borman & Brand, LLP, in Minneapolis Minnesota (the “Closing,” and the date of the Closing shall be referred to interchangeably as the “Closing Date” or Effective Date, as the case may be).  On the Closing Date, to effect the Merger the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and with the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall be effective on the later of the date and time that the Certificate of Merger is filed with the Delaware Secretary of State or articles of merger are filed with the Secretary of State for the State of Nevada (the “Effective Time”).

(b)           Each of ante4, Plains Energy and PAC shall use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL and the NRS.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities,

6

powers and franchises of either Plains Energy or PAC, the officers of ante4 and the Surviving Company are fully authorized in the name of Plains Energy and PAC to take, and shall take, all such lawful and necessary action provided that any action so taken is consistent with the terms and conditions of this Agreement.

(c)           The certificate of incorporation of Plains Energy as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Company at and after the Effective Time, until thereafter amended as provided by law and such certificate of incorporation.  The bylaws of Plains Energy as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company at and after the Effective Time, until thereafter amended as provided by law and such bylaws.

2.2          Effect on Plains Energy Capital Stock and PAC Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each share of Plains Energy Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be extinguished pursuant to this Section 2.2 and the Dissenting Shares as defined in Section 2.5 below) shall be cancelled and extinguished and automatically converted into the right to receive 0.86836131 of one (1) fully paid and non-assessable share of ante4 Common Stock. ante4 shall issue to each holder of Plains Energy Common Stock (other than holders of shares extinguished pursuant to this Section 2.2 and Dissenting Shares) certificates evidencing the number of shares of ante4 Common Stock determined in accordance with the foregoing, with each fractional share rounded up to the nearest whole share.

(b)           Warrants to purchase an aggregate of 5,400,000 shares of Plains Energy Common Stock that are issued and outstanding immediately prior to the Effective Time (the “Warrants”) will be exchanged into warrants to purchase 0.86836131 of one (1) share of ante4 Common Stock for each share of Plains Energy Common Stock represented by the Warrants immediately prior to the Effective Time, exercisable at $0.98 per share, with each fractional warrant share rounded up to the nearest whole share (the “ante4 Warrants”).  The ante4 Warrants will be substantially in the form attached hereto as Exhibit B.

(c)           A total of 540,000 restricted shares of Plains Energy Common Stock outstanding immediately prior to the Effective Time issued pursuant to restricted stock award agreements (the “Plains Energy Restricted Stock”) will be exchanged into 0.86836131 of one (1) restricted share of ante4 Common Stock for each share of Plains Energy Restricted Stock outstanding immediately prior to the Effective Time, with each fractional share rounded up to the nearest whole share, subject to the vesting, risk of forfeiture and other conditions set forth in the form of restricted stock agreement attached hereto as Exhibit C (the “Restricted Stock Agreements”). The certificates representing such restricted shares of ante4 Common Stock will accordingly be marked with appropriate legends.

(d)           Each share of Plains Energy Stock held immediately prior to the Effective Time by Plains Energy as treasury stock will be cancelled and extinguished without any conversion thereof and no payment will be made with respect to such shares;

7

(e)           Each share of common stock, $0.001 par value per share, of PAC issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

(f)            All shares of ante4 Common Stock issued upon the surrender of and exchange for shares of Plains Energy Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Plains Energy Stock.

2.3                                 Rights of Holders of Plains Energy Capital Stock.

(a)           From and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Plains Energy Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of ante4 Common Stock into which such shares of Plains Energy Stock shall have been converted pursuant to Section 2.2(a) above.  The record holder of each such outstanding certificate representing shares of Plains Energy Stock, shall, after the Effective Time, be entitled to vote the shares of ante4 Common Stock into which such shares of Plains Energy Stock shall have been converted on any matters on which the holders of record of the ante4 Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Plains Energy Stock, ante4 may rely conclusively upon the record of stockholders maintained by Plains Energy containing the names and addresses of the holders of record of Plains Energy Stock on the Effective Date.

(b)           At the Effective Time, ante4 shall have reserved a sufficient number of authorized but unissued shares of ante4 Common Stock for issuance in connection with the issuance of the Merger Consideration upon automatic conversion of Plains Energy Stock into ante4 Common Stock at the Effective Time and a sufficient number of authorized but unissued shares of ante4 Common Stock for issuance in connection with the exercise of the ante4 Warrants.

2.4                                 Procedure for Exchange of Certificates.

(a)           After the Effective Time, each holder of certificate(s) theretofore evidencing outstanding shares of Plains Energy Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall, upon surrender of such certificate(s) to the registrar or transfer agent for ante4 Common Stock, be entitled to receive certificates representing the number of whole shares of ante4 Common Stock into which shares of Plains Energy Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 2.2 hereof.  ante4 shall not be obligated to deliver certificates representing shares of ante4 Common Stock, to which any holder of shares of Plains Energy Stock is entitled, until such holder surrenders the certificate(s) representing such Plains Energy Stock.  Upon surrender, each certificate evidencing Plains Energy Stock shall be canceled.  If there is a transfer of Plains Energy Stock ownership which is not registered in the transfer records of Plains Energy, a certificate representing the proper number of shares of ante4 Common Stock may be issued to a

8

Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of ante4, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of shares of or certificates representing shares of ante4 Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of ante4 that such Tax has been paid or is not applicable, and (z) the issuance of such shares of or certificates representing shares of ante4 Common Stock shall not, in the sole discretion of ante4, violate the requirements of Section 4(2) of the Securities Act with respect to the private placement of ante4 Common Stock that will result from the Merger.

(b)           Any shares of ante4 Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by ante4 of a written opinion of counsel reasonably satisfactory in form and substance to ante4 to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends will be placed on all certificates representing shares of ante4 Common Stock issued in the Merger, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.

(c)           In the event any certificate for shares of Plains Energy Stock shall have been lost, stolen or destroyed, ante4 shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of a sworn affidavit of that fact by the holder thereof, one or more certificates representing such shares of ante4 Common Stock as provided herein; provided, however, that ante4, in its discretion and as a condition precedent to the issuance of such certificates, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ante4 or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

9

2.5                                 Dissenting Shares.

(a)           Shares of Plains Energy Stock outstanding immediately prior to the Effective Time and held by a stockholder of Plains Energy who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and preserved dissenters’ rights with respect to such shares in accordance with Chapters 92A.420 and 92A.440 of the NRS (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of ante4 Common Stock pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapters 92A.300 to 92A.500, inclusive, of the NRS.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapters 92A.300 to 92A.500, inclusive, of the NRS, shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapters 92A.300 to 92A.500, inclusive, of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive the shares of ante4 Common Stock as provided in Section 2.2 above.

(b)           Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6           Stock Options.  Other than the Warrants and the Plains Energy Restricted Stock, there are not currently, and at the Effective Time, there will not be, any outstanding options or other rights to acquire any shares of Plains Energy Stock.

2.7           Directors and Officers of ante4 and of the Surviving Company.

(a)           As of the date hereof, four (4) members of ante4’s board of directors (the “Board”) have resigned as members of the Board, with Steve Lipscomb, Bradley Berman and Lyle Berman (as Chairman) remaining to serve as members of the Board.  Plains Energy has appointed James Russell Reger, Larry O’Toole, Terry Harris, John Lahti and Myrna McLeroy to serve as new Board members, which members have been approved by ante4 in advance. Plains Energy and ante4 agree that an additional Board member will be approved as soon as is practicable after the Closing Date, which member will serve as an independent Board member.  The parties agree and acknowledge that Larry O’Toole, Terry Harris, Joseph Lahti and Myrna McLeroy, along with the additional independent Board member to be appointed as soon as is practicable after the Closing Date, will consist of a majority of the Board, and are, or will be, independent members.  For purposes of this Agreement, a Board member is independent if such director would be considered independent under rules or standards promulgated by the Nasdaq Stock Market or the New York Stock Exchange.  In the event that less than a majority of the Board members are considered independent, the Board will appoint the minimum number of additional Board members (while keeping the total number of Board members at an odd number) necessary to ensure that a majority of the Board is independent.  Each director will hold such office until their respective successors are duly elected or appointed and qualified, or such persons are otherwise removed, in accordance with applicable law and the certificate of incorporation and bylaws of ante4.

10

(b)           As of the date hereof, the officers of Plains Energy immediately prior to the Effective Time have become the officers of ante4, each to hold office until their respective successors are duly appointed or such persons are removed from office in accordance with applicable law and the certificate of incorporation and bylaws of ante4.  James Russell (J.R.) Reger was appointed as ante4’s Chief Executive Officer, and Mitch Thompson was appointed as ante4’s Chief Financial Officer.  The officers of ante4 immediately prior to the Effective Time have been terminated by ante4, effective as of the Effective Time, in conformity with Section 6.2(c).

(c)          The directors of Plains Energy immediately prior to the Effective Time have been appointed as the directors of the Surviving Company, each to hold office until their respective successors are duly elected or appointed and qualified, or such persons are otherwise removed, in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Company.  As of the date hereof, the officers of Plains Energy immediately prior to the Effective Time are the officers of the Surviving Company, each to hold office until their respective successors are duly appointed or such persons are removed from office in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Company.

2.8           Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PLAINS ENERGY

Plains Energy hereby represents and warrants as follows:

3.1          Organization and Qualification.  Plains Energy is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of Plains Energy that have been made available to ante4 on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof.  Plains Energy is duly licensed or qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Plains Energy.

3.2           Authority Relative to this Agreement; Non-Contravention.  Plains Energy has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Plains Energy and the

11

consummation by Plains Energy of the transactions contemplated hereby has been duly authorized by the Board of Directors of Plains Energy and has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Plains Energy Stock (the “Requisite Plains Energy Stockholder Vote”). No other corporate proceedings on the part of Plains Energy are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Plains Energy and, assuming it is a valid and binding obligation of ante4 and PAC and further assuming the instrument evidencing ante5’s indemnification as described in Section 6.2(h) is a valid and binding obligation of ante5, constitutes a valid and binding obligation of Plains Energy enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Plains Energy is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the case of clauses (b), (c) or (d), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Plains Energy. Except for (a) approvals under applicable blue sky laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Plains Energy for the consummation by Plains Energy of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plains Energy or materially adversely affect the consummation of the transactions contemplated hereby.

3.3                                 Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of Plains Energy and all issued and outstanding warrants to purchase capital stock of Plains Energy immediately prior to the Effective Time are set forth on Schedule 3.3(a).  All issued and outstanding shares of Plains Energy Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any options, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except those restrictions and provisions applicable to the vesting of the Plains Energy Restricted Stock.  Other than as described on Schedule 3.3(a), Plains Energy has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Plains Energy and there are no rights, subscriptions,

12

warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Plains Energy any shares of capital stock or other securities of Plains Energy of any kind. Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Plains Energy to repurchase or otherwise acquire any shares of its capital stock.

(b)           Schedule 3.3(b) contains a list of the names, addresses and tax identification numbers of the holders of record as of the date of this Agreement of all issued and outstanding shares of Plains Energy Stock, Warrants and/or Plains Energy Restricted Stock and the number of shares of Plains Energy Stock each of them holds or for which a Warrant is exercisable.

(c)           Plains Energy does not own, and is not a party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity.  To Plains Energy’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Plains Energy.

3.4           Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Plains Energy, threatened against Plains Energy, at law or in equity, or before or by any federal, state or other Governmental Entity.

3.5           No Brokers or Finders.  There are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of Plains Energy.

3.6                                 Tax Matters.

(a)           For purposes of this Agreement, “Plains Energy Returns” (and with corresponding meaning “Plains Energy Return”) shall include the all Tax Returns of Plains Energy relating to any Taxes with respect to any income, properties or operations of Plains Energy or any its Tax Affiliates.  Except as disclosed on Schedule 3.6:  (i) Plains Energy and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all Plains Energy Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such Plains Energy Returns are complete and accurate in all material respects; (iii) Plains Energy and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Plains Energy has established on the Plains Energy Latest Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Plains Energy and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)           There are no material Liens for Taxes upon any assets of Plains Energy or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

13

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against Plains Energy or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith.  No waiver, extension or comparable consent given by Plains Energy or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Plains Energy Returns is outstanding, nor is any request for any such waiver or consent pending.  There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Plains Energy Returns or Taxes relating to Plains Energy or any of its Tax Affiliates, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Plains Energy by any Tax Authority regarding any such Tax audit or other proceeding, or, to the knowledge of Plains Energy, is any such Tax audit or other proceeding threatened with regard to any Plains Energy Returns or Taxes or relating to Plains Energy or any of its Tax Affiliates.  Plains Energy does not expect the assessment of any additional Taxes of Plains Energy for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to Plains Energy or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

(d)           Neither Plains Energy nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by Plains Energy with respect to Taxes.  Neither Plains Energy nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.  Neither Plains Energy nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income.  Schedule 3.6 contains a list of all jurisdictions in which Plains Energy or any of its Tax Affiliates is required to file any Plains Energy Return and no claim has been made by a Tax Authority in a jurisdiction where Plains Energy or any of its Tax Affiliates does not currently file Plains Energy Returns, that Plains Energy or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates.  Neither Plains Energy nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder.  Neither Plains Energy nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

(e)           Plains Energy has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

(f)            Plains Energy has not requested any extension of time within which to file any Plains Energy Return, which return has not since been filed.

(g)           Neither Plains Energy nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

14

(h)           There have been delivered to ante4 true and complete copies of all Plains Energy Returns with respect to Taxes based on net income; and any other Plains Energy Returns requested by ante4 that may be relevant to Plains Energy or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

(i)            Plains Energy and each of its Tax Affiliates is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

(j)            Neither Plains Energy nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

3.7           Contracts and Commitments.

(a)           Schedule 3.7 lists the following agreements, if any, whether oral or written, to which Plains Energy is a party, which are currently in effect, and which relate to the operation of Plains Energy’s business: (i) bonus, pension, profit sharing, retirement or other forms of deferred compensation plans; (ii) hospitalization insurance or other welfare benefit plans or practices, whether formal or informal; (iii) stock purchase or stock option plans; (iv) contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (v) confidentiality agreements; (vi) contracts, agreements or understandings relating to the voting of Plains Energy Stock or the election of directors of Plains Energy; (vii) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of Plains Energy; (viii) guaranties of any obligation for borrowed money or otherwise; (ix) any lease or agreement under which Plains Energy is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (x) any lease or agreement under which Plains Energy is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xi) contracts which prohibit Plains Energy from freely engaging in business anywhere in the world; (xii) lease, license, participation or similar agreements or arrangements, or agreements providing for the payment or receipt of royalties or other compensation by or for Plains Energy in connection with intellectual property rights, mineral rights (including oil and natural gas rights), or any other assets of Plains Energy; (xiii) contracts or commitments for capital expenditures in excess of $50,000; (xiv) agreements for the sale of any capital asset; or (xv) any other agreement which is either material to Plains Energy’s business or was not entered into in the ordinary course of business.

(b)           To Plains Energy’s knowledge, Plains Energy has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 3.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Plains Energy has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Plains Energy has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

15

3.8          Affiliate Transactions.  Except as set forth in Schedule 3.8, and other than pursuant to this Agreement, no officer, director or employee of Plains Energy, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest in Plains Energy (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “Plains Energy Insiders”), has any agreement with Plains Energy (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Plains Energy (other than ownership of capital stock of Plains Energy). Except as set forth on Schedule 3.8, Plains Energy is not indebted to any Plains Energy Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Plains Energy Insider is indebted to Plains Energy (except for cash advances for ordinary business expenses). Except as set forth on Schedule 3.8, none of the Plains Energy Insiders has any direct or indirect interest in any competitor, supplier or customer of Plains Energy or in any Person from whom or to whom Plains Energy leases any property, or in any other Person with whom Plains Energy transacts business of any nature. The officers, directors and employees of Plains Energy have not, by virtue of their employment with or service to Plains Energy, usurped any corporate opportunities of any third party to which such officer, director and employee has, or could reasonably be considered to have, a fiduciary duty under any applicable laws.  For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

3.9           Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Plains Energy, Plains Energy and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Plains Energy, and Plains Energy has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements. Plains Energy is not relying on any exemption from or deferral of any such applicable law, Environmental Laws, regulation or other requirement that would not be available to ante4 after it acquires Plains Energy’s properties, assets and business.

(b)           Except as set forth on Schedule 3.9, Plains Energy has no licenses, permits, Environmental Permits or certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties.

3.10         Financial Statements.  Plains Energy has provided ante4 with an audited balance sheet of Plains Energy for the period from inception through December 31, 2009, and the related audited statements of operations, stockholders’ equity and cash flows of Plains Energy for the periods then ended, as well as an unaudited balance sheet of Plains Energy as of March 31, 2010,

16

and the related unaudited statements of operations, stockholders’ equity and cash flows of Plains Energy for the period from January 1, 2010 to March 31, 2010 (together, the “Plains Energy Financial Statements”).  The Plains Energy Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents and will fairly present the financial position of Plains Energy as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated.

3.11         Books and Records.  The books of account, minute books, stock record books, and other similar records of Plains Energy, complete copies of which have been made available to ante4, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plains Energy.

3.12         Real Property.  Plains Energy does not own any real property.  A list of (i) all leased real property of Plains Energy, including a list of all land parcels and associated mineral, oil and natural gas interests and rights and the owners or co-licensors thereof, is set forth on Schedule 3.7 (the “Leased Rights”).  Plains Energy has good and valid title to all of its leaseholds, Leased Rights and other interests free and clear of all Liens, except for royalty interests and such Liens and encumbrances which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The real property to which such leaseholds, Leased Rights and other interests pertain constitutes all of the real property used in Plains Energy’s business. Schedule 3.7 contains a list of all real property which, as of the date hereof, Plains Energy intends to purchase after the Closing Date.

3.13         Insurance.  The insurance policies obtained and maintained by Plains Energy that are material to Plains Energy are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Plains Energy is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Plains Energy has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14         No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of Plains Energy as of March 31, 2010 or the related notes thereto (the “Plains Energy Latest Balance Sheet”), Plains Energy has no liabilities, whether accrued, absolute, contingent, unliquidated or otherwise (collectively, “Liabilities”), of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Plains Energy, except (i) Liabilities which have arisen since the date of the Plains Energy Latest Balance Sheet in the ordinary course of business consistent with past practice, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, and which would not reasonably be expected to have a Material Adverse Effect,  or (ii) Liabilities under this Agreement. In the case of Liabilities arising in the ordinary course of business consistent with past practice, such Liabilities, other than Liabilities that are accrued but not yet payable, are separately and specifically identified on Schedule 3.14.

17

3.15         Environmental Matters.

(a)           To its knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Plains Energy, (i) Plains Energy has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to pollutants, contaminants, hazardous wastes, or any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any applicable law, and (ii) Plains Energy has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b)           No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Plains Energy’s knowledge, threatened against Plains Energy concerning (i) any Plains Energy Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Plains Energy.  Plains Energy is not aware of any fact or circumstance which could involve Plains Energy in any environmental litigation or impose upon Plains Energy any environmental liability.

(c)           Plains Energy has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(d)           To the best of Plains Energy’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened against the lessors of the leaseholds or Leased Rights held by Plains Energy concerning (i) any Permit held by such lessors relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of such lessors.  Plains Energy is not aware of any fact or circumstance related to such lessors which could involve Plains Energy, and have a Material Adverse Effect on Plains Energy, in any environmental litigation or impose upon Plains Energy any environmental liability.

3.16         Absence of Certain Developments.  Except as disclosed in the Plains Energy Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2009, Plains Energy has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material Adverse Effect on Plains Energy, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Plains Energy’s obligations pursuant to this Agreement, (iii) any material change by Plains Energy in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Plains Energy or any redemption, purchase or other acquisition of any of Plains Energy’s securities, (v) any material increase in the compensation or benefits or establishment of

18

any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Plains Energy, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Plains Energy, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Plains Energy, (vii) any amendment to the certificate of incorporation or bylaws of Plains Energy, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Plains Energy, (x) purchase, sale, assignment or transfer of any material assets by Plains Energy, (y) mortgage, pledge or existence of any Lien on any material assets or properties, tangible or intangible, of Plains Energy, except for Liens for taxes not yet due and such other Liens which do not, individually or in the aggregate, have a Material Adverse Effect on Plains Energy, or (z) cancellation, compromise, release or waiver by Plains Energy of any rights of material value or any material debts or claims, (ix) any incurrence by Plains Energy of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Plains Energy, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Plains Energy is a party or by which it is bound, (xiii) entry by Plains Energy into any loan or other transaction with any officers, directors or employees of Plains Energy, (xiv) any charitable or other capital contribution by Plains Energy or pledge therefore, (xv) entry by Plains Energy into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Plains Energy to do any of the things described in the preceding clauses (i) through (xv).

3.17         Employee Benefit Plans.

(a)           Plains Energy does not have, and has never had, any employee benefit plan (within the meaning of Section 3(3) of ERISA), or any other plan, arrangement, program or payroll practice providing compensation, benefits or perquisites to any class of employees, former employees or directors of Plains Energy other than the Restricted Stock Agreements, the Warrants and the salary of Mitch Thompson.

(b)           Plains Energy does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving Plains Energy that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.

(c)           The consummation of the transactions contemplated by this Agreement will not (i) cause any employee, former employee, director or independent contractor to become entitled to any severance pay, unemployment compensation or other payment; (ii) accelerate the time of payment or vesting of any benefit payable to any such Person or (iii) increase the amount of compensation or benefits due to any such Person.

19

3.18         Employees.

(a)           Schedule 3.18 lists the following information for each employee and each director of Plains Energy as of the date of this Agreement, including each employee on leave of absence or layoff status: (1) name; (2) job title; (3) current annual base salary or annualized wages; (4) bonus compensation earned during 2009; (5) vacation accrued and unused; (6) service credited for purposes of vesting and eligibility to participate under Plains Energy Plans; and (7) the number of shares of Plains Energy Common Stock beneficially owned by each such employee.   Schedule 3.18 also lists the following information for each consultant or advisory board member of Plains Energy, as of the date of this Agreement: (x) name; (y) services performed in 2009; and (z) compensation received from Plains Energy with respect to services performed in 2009.

(b)           Except as otherwise set forth in Schedule 3.18, or as contemplated by this Agreement, to the knowledge of Plains Energy, (i) neither any executive employee of Plains Energy nor any group of Plains Energy’s employees has any plans to terminate his, her or its employment; (ii) Plains Energy has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Plains Energy nor is Plains Energy aware of any facts that would give rise to such a claim; (iv) no employee of Plains Energy is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Plains Energy; and (v) no employee or former employee of Plains Energy has any claim with respect to any intellectual property rights of Plains Energy set forth in Schedule 3.20(b).

3.19         Proprietary Information and Inventions.  Each current Plains Energy employee, is a party to an employment agreement with Plains Energy containing non-disclosure provisions.  To Plains Energy’s knowledge, no current or former Plains Energy employee, consultant or board member who is a party to a non-disclosure agreement has breached such non-disclosure agreement.  To Plains Energy’s knowledge, no current or former Plains Energy employee, consultant or advisory board member who is a party to an employment agreement with Plains Energy has breached the non-disclosure provisions of such agreement.

3.20         Intellectual Property.

(a)  Plains Energy owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted (the “Plains Energy Intellectual Property”). To Plains Energy’s knowledge, except as set forth in Schedule 3.20, (i) such intellectual property rights are owned free and clear of royalty obligations and encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights, (iii) the use of all such Plains Energy Intellectual Property by Plains Energy does not infringe or violate the intellectual property rights of any person or entity, and (iv) Plains Energy has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such Plains Energy Intellectual Property.  Plains Energy has

20

taken all necessary action to maintain and protect each item of Plains Energy Intellectual Property that it owns or uses.

(b)           Schedule 3.20 identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Plains Energy’s Intellectual Property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all Plains Energy Intellectual Property that Plains Energy uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transactions contemplated hereby will not alter or impair any such rights.

3.21         Vote Required.  The Requisite Plains Energy Stockholder Vote is the only vote of the holders of any classes or series of Plains Energy capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

3.22         Full Disclosure.  The representations and warranties of Plains Energy contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Plains Energy has knowledge that has not been disclosed to ante4 pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Plains Energy or materially adversely affect the ability of Plains Energy to consummate in a timely manner the transactions contemplated hereby.

3.23         Information Statement.  Plains Energy prepared an information statement which was circulated to all of its stockholders in connection with Plains Energy’s solicitation of the Requisite Plains Energy Stockholder Vote (the “Information Statement”) in accordance with Regulation D promulgated under the Securities Act and applicable state securities laws and the NRS.  Plains Energy furnished all material information concerning ante4, ante5 and Plains Energy, respectively, as could be reasonably necessary or requested in connection with the foregoing.  None of the information supplied by Plains Energy for inclusion or incorporation by reference in the Information Statement, at the time the Information Statement was first published, sent or given to holders of the Plains Energy Stock, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24         Private Placement. Plains Energy has taken all necessary action on its part such that the issuance of the Merger Consideration to Plains Energy stockholders and warrant holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.  Without limiting the generality of the foregoing, Plains Energy has, as part of the Information Statement described in Section 3.23 hereof, (1) provided each Plains Energy stockholder with a stockholder qualification questionnaire in a form reasonably acceptable to both ante4 and Plains Energy and (2) used its

21

reasonable best efforts to cause each Plains Energy stockholder to attest that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both ante4 and Plains Energy to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

(c)           ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ANTE4 AND PAC

ante4 and PAC hereby jointly and severally represent and warrant to Plains Energy as follows:

4.1           Organization and Qualification.  Each of ante4, ante5 and PAC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.  The copies of the certificate of incorporation and bylaws of each of ante4, ante5 and PAC that have been made available to Plains Energy on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date of this Agreement.  ante4 is duly licensed or qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ante4.  ante4 has no subsidiaries other than PAC and ante5.

4.2           Authority Relative to this Agreement; Non-Contravention.  Each of ante4 and PAC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of ante4 and PAC, and the consummation by ante4 and PAC of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each of ante4 and PAC and by ante4 as the sole stockholder of PAC.  No other corporate proceedings on the part of ante4 or PAC are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by ante4. This Agreement has been duly executed and delivered by ante4 and PAC and, assuming it is a valid and binding obligation of Plains Energy, constitutes a valid and binding obligation of ante4 and PAC enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Neither ante4 nor PAC is subject to, nor obligated under, any provision of (a) their respective certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby,

22

other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the case of clauses (b), (c) or (d), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ante4. Except for (a) approvals under applicable blue sky laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ante4 or PAC for the consummation by ante4 or PAC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ante4 or PAC or materially adversely affect the consummation of the transactions contemplated hereby.

4.3           Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of ante4 as of the date hereof are correctly set forth on Schedule 4.3(a). The issued and outstanding shares of capital stock of ante4 have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights.  Other than as described on Schedule 4.3(a), ante4 has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ante4 and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ante4 any shares of capital stock or other securities of ante4 of any kind. There are no agreements or other obligations (contingent or otherwise) which may require ante4 to repurchase or otherwise acquire any shares of its capital stock.  Other than as described on Schedule 4.3(a), there are not currently any outstanding capital stock, options, warrants or other rights to acquire any shares of ante4 capital stock.

(b)           There are no registration rights and, to ante4’s knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of ante4.

(c)           The authorized capital of PAC consists of One Hundred (100) shares of common stock, par value $0.001 per share, all of which are issued and outstanding and held of record by ante4 as of the date hereof.  The issued and outstanding shares of capital stock of PAC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 4.3(c), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating PAC to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock

(d)           The authorized capital of ante5 consists of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share, one (1) share of which is issued and outstanding and held of record by ante4 as of the date hereof, and Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding.  The issued and outstanding shares of capital stock of ante5 are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any

23

preemptive rights. Except as disclosed on Schedule 4.3(d), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating ante5 to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

4.4           Exchange Act Reports.

(a)           The ante4 Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and ante4 is subject to the periodic reporting requirements of Section 13 of the Exchange Act.

(b)           Since August 13, 2004, ante4 has timely filed all forms, reports and documents required to be filed with the SEC by applicable law, but for certain beneficial ownership forms required by Section 16 of the Exchange Act which were filed late, the disclosure of which has been described in ante4’s proxy statements and annual reports to stockholders used in connection with annual meetings of ante4 stockholders. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that ante4 may file subsequent to the date hereof) are collectively referred to herein as the “ante4 SEC Filings.” As of their respective dates, the ante4 SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ante4 SEC Filings, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           Each of the financial statements (including, in each case, any related notes thereto) contained in the ante4 SEC Filings (the “ante4 Financials”), as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of ante4 at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of ante4 as of January 3, 2010 is hereinafter referred to as the “ante4 Balance Sheet.” Except those Liabilities disclosed on Schedule 4.4 (the “Permitted Liabilities”), as of the Effective Time ante4 shall not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP.

4.5           Absence of Certain Developments.  Except as set forth in Schedule 4.5 or as disclosed in the ante4 SEC Filings or as otherwise contemplated by this Agreement, since January 3, 2010, ante4 has conducted its business in all material respects in the ordinary course consistent with past practice and there has not occurred (i) any event that would have a Material

24

Adverse Effect on ante4, (ii) any event that would reasonably be expected to prevent or materially delay the performance of ante4’s obligations pursuant to this Agreement, (iii) any material change by ante4 in its accounting methods, principles or practices, (iv) other than the Spin-Off, any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of ante4, or any redemption, purchase or other acquisition of any of ante4’s securities, (v) any material increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of ante4, or any other material increase in the compensation payable or to become payable to any employees, officers, consultants or directors of ante4, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by ante4, (vii) any amendment to the certificate of incorporation or bylaws of ante4, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by ante4, (x) purchase, sale, assignment or transfer of any material assets by ante4, (y) mortgage, pledge or existence of any Lien on any material assets or properties, tangible or intangible, of ante4, except for Liens for taxes not yet due and such other Liens which do not, individually or in the aggregate, have a Material Adverse Effect on ante4, or (z) cancellation, compromise, release or waiver by ante4 of any rights of material value or any material debts or claims, (ix) any incurrence by ante4 of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ante4, (xi) entry by ante4 into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which ante4 is a party or by which it is bound, (xiii) entry by ante4 into any loan or other transaction with any officers, directors or employees of ante4, (xiv) any charitable or other capital contribution by ante4 or pledge therefore, (xv) other than the Spin-Off, entry by ante4 into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by ante4 to do any of the things described in the preceding clauses (i) through (xv).

4.6           Absence of Undisclosed Liabilities.  Attached as Schedule 4.6 is the audited ante4 Balance Sheet.  Except as reflected in the ante4 Balance Sheet, ante4 has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen since the date of the ante4 Balance Sheet in the ordinary course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (ii) liabilities under this Agreement; or (iii) as otherwise specifically identified on Schedule 4.6.  In the case of liabilities arising in the ordinary course of business consistent with past practice, such liabilities are separately and specifically identified on Schedule 4.6.

4.7           Litigation.  Other than as set forth on Schedule 4.7, there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of ante4, threatened against ante4, at law or in equity, or before or by any Governmental Entity.

25

4.8           No Brokers or Finders.  Except for the Feltl Fee and Expenses, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of ante4.

4.9           Validity of the ante4 Common Stock.  The shares of ante4 Common Stock representing the Merger Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

4.10         Tax Matters.

(a)           For purposes of this Agreement, “ante4 Returns” (and with corresponding meaning “ante4 Return”) shall include the all Tax Returns of ante4 relating to any Taxes with respect to any income, properties or operations of ante4 or any its Tax Affiliates.  Except as disclosed on Schedule 4.10:  (i) ante4 and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all ante4 Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such ante4 Returns are complete and accurate in all material respects; (iii) ante4 and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ante4 has established on the ante4 Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) ante4 and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)           There are no material Liens for Taxes upon any assets of ante4 or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against ante4 or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith.  Except as disclosed in Schedule 4.10, no waiver, extension or comparable consent given by ante4 or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or ante4 Returns is outstanding, nor is any request for any such waiver or consent pending.  Except as disclosed in Schedule 4.10, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any ante4 Returns or Taxes relating to ante4 or any of its Tax Affiliates, nor is any such Tax audit or other proceeding pending, nor has there been any notice to ante4 by any Tax Authority regarding any such Tax audit or other proceeding, or, to the knowledge of ante4, is any such Tax audit or other proceeding threatened with regard to any ante4 Returns or Taxes or relating to ante4 or any of its Tax Affiliates.  ante4 does not expect the assessment of any additional Taxes of ante4 for any period prior to the date hereof and has no knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to ante4 or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

26

(d)                          Neither ante4 nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G; and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ante4 or any of its Tax Affiliates not to be deductible (in whole or in part) under Code Section 280G.  Except as set forth on Schedule 4.10, neither ante4 nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by ante4 with respect to Taxes.  Except as set forth on Schedule 4.10, neither ante4 nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.  Neither ante4 nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income.  Schedule 4.10 contains a list of all jurisdictions in which ante4 or any of its Tax Affiliates is required to file any ante4 Return and no claim has been made by a Tax Authority in a jurisdiction where ante4 or any of its Tax Affiliates does not currently file ante4 Returns, that ante4 or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates.  Neither ante4 nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder.  Neither ante4 nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

(e)                                  ante4 has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

(f)                                    Except as set forth on Schedule 4.10, ante4 has not requested any extension of time within which to file any ante4 Return, which return has not since been filed.

(g)                               Neither ante4 nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(h)                                 There have been delivered to Plains Energy true and complete copies of all ante4 Returns with respect to Taxes based on net income; and any other ante4 Returns requested by Plains Energy that may be relevant to ante4 or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

(i)                                     Except as disclosed on Schedule 4.10, ante4 and each of its Tax Affiliates is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

27

(j)                                     Neither ante4 nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

4.11                           Contracts and Commitments.

(a)                                  Except as set forth on Schedule 4.11, all material agreements of ante4 have been filed as an exhibit to the ante4 SEC Filings (such material contracts and any contracts described on Schedule 4.11, the “ante4 Contracts”).

(b)                                 To ante4’s knowledge, ante4 has performed, in all material respects, the obligations required to be performed by it in connection with the ante4 Contracts and is not in receipt of any claim of default under any ante4 Contract; ante4 has no present expectation or intention of not fully performing any material obligation pursuant to any ante4 Contract; and ante4 has no knowledge of any breach or anticipated breach by any other party to any ante4 Contract.  Schedule 4.11 lists the liabilities and obligations of ante4 as of the Closing.

4.12                         Intellectual Property.  ante4 neither owns nor licenses any material intellectual property.

4.13                         Affiliate Transactions.  Except as disclosed in the ante4 SEC Filings, and other than pursuant to this Agreement, no officer, director or employee of ante4, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “ante4 Insiders”), has any agreement with ante4 (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ante4 (other than ownership of capital stock of ante4). ante4 is not indebted to any ante4 Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no ante4 Insider is indebted to ante4 except for cash advances for ordinary business expenses). None of the ante4 Insiders has any direct or indirect interest in any competitor, supplier or customer of ante4 or in any Person from whom or to whom ante4 leases any property, or in any other Person with whom ante4 transacts business of any nature. For purposes of this Section 4.13, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

4.14                         Compliance with Laws; Permits.

(a)                                  Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ante4, ante4 and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed

28

against ante4, and ante4 has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements.

(b)                                 ante4 has no licenses, permits, Environmental Permits or certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) and no such items are necessary to permit it to conduct its business and own and operate its properties.

4.15                         Books and Records.  The books of account, minute books, stock record books, and other similar records of ante4, complete copies of which have been made available to Plains Energy, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ante4.

4.16                         Real Property.  ante4 does not own any real property.  ante4 has good and valid title to all of its leaseholds and other interests free and clear of all Liens, except for such Liens which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  The real property to which such leaseholds and other interests pertain constitutes all of the real property used in ante4’s business.

4.17                         Insurance.  The insurance policies obtained and maintained by ante4 that are material to ante4 are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that ante4 is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and ante4 has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.18                         Environmental Matters.

(a)                                  To its knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on ante4, (i) ante4 has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to any Hazardous Materials in violation of any applicable law, and (ii) ante4 has not engaged in any Hazardous Materials Activities in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b)                                 No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to ante4’s knowledge, threatened against ante4 concerning (i) any ante4 Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of ante4.  ante4 is not aware of any fact or circumstance which could involve ante4 in any environmental litigation or impose upon ante4 any environmental liability.

29

(c)                                  ante4 has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

4.19                           Proprietary Information and Inventions.  No current ante4 employee, consultant, or advisory board member is a party to either any non-disclosure agreement or an alternative employment agreement with ante4 containing comparable non-disclosure provisions.

4.20                           Tax-Free Reorganization.  Neither ante4 nor, to ante4’s knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.21                           Full Disclosure.  The representations and warranties of each of ante4 and PAC contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which ante4 or PAC has knowledge that has not been disclosed to Plains Energy in the ante4 SEC Filings or pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on ante4 or PAC, or materially adversely affect the ability of ante4 or PAC to consummate in a timely manner the transactions contemplated hereby.

4.22                         Trading Matters.  At the date hereof (i) the ante4 Common Stock is traded and quoted in the over-the-counter bulletin board market (the “OTCBB”), (ii) ante4 has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC, (iii) ante4 has not taken, and shall not have taken, any action that would preclude, or otherwise jeopardize, the inclusion of the ante4 Common Stock for quotation on the OTCBB and (iv) ante4 does not have any reasonable basis to believe that the ante4 Common Stock is the subject of delisting (or hearings or any similar process related thereto).

4.23                         Shell Company Status.  At the date hereof and as of the Effective Time, ante4 is not a “shell company” as such term is defined in Section 12b-2 of the Exchange Act.

4.24                         Prepaid Assets.  Schedule 4.24 hereof lists all prepaid assets of ante4 as of the Effective Date.

4.25                           Information Statement.  ante4 furnished all material information concerning ante4 and ante5, respectively, as could be reasonably necessary or requested in connection with the Information Statement.  None of the information supplied by ante4 for inclusion or incorporation by reference in the Information Statement, at the time the Information Statement was first published, sent or given to holders of the Plains Energy Stock, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

30

4.26                           Private Placement. ante4 has taken all necessary action on its part such that the issuance of the Merger Consideration to Plains Energy stockholders and warrant holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.

4.27                           Spin-Off.  ante4 has (i) transferred all of ante4’s assets other than the Cash at Closing and the ARS to ante5; and (ii) caused ante5 to assume all of ante4’s liabilities other than (a) ante4’s obligation to pay the Feltl Fee and Expenses; (b) all of ante4’s obligations under its lease for office space at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California; (c) any obligations arising under the Indemnification Agreements by and between ante4 and Ray Moberg, Joseph Carson, Jr., Michael Beindorff and Mimi Rogers, all of whom resigned as members of the Board as of the Effective Date; and (d) any repayment or other obligations related to the line of credit with UBS Financial Services in connection with the ARS.

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS

5.1                                 Governmental Filings.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement.

5.2                                 Expenses.  Except for the Feltl Fees and Expenses, which will be paid by the Surviving Company on the Closing Date or as soon as is practicable thereafter, or as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3                                 Tax Treatment.  The Surviving Company shall not knowingly take any action which could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.4                                 Press Releases.  Plains Energy and ante4 shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the other transactions contemplated hereby; provided, however, that nothing contained herein shall

31

prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.5                                 Registration Rights with Respect to ante4 Common Stock.

(a)                                    On or prior to the fifth (5th) business day following the Closing Date, ante4 shall use commercially reasonable efforts to prepare and file with the SEC a registration statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the “Initial Registration Statement”); provided, however, that if the 5th business day following the Closing Date falls on a day that the SEC is closed for business, such deadline shall be extended to the next business day on which the SEC is open for business.  The Initial Registration Statement shall be on Form S-1.  Notwithstanding the registration obligations set forth in this Section 5.5, in the event the SEC informs ante4 that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof; (ii) permit one (1) counsel of such Holders (to be chosen by a majority of the Holders, and at all such Holders expense) to review and participate in discussions regarding ante4’s response to the SEC regarding the application of 415 to the Initial Registration Statement, (iii) use its best efforts to file amendments to the Initial Registration Statement as required by the SEC and/or (iv) if required by the SEC, withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC on Form S-1 or such other form available to register for resale the Registrable Securities.  In the event ante4 amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, ante4 will use its best efforts to file with the SEC, as promptly as allowed by the SEC or staff guidance provided to ante4 or to registrants of securities in general, one or more registration statements on Form S-1 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement.

(b)                                   ante4 shall use its best efforts to cause each registration statement to be declared effective by the SEC as soon as practicable and shall use its best efforts to keep each registration statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the Holders, (ii) the date that all Registrable Securities covered by such registration statement may be sold without restriction pursuant to Rule 144 of the Securities Act, as determined by counsel to the Surviving Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, or (iii) the date that is one (1) year from the Closing Date.  ante4 shall ensure that each registration statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.  Each registration statement shall also cover, to the extent allowable under the Securities Act and the rules promulgated thereunder

32

(including Rule 416), such indeterminate number of additional shares of ante4’s common stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Notwithstanding any other provision of this Section 5.5, ante4 may at any time, abandon or delay any registration commenced ante4 if the Board determines in good faith that such abandoning or delay is reasonably necessary to comply with the requirements of the SEC.  In the event of such an abandonment, the ante4 shall not be required to continue registration of shares requested by the Holder for inclusion, the Holder shall retain the right to request inclusion of shares as set forth above and the withdrawn registration shall not be deemed to be a registration request for the purposes of Section 5.5(c) below.

(c)                                  Each Holder shall have the right to request inclusion of any of its Registrable Securities in a registration statement as described in this Section 5.5, but shall only be able to make one such request.  Notwithstanding anything to the contrary contained in this Section 5.5, all registration rights hereunder shall expire on the one (1) year anniversary of the Closing Date.

(d)                                 It shall be a condition precedent to the obligation of ante4 to take any action pursuant to this Section 5.5 with respect to the Registrable Securities of any Holder that such Holder shall furnish to the ante4 such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be reasonably required by ante4 to effect the registration of such Holder’s Registrable Securities.

5.6                                   Securities Law Filings.  Promptly upon the execution of this Agreement, the parties hereto shall cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K and information required by Rule 14f-1 under the Exchange Act.

5.7                                   Spin-Off.  As soon as is practicable after the Closing, the Surviving Company will file a Form 10 with the SEC with respect to the registration of ante5’s shares of common stock under the Exchange Act (the “Form 10”), which Form 10 will be part of an information statement to be provided to the Surviving Company’s stockholders describing the Spin-Off (the “Spin-Off Information Statement”), and will file such Spin-Off Information Statement with the SEC.  Pursuant to information contained in the Information Statement, the holders of Plains Energy Stock have been made aware of, and have agreed that, among other things, (i) they will only be entitled to receive ante5 shares in the Spin-Off if the Spin-Off has not been approved by the SEC and finalized within fifty-nine (59) days of the Closing Date; (ii) they will not sell, transfer or otherwise dispose of such ante5 shares, if received, for a period of three (3) months after receipt of such shares; (ii) that the certificates representing shares of ante5 will contain a legend reflecting the restrictions on transfer of such shares; (iii) ante5 shall have the right, exercisable at any time prior to the sale of such ante5 shares pursuant to a “broker’s transaction” within the meaning of Section 4(4) of the Securities Act and Rule 144 promulgated thereunder, to purchase all such securities from the holder at a price per share of $0.001, payable in cash; and (iv) after notice in writing from ante5 that it is exercising its repurchase rights, and receipt of payment by the holder for such ante5 shares, the holder has agreed and acknowledged that such ante5 shares will be subject to cancellation at the option of ante5, and holder will have no further rights in connection therewith.  The parties hereby agree to use their best efforts to effectuate each of the foregoing actions in connection with the Spin-Off as soon as possible following the Closing.  The parties agree and acknowledge that (a) ante5 will be responsible for any fees and

33

expenses incurred by ante4 in connection with the Spin-Off after the Effective Date; (b) the Surviving Company will transfer to ante5 the amount paid by UBS Financial Services for the ARS as soon as is practical after the Surviving Company’s receipt of payment therefore; and (c) the stockholders of record of ante4 immediately prior to the Effective Date are third-party beneficiaries of the obligations of ante4 to effectuate the Spin-Off as described herein.

ARTICLE 6

DELIVERIES AT CLOSING

6.1                                 Closing Deliveries of Plains Energy.  At Closing, Plains Energy will deliver the following to ante4 and PAC:

(a)                                Secretary’s Certificate. Plains Energy shall have furnished to ante4 (i) copies of the text of the resolutions by which the corporate action on the part of Plains Energy necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of Plains Energy by its corporate secretary or one of its assistant corporate secretaries certifying to ante4 that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Effective Date executed on behalf of Plains Energy by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Plains Energy executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Plains Energy, and (iv) a copy of the certificate of incorporation of Plains Energy, certified by the Secretary of State of the State of Nevada, and a certificate from the Secretary of State of the State of Nevada evidencing the good standing of Plains Energy in such jurisdiction.

(b)                               Audited Financials Statements.  Plains Energy shall have delivered to ante4 the Plains Energy Financial Statements.

(c)                                Lockups.  Each of James Russell (J.R.) Reger and Mitch Thompson will have entered into lockup agreements with ante4 pursuant to which each of them will agree not to sell any equity securities of ante4 owned or controlled by them for a period of one (1) year from the Closing Date.

(d)                               Restricted Stock Agreements.  Each of James Russell (J.R.) Reger and Mitchell Thompson will have entered into Restricted Stock Agreements.

(e)                                Business Plan.  Plains Energy shall have delivered to ante4, and ante4 will have reviewed and approved (such approval not to be unreasonably withheld), a written business or operating plan regarding the business of the Surviving Company.

(f)                                  Fairness Opinion.  The Board will have received a fairness opinion from FIG Partners, LLC opining as to the fairness of the transactions contemplated by this Agreement to ante4’s stockholders from a financial point of view.

34

(g)                               Federal Tax Opinion.  ante4 shall have received a tax opinion from Fredrikson & Byron P.A., counsel to Plains Energy, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i)                                     The Merger qualifies as a reorganization under Section 368(a) of the Code. Plains Energy, PAC and ante4 will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(ii)                                  No gain or loss will be recognized by the stockholders of Plains Energy upon the receipt by its stockholders of the Merger Consideration pursuant to Section 354(a)(1) of the Code.

(i)                                     Payment of ante4 Liabilities.  ante4 will have satisfied all of ante4’s payment obligations identified on Schedule 4.11.

6.2                                 Closing Deliveries of ante4.  At Closing, ante4 will deliver to Plains Energy the following:

(a)                                  Secretary’s Certificate. ante4 shall have furnished to Plains Energy (i) copies of the text of the resolutions by which the corporate action on the part of each of ante4 and PAC necessary to approve this Agreement and the Certificate of Merger, the election of the directors of the Surviving Company to serve following the Effective Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of each of ante4 and PAC, in each case, dated as of the Effective Date certifying to Plains Energy that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Effective Date executed on behalf of each of ante4 and PAC by their respective corporate secretary or one of their respective assistant corporate secretaries certifying the signature and office of each officer of ante4 and PAC, as the case may be, executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the certificate of incorporation of each of ante4 and PAC, certified by the Secretary of State of the State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of each of ante4 and PAC in such jurisdiction.

(b)                                 Legal Opinions.  Plains Energy shall have received a legal opinion from Maslon Edelman Borman & Brand, LLP, counsel to ante4, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that (i) the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act, and (ii) ante4 is not, and immediately prior to the Effective Time and as of the Effective Time will not be, a “shell company” as defined in Section 12b-2 of the Exchange Act.

(c)                                  Resignations and Terminations.  Effective as of the Effective Time, ante4’s officers and employees will have been terminated in writing by ante4 immediately prior to the Effective Time, and the four (4) members of the Board other than Steve Lipscomb, Bradley Berman and Lyle Berman shall have delivered their resignations from the Board.

35

(d)                                 Employment Agreements.  James Russell (J.R.) Reger and Mitch Thompson will have each entered into employment agreements with ante4 to serve as its Chief Executive Officer and Chief Financial Officer, respectively.  The form of Mr. Reger’s employment agreement is attached hereto as Exhibit D, and the form of Mr. Thompson’s employment agreement is attached hereto as Exhibit E.

(e)                                  Lockups.  Each of Lyle Berman, Bradley Berman and Steven Lipscomb will have entered into lockup agreements with ante4 pursuant to which each of them will agree not so sell any equity securities of ante4 owned or controlled by them for a period of one (1) year from the Closing Date.

(f)                                    Cash at Closing.  At the Closing, ante4 will have available the Cash at Closing.

(g)                                 Permitted Liabilities.  At the Closing, ante4 will have no Liabilities of any nature other than the Permitted Liabilities listed on Schedule 4.4.

(h)                                 Indemnification.  As of the Effective Date, ante5 has agreed to indemnify and hold harmless the Surviving Corporation against all losses sustained by it in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of ante4 prior to the Effective Time, for a period of two (2) years after the Closing Date and in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, as further set forth in Section 6.01 of the Distribution Agreement entered into between ante4 and ante5 in connection with the Spin-Off, which is attached hereto as Exhibit F.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, fax, overnight delivery service, or registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Plains Energy:	Plains Energy Investments, Inc.
2812 1st Avenue N., Suite 506
Billings, Montana 59101
Facsimile: (406) 245-4914
Attn: Mitchell Thompson

With copies to:	Fredrikson & Byron P.A.
200 South Sixth Street
Suite 4000
Minneapolis, Minnesota 55402
Facsimile: 612-492-7077
Attn: Thomas F. Steichen

36

If to ante4	ante4, Inc.
or PAC:	5700 Wilshire Boulevard
Suite 625
Los Angeles, California 90036
Via email or PDF: slipscomb@ante4.com
Attn: Steven Lipscomb

With copies to:	Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Facsimile: 612-642-8388
Attn.: David J. Polgreen

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

7.2                                 No Survival.  The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement will terminate at the Effective Time.  The covenants or agreements contained in Article 2 and any other covenants or agreements contained in this Agreement requiring performance or compliance after the Effective Time shall survive the Effective Time indefinitely.

7.3                                 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections, Articles, Exhibits or Schedules refer to Sections of, Articles of, Exhibit to, or Schedule to, this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

7.4                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

7.5                                 Amendment.  Except as otherwise required by applicable law after the stockholders of Plains Energy approve this Agreement, the Merger and the other transactions contemplated hereby, this Agreement may be amended or modified by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

37

7.6                                 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of the other parties hereto or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall be valid only if made in writing and duly executed by the party giving such extension or waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.7                                 Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

7.8                                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

7.9                                 Third-Party Beneficiaries.  This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto; provided, however, that (i) Holders of Registrable Securities shall be third-party beneficiaries of, and have the right to enforce the provisions of, Section 5.5 hereof; and (ii) stockholders of record of ante4 immediately prior to the Effective Date shall be third-party beneficiaries of, and have the right to enforce the provisions of Section 5.7 hereof.

7.10                           Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Minnesota (except to the extent the DGCL or NRS apply), without regard to the conflicts of law rules of such state.

7.11                           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Minnesota, Hennepin County, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1.  Nothing in this Section 7.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

[Remainder of Page Left Intentionally Blank — Signature Page to Follow]

38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

PLAINS ENERGY INVESTMENTS, INC.

By:	/s/ J.R. Reger
Name:	J.R. Reger
Title:	Chief Executive Officer

ANTE4, INC.

By:	/s/ Steve Lipscomb
Name:	Steve Lipscomb
Title:	President, Chief Executive Officer and Secretary

PLAINS ENERGY ACQUISITION CORP.

By:	/s/ Steve Lipscomb
Name:	Steve Lipscomb
Title:	Chief Executive Officer and Secretary

i

Exhibit A

CERTIFICATE OF MERGER

MERGING

PLAINS ENERGY ACQUISITION CORP.,

A DELAWARE CORPORATION

WITH AND INTO

PLAINS ENERGY INVESTMENTS, INC.,

A NEVADA CORPORATION

Pursuant to Section 252 of the General Corporation Law of the State of Delaware

Plains Energy Investments, Inc., a Nevada corporation (“Plains Energy Investments”), does hereby certify as follows:

FIRST:                                                           The name and state of incorporation of each of the constituent corporations is as follows:

Name	State of Incorporation
Plains Energy Investments, Inc.	Nevada
Plains Energy Acquisition Corp.	Delaware

SECOND:                                            An Agreement and Plan of Merger adopted as of April 16, 2010 (the “Merger Agreement”), by and between Plains Energy Acquisition Corp., a Delaware corporation (“Plains Energy Acquisition”) and Plains Energy Investments, setting forth the terms and conditions of the merger of Plains Energy Acquisition with and into Plains Energy Investments (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

THIRD:                                                       Plains Energy Investments, Inc. is the surviving corporation in the Merger (the “Surviving Corporation”).

FOURTH:                                           The Merger shall be effective upon filing this Certificate of Merger with the Delaware Secretary of State.

FIFTH:                                                          The Articles of Incorporation of Plains Energy Investments, as in effect immediately prior to the effective time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation.

SIXTH:                                                        The Board of Directors of Plains Energy Investments shall be the Board of Directors of the Surviving Corporation as of the effective date of the Merger.

SEVENTH:                                      The officers of Plains Energy Investments shall be the officers of the Surviving Corporation as of the effective date of the Merger.

EIGHTH:                                                An executed copy of the Merger Agreement is on file at the principal office of the Surviving Corporation, the address of which is 2812 1st Avenue N., Suite 506, Billings, Montana.

NINTH:                                                      A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

TENTH:                                                    The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Plains Energy Acquisition, as well as for enforcement of any obligation of Plains Energy Investments arising from the Merger, and the Surviving Corporation irrevocably appoints the Secretary of State of the State of Delaware as its agent in the State of Delaware to accept service of process in any such suit or other proceeding.  In the event of such service upon the Secretary of State of the State of Delaware, such service shall be mailed to an office of the Surviving Corporation located at 2812 1st Avenue N., Suite 506, Billings, Montana.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of April 16, 2010.

PLAINS ENERGY INVESTMENTS, INC.,
A NEVADA CORPORATION

By:
Authorized Person

Name: James Russell Reger

Exhibit B

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

ANTE4, INC.

shares of Common Stock	April 16, 2010

ante4, Inc., a Delaware corporation (the “Company”), hereby agrees that, for value received,                                                (the “Holder”) or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time on or prior to December 1, 2019 (the “Expiration Date”), up to                                                      (                ) shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at an exercise  price of $0.98 per share.

1.                                       Exercise of Warrant.

(a)                                  Vesting.  The Holder shall have no right to exercise this Warrant to purchase the Shares until this Warrant vests as provided herein.  The rights represented by this Warrant shall vest and become exercisable in a single lump sum on the earliest to occur of the following events:

(i)                                     at the open of business on December 31, 2011;

(ii)                                  immediately upon the occurrence of any event constituting a Change in Control (as defined below); or

(iii)                               immediately in the event Holder’s employment with the Company and Plains Energy Investments, Inc., a Nevada corporation (“Plains Energy”) is terminated for any reason other than “For Cause” (as specified in Section 1(b) below).

Any of the following shall constitute a “Change in Control” for the purposes hereof:

(iv)                              The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction; or

(v)                                 The Company’s shareholders approve a complete liquidation or dissolution of the Company.

(b)                             Termination of Warrant “For Cause”. This Warrant shall automatically terminate and the Holder shall forfeit any and all unexercised rights hereunder in the event that the Holder’s employment with the Company and Plains Energy is terminated for any of the following reasons (each of which reasons shall be considered “For Cause”):

(i)                                     an intentional act of fraud, embezzlement, theft or any other material violation of law;

(ii)                                  grossly negligent or intentional damage to the Company’s or Plains Energy’s reputation or assets;

(iii)                               grossly negligent or intentional disclosure of Confidential Information and Materials set forth in the Holder’s Employment Agreement with the Company and Plains Energy;

(iv)                              the willful and continued failure to substantially perform required duties for the Company or Plains Energy (other than as a result of incapacity due to physical or mental illness); or

(v)                                 a material breach of the Holder’s Employment Agreement with the Company and Plains Energy that is not cured within 14 days of receiving notice from the Company or Plains Energy of such breach.

(c)                                  Exercise Procedures.  The party exercising this Warrant shall deliver a completed notice of any exercise (in the form attached hereto) to the Company at its principal office at least three business (3) days prior to the intended date of exercise.  Such notice shall be accompanied by the surrender of this Warrant and payment to the Company of the purchase price for the Shares.  Certificates for the Shares so purchased, bearing the restrictive legend shall be delivered to the address requested by the Holder within three (3) business days after the rights represented by this Warrant have been so exercised, and, unless this Warrant has expired, a new warrant representing the number of Shares, if any, with respect to which this Warrant has not been exercised shall also be delivered to the Holder within such time.  No fractional shares shall be issued upon the exercise of this Warrant.

(d)                                 The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be duly authorized and issued, fully paid and non-assessable shares of Common Stock.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purposes of issue or transfer upon exercise of the rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  The Company may require that such certificate or certificates contain on the face thereof a legend indicating that such shares must be sold under appropriate federal and state laws.

2.                                       Adjustment of Purchase Price, Reorganization, etc.  In the event the Company shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, or declare a stock dividend, the exercise price and number of Shares into which this Warrant may convert in effect immediately prior to the subdivision, combination or dividend shall be adjusted to maintain the pro rata amounts for this Warrant.  In the event of any capital reorganization or any reclassification of the shares of Common Stock of the Company, or in the case of any consolidation with or merger of the Company into or with another corporation, or the sale of all or a majority of its assets to another corporation effected in such a manner that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Holder of the warrant shall have the right thereafter to receive, upon the exercise hereof, the kind and amount of stock, securities or assets which the Holder would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger or sale, the Holder had held the number of Shares which were purchasable upon the exercise of the warrant.  In any such event, an appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder of the warrant, such that the provisions set forth herein (including provisions with respect to adjustments of the exercise price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the warrant.

3.                                       Right to Call and Redeem.  If (a) the average closing bid price of the Company’s Common Stock on NASDAQ (or other national market, exchange or listing service) is above $2.00 per share (as appropriately adjusted for stock splits, stock dividends, stock combinations or the like) for a period of thirty (30) consecutive trading days, (b) there is an effective registration statement for the resale of Common Stock underlying the Warrants on the date the Warrants are called, and (c) the Holder is not subject to a lockup agreement with the Company on the date the Warrants are called, then the Company shall have the right, at any time upon thirty (30) days’ prior written notice, to call and redeem all or any portion of this Warrant (in any such case, the “Call Right”).  The Company shall exercise the Call Right by delivering written notice to the Holder, indicating the Company’s exercise of the Call Right described herein and the date such redemption shall take place absent a valid exercise of the Warrant (the “Redemption Date”).  Upon the Company’s exercise of the Call Right, the purchase price for such redemption shall equal one-tenth of One Cent ($0.001) per share issuable hereunder and redeemed pursuant to the Call Right.  Notwithstanding the foregoing, the Holder shall be entitled to exercise all or any portion of the Warrant, pursuant to the terms set forth in this Warrant, prior to the Redemption Date.

4.                                       Transferability.  This Warrant and all rights hereunder are non-transferable without the Company’s the express written consent.

5.                                       Voting.  This Warrant shall not entitle the Holder hereof through the use of this Warrant to any voting rights or other rights as a shareholder of the Company.

6.                                       Reservation of Common Stock.  A number of shares of Common Stock sufficient to provide for the exercise of this Warrant upon the basis herein set forth shall at all times be reserved for the exercise thereof.

7.                                       Relationship to Previous Warrant.  This Warrant is issued in connection with that certain merger transaction by and among the Company, Plains Energy, and Plains Energy Acquisition Corp.  This Warrant supersedes and replaces that certain warrant issued to the Holder by Plains Energy dated January 25, 2010 (the “Original Warrant”), in its entirety, and the Holder hereby waives any and all rights set forth in the Original Warrant and any other warrants issued by Plains Energy.  Holder agrees and acknowledges that the Merger was not a Change in Control for purposes of the vesting of the Original Warrant.

8.                                       Miscellaneous.  The Company will not by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale, or by any other voluntary act or deed, avoid or seek to avoid the observance or performance of any of the conditions to be observed or performed hereunder by the Company, but will at all times in good faith assist, insofar as it is able, in the carrying out of all provisions hereof and in the taking of all other action which may be necessary in order to protect the rights of the Holder hereof.

The representations, warranties and agreements herein contained shall survive the exercise of this Warrant.  All Shares of Common Stock or other securities issued upon the exercise of the warrant shall be validly issued, fully paid and non-assessable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant has been duly executed by the undersigned, as of the date first set forth above.

ante4, Inc.

By: Steven Lipscomb
Its: President, Chief Executive Officer, and Secretary

SIGNATURE PAGE TO

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF ANTE4, INC.

ISSUED TO

NOTICE OF

WARRANT EXERCISE

(To be signed upon exercise of warrant)

The undersigned, the holder of the foregoing warrant, hereby irrevocably elects to exercise the purchase right represented by such warrant for, and to purchase thereunder                                      shares of common stock of ante4, Inc., to which such warrant relates and herewith makes payment of $                       therefore in cash or by certified check and requests that the certificate for such share be issued in the name of, and be delivered to                                 , whose address is set forth below the signature of the undersigned.

Dated: , 20

(Signature)

(Print Name)

(Address)

Social Security or Tax Identification No.

Accepted this          day of                           , 20      .

ante4, Inc.

By
Its

Exhibit C

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) has been made as of April       , 2010 (the “Date of Award”), by and between ante4, Inc. (the “Company”), and                          (the “Grantee”).

RECITALS

A.                                   Grantee was a party to that certain Restricted Stock Award Agreement with Plains Energy Investments, Inc. (“Plains Energy”), dated as of December 31, 2009 (the “Original Agreement”).

B.                                     On April       , 2010, Plains Energy engaged in a merger transaction with the Company and a subsidiary of the Company, pursuant to which Plains Energy became a wholly owned subsidiary of the Company (the “Merger”).

C.                                     As part of the Merger, the Original Agreement was terminated and replaced with this Agreement, pursuant to which Grantee will receive restricted common stock of the Company, par value $0.001 per share (“Common Stock”) that are subject to the terms and conditions hereof.

RESTRICTED STOCK AWARD

The Company has made this Agreement effective as of the Date of Award first indicated above, and concurrently has issued the shares of Common Stock upon the following terms and conditions:

1.                                      Number of Shares

The number of shares of Common Stock issued or transferred under this Agreement is               .

2.                                      Rights of Grantee as Shareholder

Subject to the limitations on the shares of Common Stock issued pursuant to this Agreement during the Period of Restriction, the Grantee, as the owner of record of the shares of Common Stock issued hereunder, is entitled to all the rights of a shareholder of the Company, including the right to vote, the right to receive cash or stock dividends, and the right to receive shares in any recapitalization of the Company.  If the Grantee receives any additional shares of Common Stock by reason of being the holder of the shares of Common Stock issued or transferred hereunder, all the additional shares so issued shall be subject to the provisions of this Agreement.

3.                                      Period of Restriction

The restriction period under this Agreement shall commence on the Date of Award and expire upon the earliest of the following events (the “Period of Restriction”):

a.                                       at the open of business on December 31, 2011;

b.                                      immediately upon the occurrence of any event constituting a Change in Control (as defined below); or

c.                                       immediately in the event Grantee’s employment with the Company and Plains Energy is terminated for any reason other than “For Cause” (as specified in Section 5 below).

Any of the following shall constitute a “Change in Control” for the purposes hereof:

a.                                       The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction; or

b.                                      The Company’s shareholders approve a complete liquidation or dissolution of the Company.

4.                                      Conditions during Period of Restriction

During the Period of Restriction the Grantee cannot, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of the nonvested shares of Common Stock issued or transferred pursuant to this Agreement.  Any attempted sale, assignment, transfer, pledge, or other disposition of the nonvested shares of Common Stock issued or transferred pursuant to this Agreement in violation of this Section 4, whether voluntary or involuntary, shall be ineffective and the Company shall not be required to transfer the nonvested shares.

5.                                      Consequences of Failure to Satisfy Conditions

If Grantee’s employment with the Company and Plains Energy is terminated “For Cause” (as defined below) before the conditions of Section 3 are satisfied; (i) the Grantee will forfeit the nonvested shares of Common Stock issued or transferred pursuant to this Agreement; (ii) the Grantee will assign and transfer the certificates evidencing ownership of such nonvested shares to the Company (or the Company may unilaterally terminate cancel such certificates if not returned), (iii) all interest of the Grantee in such nonvested shares shall terminate, and (iv) the Grantee shall cease to be a shareholder with respect to such nonvested shares.

Each of the following shall be grounds for terminating Grantee’s employment “For Cause”:

a.                                       an intentional act of fraud, embezzlement, theft or any other material violation of law;

b.                                      grossly negligent or intentional damage to the Company’s or Plains Energy’s reputation or assets;

c.                                       grossly negligent or intentional disclosure of Confidential Information and Materials set forth in the Grantee’s Employment Agreement with the Company and Plains Energy;

d.                                      the willful and continued failure to substantially perform required duties for the Company or Plains Energy (other than as a result of incapacity due to physical or mental illness); or

e.                                       a material breach of the Grantee’s Employment Agreement with the Company and Plains Energy that is not cured within 14 days of receiving notice from the Company or Plains Energy of such breach.

6.                                      Lapse of Restrictions

At the end of the Period of Restriction, if the conditions specified in Section 3 have been satisfied during the Period of Restriction, all restrictions on the Common Stock shall terminate, and the Grantee shall be entitled to receive the certificates representing the shares of Common Stock without the legend described in Section 7 hereof, provided that if the Grantee has attempted to violate the conditions specified in Section 4, the Company shall have no obligation to deliver unlegended certificates to anyone other than the Grantee.  However, in the event of an attempted violation of the conditions specified in Section 4, the Company shall be entitled to withhold delivery of any of the certificates if, and for so long as, in the judgment of the Company’s legal counsel, the Company would incur a risk of liability to any party whom such shares were purported to be sold, transferred, pledged, or otherwise disposed.

7.                                      Legend on Certificates

In the event a stock certificate is issued to evidence ownership of shares of Common Stock issued or transferred pursuant to this Agreement, each certificate so issued during the Period of Restriction shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntarily or involuntarily, and a provision requiring surrender of these shares to the Corporation without any payment in the event of termination of the employment of the registered owner under certain circumstances, all as more particularly set forth in a Restricted Stock Award Agreement, a copy of which is on file with the Corporation.

In any event, the Company or its transfer agent shall hold the shares of Common Stock issued or transferred pursuant to this Agreement in escrow during the Period of Restriction.

8.                                      Specific Performance of the Grantee’s Covenants

By accepting this Agreement and the issuance and delivery of the shares of Common Stock pursuant to this Agreement, the Grantee acknowledges that the Company does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

9.                                      Employment with the Company

Nothing in this Agreement shall confer upon the Grantee the right to continued employment with the Company or Plains Energy.

10.                               Section 83(b) Election

If the Grantee makes an election pursuant to § 83(b) of the Internal Revenue Code, the Grantee shall promptly file a copy of such election with the Company.

11.                               Withholding Tax

Grantee hereby acknowledges that Grantee is solely liable for any and all federal, state and local taxes owed by Grantee as a result of the Company’s issuance and any vesting of the Common Stock issued pursuant to this Agreement.  Before a certificate for shares of Common Stock is issued or delivered pursuant to this Agreement or if the Grantee makes the election permitted by § 83(b) of the Internal Revenue Code the Company may, by notice to the Grantee, require that the Grantee pay to the Company the amount of federal, state, or local taxes, if any, required by law to be withheld.

12.                               Relationship to Original Agreement

This Agreement supersedes and replaces the Original Agreement in its entirety, and Grantee hereby waives any and all rights set forth in the Original Agreement.  Grantee agrees and acknowledges that the Merger was not a Change in Control for purposes of the vesting of Common Stock issued in the Original Agreement.

13.                               Notices

Any notice to be given by the Grantee under this Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Secretary of the Company at its principal place of business, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by the Company to the Grantee under this Agreement shall be in writing and shall be deemed to have been given if mailed or delivered to the Grantee at the address listed in the records of the Company or at such address as specified in writing to the Company by the Grantee.

14.                               Waiver

The waiver by the Company of any provision of this Agreement shall not operate as, or be construed to be, a wavier of the same or any other provision of this Agreement at any subsequent time for any other purpose.

15.                               Termination or Modification of Restricted Stock Award

The Common Stock issued hereunder shall be irrevocable except that the Company shall have the right to revoke this Agreement at any time during the Period of Restriction if it is contrary to law or modify this Agreement to bring it into compliance with any valid and mandatory law or government regulation.  In the event of revocation of this Agreement pursuant to the foregoing, the Company may give notice to the Grantee that the nonvested shares of Common Stock are to be assigned, transferred, and delivered to the Company as though the Grantee’s employment with the Company terminated on the date of the notice.

16.                               Section Headings

The section headings in this Agreement are for convenience of reference only and shall not be deemed as part of, or germane to, the interpretation or construction of this Agreement.

17.                               Determination by Board of Directors

Determinations by the Company’s Board of Directors shall be final and conclusive with respect to the interpretation of this Agreement.

18.                               Governing Law

The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in, to be effective as of the Date of Award.

ante4, Inc.

By:
Name:
Title:

ACCEPTANCE OF RESTRICTED STOCK AWARD

The undersigned Grantee accepts this Agreement and the                     shares of Common Stock issued or transferred under this Agreement and agrees to be bound by the provisions of this Agreement, including but not limited to the agreements and covenants of the Grantee expressed in Section 4.

Dated as of the Date of Award set forth in the Agreement.

Exhibit D

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 16th day of April, 2010 (the “Effective Date”) by and between James Russell Reger, a resident of the State of Montana (“Employee”), ante4, Inc., a Delaware corporation having its principal office at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California 90036 (“ante4”), and Plains Energy Investments, Inc., a Nevada corporation having its principal office at 2818 1st Avenue North, Suite 506, Billings, Montana 59101 (“Plains Energy,” and collectively with ante4, the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in Billings, Montana, focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States;

WHEREAS, Plains Energy and Employee entered into that certain Employment Agreement effective December 31, 2009, which was amended and restated effective March 18, 2010 (as amended and restated, the “Original Agreement”);

WHEREAS, on April 16, 2010, Plains Energy engaged in a merger transaction with ante4 and a subsidiary of ante4, pursuant to which Plans Energy became a wholly owned subsidiary of ante4 (the “Merger”);

WHEREAS, ante4 desires to employ, and Plains Energy desires to continue to employ, Employee, and Employee desires to be employed by ante4 and Plains Energy, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

Employment.

1.1                                 Term.  Effective as of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until the opening of business on December 31, 2011 (the “Term”), unless sooner terminated pursuant hereto.

1.2                                 Services.  The Company hereby agrees to employ Employee in the role of the Company’s Chief Executive Officer, and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Chief Executive Officer on a full-time basis, which shall include duties and responsibilities as the Company’s Board of Directors may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Executive Officer of the Company (the “Services”).  Employee shall use his best efforts to make himself available to render such Services on a full-time basis to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s Chief Executive Officer.  Employee shall have the authority to bind the Company to any contract, agreement or other arrangement, whether oral or written, or make any representation or deliver any instructions on behalf of the Company.  Employee agrees that he shall not be employed by or provide consulting services to any other person or entity without the prior written consent of the Company.

At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all.

Compensation/Issuance of Shares of Common Stock and Warrants.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the term of this Agreement:

3.1                                 Annual Salary.  Employee shall not be entitled to receive any cash compensation from the Company.

3.2                                 Bonus Compensation.  Employee shall be eligible to receive such bonuses as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors from time-to-time; provided, however, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

3.3                                 Initial Stock Grant.  Under the Original Agreement, Plains Energy issued to Employee an aggregate of six hundred thousand (600,000) shares (the “Plains Energy Shares”) of Plains Energy’s common stock, par value one-tenth of one cent ($0.001) per share (“Plains Energy Common Stock”), of which one hundred fifty thousand (150,000) vested immediately and the remaining four hundred fifty thousand (450,000) restricted shares (such 450,000 shares are referred to as the “Plains Energy Restricted Shares”) were to vest pursuant to the provisions of Sections 3.5 below, and all of the Plains Energy Shares were subject to the provisions of Section 3.6 below.  In connection with the Merger, each one of the Plains Energy Shares was exchanged into 0.86836131 of one (1) share of ante4 common stock, par value one-tenth of one cent ($0.001) per share (“ante4 Common Stock”), rounded up to the nearest whole share, for an aggregate of five hundred twenty-one thousand seventeen (521,017) shares of ante4 Common Stock (the “ante4 Shares”), of which one hundred thirty thousand two hundred fifty-four (130,254) vested immediately upon consummation of the Merger and the remaining three hundred ninety thousand seven hundred sixty-three (390,763) (such 390,763 shares are referred to as the “ante4 Restricted Shares”) shall vest pursuant to the provisions of Section 3.5 below.  All of the ante4 Shares shall be subject to the provisions of Section 3.6 below.

3.4                                 Initial Warrant Grant.  Under the Original Agreement, Plains Energy also issued to Employee a five-year warrant (the “Plains Energy Warrant”) to purchase an aggregate of one million five hundred thousand (1,500,000) shares of Plains Energy

Common Stock (the “Plains Energy Warrant Shares”), at an exercise price of $0.85 per share, which warrant was to vest and be exercisable in accordance with the provisions of Sections 3.5 and 3.6 below.  In connection with the Merger, the Plains Energy Warrant was exchanged into warrants to purchase 0.86836131 of one (1) share of ante4 Common Stock for each share of Plains Energy Common Stock represented by the Plains Energy Warrant, with each fractional warrant share rounded up to the nearest whole share, for an aggregate of one million three hundred two thousand five hundred forty-two (1,302,542) shares of ante4 Common Stock (the “ante4 Warrant Shares”), exercisable at $0.98 per share (the “ante4 Warrant”).  The ante4 Warrant shall vest and be exercisable in accordance with the provisions of Sections 3.5 and 3.6 below.

3.5                                 Vesting of Shares and Warrant.  The ante4 Restricted Shares and the ante4 Warrant shall be subject to the following terms and conditions:

(i)                                     Until vested pursuant to the provisions of Section 3.5(ii) below, the ante4 Restricted Shares, the ante4 Warrant or the ante4 Warrant Shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law or otherwise;

(ii)                                  All of the ante4 Restricted Shares shall vest in a single lump sum and become fully-paid and non-assessable shares of ante4 Common Stock and the ante4 Warrant shall vest and be fully-exercisable in a single lump sum upon the earliest to occur of the following events:

(a)                                  at the open of business on December 31, 2011;

(b)                                 immediately upon the occurrence of any event constituting a Change in Control (as defined in Section 3.5(iv) below); or

(c)                                  immediately in the event Employee’s employment with the Company is terminated for any reason other than one of the following;

(1)                                  an intentional act of fraud, embezzlement, theft or any other material violation of law:

(2)                                  grossly negligent or intentional damage to the Company’s reputation or assets;

(3)                                  grossly negligent or intentional disclosure of Confidential Information and Materials (as defined below) contrary to Employee’s obligations set forth in Section 5 below;

(4)                                  the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(5)                                  a material breach of this Agreement that is not cured within 14 days of receiving notice from the Company of such breach.

(iii)                               The Company may cancel the ante4 Restricted Shares and the ante4 Warrant in the event Employee voluntarily terminates this Agreement consistent with Section 2 or the Company terminates Employee’s employment for any reason identified in Section 3.5(ii)(c) above; and

(iv)                              Any of the following shall constitute a “change in control” for the purposes hereof:

(a)                                  The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(b)                                 The Company’s shareholders approve a complete liquidation or dissolution of the Company.

3.6                                 Acknowledgement.  Employee hereby acknowledges and agrees that the ante4 Shares shall be subject to the following provisions:

(i)                                     The ante4 Shares and ante4 Warrant Shares will be issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, will not be registered for resale with the United States Securities and Exchange Commission (the “SEC”) or any state securities commission and, as such, will constitute “restricted securities” as defined in the Act;

(ii)                                  Employee may not offer, sell, hypothecate, pledge, transfer, assign or otherwise dispose of any of the ante4 Shares, the ante4 Warrant or the ante4 Warrant Shares without (A) first delivering to the Company an opinion of counsel satisfactory to the Company that any proposed disposition or transfer may be made lawfully without the registration of the ante4 Shares pursuant to the Act and applicable state laws, or (B) registration of such ante4 Shares with the SEC and any appropriate state securities commissions (it being expressly understood that the Company shall not have any obligation to register any of the ante4 Shares);

(iii)                               Employee understands and acknowledges that Employee may recognize income for Federal and state income tax purposes at the time the ante4

Shares, ante4 Warrant and/or ante4 Warrant Shares are issued or thereafter, and Employee shall be solely responsible for paying any and all taxes associated with the Company’s issuance of such securities;

(iv)                              the Company has not provided Employee any advice regarding his potential tax liability, Employee has sought to his satisfaction the advice of independent advisors regarding the tax and legal implications of receiving the ante4 Shares and Employee agrees to report any potential income resulting from the issuance of the ante4 Shares in accordance with applicable law; and

(v)                                 Employee understands and acknowledges that Employee will be entirely responsible for the payment of any taxes as a result of the issuance of the ante4 Shares, the ante4 Warrant and the ante4 Warrant Shares and that the Company will not withhold any amount from Employee’s compensation to cover such tax liability, and Employee agrees to indemnify and hold the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns harmless against all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in connection with, and shall assume full responsibility for, payment of all federal, state and local taxes or contributions imposed or required as a result of the issuance of the ante4 Shares, ante4 Warrant or ante4 Warrant Shares.

3.7                                 The parties agree that the provisions of this Section 3 shall survive any termination of this Agreement.

Benefits.  During the term of this Agreement, Employee will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

Retirement Plans.  Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plan”) presently in effect or hereafter adopted by the Company, to the extent that such Plan relates generally to all employees of the Company.  Employee shall be able to contribute up to the legal limit, as a percentage of his annualized salary, into any such Plan, of which the Company shall match Employee’s contribution up to a maximum of eight percent (8.0%) of Employee’s annualized salary.

Vacation.  Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time to time adopted by the Company.

Expense Reimbursement.  Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company’s Chief Financial Officer or the Company’s Board of Directors.

Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

Health Insurance.  Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family.

Other Benefits.  Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

Confidential Information.

Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of this Agreement during the term of the Agreement and for two (2) years following termination of Employee’s employment with the Company.

5.2                                 In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use, and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

5.3                                 Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of this Agreement.

5.4                                 Employee acknowledges that ante4 is a public company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

5.5                                 The parties agree that the provisions of this Section 5 shall survive any termination of this Agreement.

Non-Competition and Non-Solicitation.

6.1                                 Employee agrees that he will not, directly or indirectly:

(i)                                     anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)                                  solicit any operator or holder of mineral or other land rights to change, terminate, or alter its relationship with the Company or induce any such operator or holder to not renew any then existing relationship with the Company, or

(iii)                               solicit any employee, consultant, or operator of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

6.2                                 Employee agrees to be bound by the provisions of this Section 6 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein.  The provisions of this Section 6 shall apply up to and including the later of (a) the date of any termination of Employee’s employment with the Company or (b) conclusion of the Term; provided, however, that the provisions of this Section 6 shall cease to apply immediately upon any “change in control” as defined in Section 3 of this Agreement or in the event that the Company terminates Employee’s employment for any reason other than a reason set forth in Section 3.5(ii)(c) above.  The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 6 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

6.3                                 Employee acknowledges that the provisions of this Section 6 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address indicated on the signature page of this Agreement and to the Company at the following address:

ante4, Inc.

Attn:    Chief Executive Officer

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

Entire Agreement.  Other than that certain Restricted Stock Award Agreement and Warrant, each of even date herewith, this Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.  This Agreement supersedes and terminates any and all prior employment agreements between the Company and Employee.  Employee hereby waives any and all rights set forth in the Original Agreement.  Employee agrees and acknowledges that the Merger was not a “change in control” for purposes of the vesting of Plains Energy Shares, Plains Energy Warrant, or Plains Energy Warrant Shares issued in the Original Agreement.

Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ANTE4, INC.

By:	Steven Lipscomb
Its:	President, Chief Executive Officer, and Secretary

PLAINS ENERGY INVESTMENTS, INC.

By
Its

EMPLOYEE:

James Russell Reger
725 Highland Park Drive
Billings, Montana 59102
SS# XXX-XX-XXXX

Exhibit E

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 16th day of April, 2010 (the “Effective Date”) by and between Mitchell R. Thompson, a resident of the State of Montana (“Employee”), ante4, Inc., a Delaware corporation having its principal office at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California 90036 (“ante4”), and Plains Energy Investments, Inc., a Nevada corporation having its principal office at 2818 1st Avenue North, Suite 506, Billings, Montana 59101 (“Plains Energy,” and collectively with ante4, the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in Billings, Montana, focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States;

WHEREAS, Plains Energy and Employee entered into that certain Employment Agreement effective December 1, 2009, which was amended and restated effective March 18, 2010 (as amended and restated, the “Original Agreement”);

WHEREAS, on April 16, 2010, Plains Energy engaged in a merger transaction with ante4 and a subsidiary of ante4, pursuant to which Plans Energy became a wholly owned subsidiary of ante4 (the “Merger”);

WHEREAS, ante4 desires to employ, and Plains Energy desires to continue to employ, Employee, and Employee desires to be employed by ante4 and Plains Energy, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

Employment.

1.1                                 Term.  Effective as of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until the opening of business on December 1, 2012 (the “Term”), unless sooner terminated pursuant hereto.

1.2                                 Services.  The Company hereby agrees to employ Employee in the role of the Company’s Chief Financial Officer, and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Chief Financial Officer on a full-time basis, which shall include duties and responsibilities as the Company’s Board of Directors may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Financial Officer of the Company (the “Services”).  Employee shall use his best efforts to make himself available to render such Services on a full-time basis to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s Chief Financial Officer.  Employee shall have the authority to bind the Company to any contract, agreement or other arrangement, whether oral or written, or make any representation or deliver any instructions on behalf of the Company.  Employee agrees that he shall not be employed by or provide consulting services to any other person or entity without the prior written consent of the Company.

At-Will Relationship; Severance.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all; provided, however, if (a) Employee’s employment is terminated by the Company for any reason other than a reason set forth in Section 3.5(ii)(c) below and (b) Employee executes and does not rescind a separation agreement supplied by the Company, which will include, but not be limited to, a comprehensive release of all legal claims, then the Company will (i) pay Employee in a lump sum or at regular payroll intervals, at the Company’s option, an amount equal to twelve (12) months of Employee’s then current base salary, subject to required and authorized deductions and withholdings; and (ii) continue to pay the Company’s ordinary share of premiums for twelve (12) calendar months for Employee’s COBRA continuation coverage in the Company’s group medical, dental, and life insurance plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any.

Compensation/Issuance of Shares of Common Stock and Warrants.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the term of this Agreement:

3.1                                 Annual Salary.  Employee shall receive from the Company an annual base salary of Seventy Thousand Dollars ($70,000) commencing on the Effective Date (the “Annual Salary”) payable to Employee in accordance with the Company’s customary payroll practices.

3.2                                 Bonus Compensation.  In addition to Employee’s Annual Salary, Employee shall be eligible to receive such bonuses as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors from time-to-time; provided, however, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

3.3                                 Initial Stock Grant.  Under the Original Agreement, Plains Energy issued to Employee an aggregate of ninety thousand (90,000) restricted shares (the “Plains Energy Shares”) of Plains Energy’s common stock, par value one-tenth of one cent ($0.001) per share (“Plains Energy Common Stock”), which Plains Energy Shares were subject to the provisions of Sections 3.5 and 3.6 below.  In connection with the Merger, each one of the Plains Energy Shares was exchanged into 0.86836131 of one (1) restricted share of ante4 common stock, par value one-tenth of one cent ($0.001) per share (“ante4 Common Stock”), rounded up to the nearest whole share, for an aggregate of seventy-eight thousand one hundred fifty-three (78,153) shares of ante4 Common Stock (the “ante4 Shares”).  The ante4 Shares shall be subject to the provisions of Sections 3.5 and 3.6 below.

3.4                                 Initial Warrant Grant.  Under the Original Agreement, Plains Energy also issued to Employee a five-year warrant (the “Plains Energy Warrant”) to purchase an aggregate of three hundred thousand (300,000) shares of Plains Energy Common Stock (the “Plains Energy Warrant Shares”), at an exercise price of $0.85 per share, which warrant was to vest and be exercisable in accordance with the provisions of Sections 3.5 and 3.6 below.  In connection with the Merger, the Plains Energy Warrant was exchanged into warrants to purchase 0.86836131 of one (1) share of ante4 Common Stock for each share of Plains Energy Common Stock represented by the Plains Energy Warrant, with each fractional warrant share rounded up to the nearest whole share, for an aggregate of two hundred sixty thousand five hundred nine (260,509) shares of ante4 Common Stock (the “ante4 Warrant Shares”), exercisable at $0.98 per share (the “ante4 Warrant”).  The ante4 Warrant shall vest and be exercisable in accordance with the provisions of Sections 3.5 and 3.6 below.

3.5                                 Vesting of Shares and Warrant.  The ante4 Shares and the ante4 Warrant shall be subject to the following terms and conditions:

(i)                                     Until vested pursuant to the provisions of Section 3.5(ii) below, the ante4 Shares, the ante4 Warrant or the ante4 Warrant Shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law or otherwise;

(ii)                                  All of the ante4 Shares shall vest in a single lump sum and become fully-paid and non-assessable shares of ante4 Common Stock and the ante4 Warrant shall vest and be fully-exercisable in a single lump sum upon the earliest to occur of the following events:

(a)                                  at the open of business on December 1, 2011;

(b)                                 immediately upon the occurrence of any event constituting a Change in Control (as defined in Section 3.5(iv) below); or

(c)                                  immediately in the event Employee’s employment with the Company is terminated for any reason other than one of the following;

(1)                                  an intentional act of fraud, embezzlement, theft or any other material violation of law:

(2)                                  grossly negligent or intentional damage to the Company’s reputation or assets;

(3)                                  grossly negligent or intentional disclosure of Confidential Information and Materials (as defined below) contrary to Employee’s obligations set forth in Section 5 below;

(4)                                  the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(5)                                  a material breach of this Agreement that is not cured within 14 days of receiving notice from the Company of such breach.

(iii)                               The Company may cancel the ante4 Shares and the ante4 Warrant in the event Employee voluntarily terminates this Agreement consistent with Section 2 or the Company terminates Employee’s employment for any reason identified in Section 3.5(ii)(c) above; and

(iv)                              Any of the following shall constitute a “change in control” for the purposes hereof:

(a)                                  The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(b)                                 The Company’s shareholders approve a complete liquidation or dissolution of the Company.

3.6                                 Acknowledgement.  Employee hereby acknowledges and agrees that the ante4 Shares shall be subject to the following provisions:

(i)                                     The ante4 Shares and ante4 Warrant Shares will be issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, will not be registered for resale with the United States Securities and Exchange Commission (the “SEC”) or any state securities commission and, as such, will constitute “restricted securities” as defined in the Act;

(ii)                                  Employee may not offer, sell, hypothecate, pledge, transfer, assign or otherwise dispose of any of the ante4 Shares, the ante4 Warrant or the ante4 Warrant Shares without (A) first delivering to the Company an opinion of counsel satisfactory to the Company that any proposed disposition or transfer may be made lawfully without the registration of the ante4 Shares pursuant to the Act and applicable state laws, or (B) registration of such ante4 Shares with the SEC and any appropriate state securities commissions (it being expressly understood that the Company shall not have any obligation to register any of the ante4 Shares);

(iii)                               Employee understands and acknowledges that Employee may recognize income for Federal and state income tax purposes at the time the ante4 Shares, ante4 Warrant and/or ante4 Warrant Shares are issued or thereafter, and Employee shall be solely responsible for paying any and all taxes associated with the Company’s issuance of such securities;

(iv)                              the Company has not provided Employee any advice regarding his potential tax liability, Employee has sought to his satisfaction the advice of independent advisors regarding the tax and legal implications of receiving the ante4 Shares and Employee agrees to report any potential income resulting from the issuance of the ante4 Shares in accordance with applicable law; and

(v)                                 Employee understands and acknowledges that Employee will be entirely responsible for the payment of any taxes as a result of the issuance of the ante4 Shares, the ante4 Warrant and the ante4 Warrant Shares and that the Company will not withhold any amount from Employee’s compensation to cover such tax liability, and Employee agrees to indemnify and hold the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns harmless against all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in connection with, and shall assume full responsibility for, payment of all federal, state and local taxes or contributions imposed or required as a result of the issuance of the ante4 Shares, ante4 Warrant or ante4 Warrant Shares.

3.7                                 The parties agree that the provisions of this Section 3 shall survive any termination of this Agreement.

Benefits.  During the term of this Agreement, Employee will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

Retirement Plans.  Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plan”) presently in effect or hereafter adopted by the Company, to the extent that such Plan relates generally to all employees of the Company.  Employee shall be able to contribute up to the legal limit, as a percentage of his annualized salary, into any such Plan, of which the Company shall match Employee’s contribution up to a maximum of eight percent (8.0%) of Employee’s annualized salary.

Vacation.  Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time to time adopted by the Company.

Expense Reimbursement.  Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company’s Chief Executive Officer or the Company’s Board of Directors.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

Health Insurance.  Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family.

Other Benefits.  Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

Confidential Information.

Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of this Agreement during the term of the Agreement and for two (2) years following termination of Employee’s employment with the Company.

5.2                                 In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use, and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

5.3                                 Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of this Agreement.

5.4                                 Employee acknowledges that ante4 is a public company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

5.5                                 The parties agree that the provisions of this Section 5 shall survive any termination of this Agreement.

Non-Competition and Non-Solicitation.

6.1                                 Employee agrees that he will not, directly or indirectly:

(i)                                     anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)                                  solicit any operator or holder of mineral or other land rights to change, terminate, or alter its relationship with the Company or induce any such operator or holder to not renew any then existing relationship with the Company, or

(iii)                               solicit any employee, consultant, or operator of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

6.2                                 Employee agrees to be bound by the provisions of this Section 6 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein.  The provisions of this Section 6 shall apply during the term of Employee’s employment with the Company and for a period of one (1) year following termination of the Employee’s employment; provided, however, that the provisions of this Section 6 shall cease to apply immediately upon any “change in control” as defined in Section 3 of this Agreement or in the event that the Company terminates Employee’s employment for any reason other than a reason set forth in Section 3.5(ii)(c) above.  The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 6 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

6.3                                 Employee acknowledges that the provisions of this Section 6 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address indicated on the signature page of this Agreement and to the Company at the following address:

ante4, Inc.

Attn:     Chief Executive Officer

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

Entire Agreement.  Other than that certain Restricted Stock Award Agreement and Warrant, each of even date herewith, this Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.  This Agreement supersedes and terminates any and all prior employment agreements between the Company and Employee.  Employee hereby waives any and all rights set forth in the Original Agreement.  Employee agrees and acknowledges that the Merger was not a “change in control” for purposes of the vesting of Plains Energy Shares, Plains Energy Warrant, or Plains Energy Warrant Shares issued in the Original Agreement.

Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ANTE4, INC.

By:	Steven Lipscomb
Its:	President, Chief Executive Officer, and Secretary

PLAINS ENERGY INVESTMENTS, INC.

By
Its

EMPLOYEE:

Mitchell R. Thompson
4316 Huckleberry Lane South
Billings, Montana 59106
SS# XXX-XX-XXXX

Exhibit F

DISTRIBUTION AGREEMENT

BETWEEN

ANTE4, INC. AND ANTE5, INC.

Dated: April 16, 2010

DISTRIBUTION AGREEMENT

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE 1 DEFINITIONS		3
1.01	General	3
1.02	Terms Defined Elsewhere in Agreement	7
ARTICLE 2 TRANSFERS OF ASSETS AND TREATMENT OF LIABILITIES		7
2.01	Performance of Subscription Agreement	7
2.02	Corrective Transfers of Assets from Subsidiary to Parent	7
2.03	Transfers Not Effected Before the Distribution	7
2.04	Cooperation Concerning Assets	8
2.05	No Representations or Warranties; Consents	8
2.06	Ordinary Course Operations	9
2.07	Allocation of Debt	9
2.08	Settlement of Intercompany Accounts	9
2.09	Limitation on Loans and Distributions by Subsidiary	9
ARTICLE 3 OFFICERS AND DIRECTORS OF SUBSIDIARY		9
3.01	Subsidiary Board and Officers	9
ARTICLE 4 THE DISTRIBUTION		10
4.01	Cooperation Before the Distribution	10
4.02	Distribution Record Date, Distribution Date and Procedures	10
4.03	Conditions Precedent to the Distribution	10
4.04	The Distribution	11
4.05	Adjustment of Parent Stock Options	12
4.06	Redemption of Subsidiary Common Stock	12
ARTICLE 5 SATISFACTION OF LIABILITIES		12
5.01	Satisfaction of Liabilities	12
5.02	Assumption and Satisfaction of Unallocated Contingent Liabilities	12
ARTICLE 6 INDEMNIFICATION		12
6.01	Indemnification by Subsidiary	12
6.02	Indemnification by Parent	13
6.03	Insurance Proceeds	13
6.04	Procedure for Indemnification	14
6.05	Remedies Cumulative	16
6.06	Survival of Indemnities	16
6.07	Coordination with Tax Allocation and Indemnity Provisions	16
ARTICLE 7 ACCESS TO INFORMATION AND SERVICES		17
7.01	Provision of Corporate Records	17
7.02	Access to Information	17
7.03	Production of Witnesses	18
7.04	Reimbursement	18
7.05	Retention of Records	18
7.06	Confidentiality	18
7.07	Privileged Matters	19

i

ARTICLE 8 INSURANCE		20
8.01	Definitions	20
8.02	Policies and Rights Included within the Subsidiary Assets	21
8.03	Policies and Rights Included within the Parent Assets	21
8.04	Shared Policy Insurance Administration, Reserves and Premiums	22
8.05	Insurance after the Distribution	23
8.06	Agreement for Waiver of Conflict and Shared Defense	24
ARTICLE 9 EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS		24
9.01	Definitions	24
9.02	Employment and Related Obligations	27
9.03	Stock Option Plans	28
9.04	Parent’s 401(k) Plan	29
9.05	Parent and Subsidiary Medical/Dental Plan	29
9.06	Vacation and Sick Pay Liabilities	29
9.07	Garnishments and Withholding	29
9.08	Labor and Employment Matters	30
9.09	Access to Information; Cooperation	30
9.10	Reimbursement	31
9.11	Preservation of Right To Amend or Terminate Plans	31
9.12	Effect on Employees	31
ARTICLE 10 TAX MATTERS		31
10.01	Definitions	31
10.02	Preparation and Filing of Tax Returns	34
10.03	Taxable Years	35
10.04	Advance Review of Tax Returns	36
10.05	Consistent Positions on Tax Returns	36
10.06	Allocation of Straddle Period Taxes	36
10.07	Payment of Taxes	37
10.08	Amendments to Tax Returns	37
10.09	Refunds of Taxes	38
10.10	Carrybacks	38
10.11	NOL, ITC and AMT Credit Benefit	38
10.12	Payroll Taxes	39
10.13	Tax Indemnification	40
10.14	Cooperation; Document Retention; Confidentiality	41
10.15	Contests and Audits	42
10.16	Tax Elections	43
ARTICLE 11 MISCELLANEOUS		44
11.01	Entire Agreement; No Third Party Beneficiaries	44
11.02	Forbearance	44
11.03	Expenses	44
11.04	Governing Law	44
11.05	Notices	44
11.06	Amendments	44
11.07	Assignments; Predecessors and Successors	45
11.08	Termination and Effectiveness	45

ii

11.09	Guarantees	45
11.10	Specific Performance	45
11.11	Headings; References; Rules of Construction	45
11.12	Counterparts	45
11.13	Severability; Enforcement	46
11.14	Mediation and Arbitration of Disputes	46
11.15	Payment Method and Character; No Setoffs	47
11.16	Third-Party Beneficiaries	47
11.17	Further Assurances	47

* * * * * * * * * *

iii

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of April 2010, by and between ante4, Inc., a Delaware corporation (“Parent”); and ante5, Inc., a newly formed Delaware corporation that is a wholly-owned subsidiary of Parent (“Subsidiary”).

INTRODUCTION

A.                                   Transfer of Assets Remaining after 2009 Transaction.  On November 2, 2009, Parent sold to Peerless Media Ltd. (“Buyer”), substantially all of Parent’s operating assets other than cash, investments and certain excluded business assets, in exchange for cash and certain royalty rights (the “2009 Transaction”), pursuant to the Asset Purchase Agreement between Parent and Buyer, dated August 24, 2009 (the “Purchase Agreement”).  Substantially all of those excluded business assets, as well as cash for working capital and certain other assets and rights of Parent described in Schedule A attached as a part of this Agreement, are being been transferred to Subsidiary as described in the following Part B, and are collectively referred to in this Agreement as the “Transferred Assets.”

B.                                     Formation and Purpose of Subsidiary.  Parent plans to use the cash proceeds of the 2009 Transaction to acquire a new operating business.  Parent is currently negotiating with Plains Energy Investments, Inc. (“Plains Energy”) for such an acquisition, to be completed by merging Plains Energy Acquisition Corp., a newly formed subsidiary of Parent (“Merger Subsidiary”) into Plains Energy (the “Merger”), in exchange for a certain number of shares of Parent Common Stock (as defined in Section 1.01), pursuant to a Merger Agreement being negotiated between Parent and Plains Energy (the “Merger Agreement”).  Parent has determined that (1) Plains Energy is not willing to ascribe any value to the Transferred Assets in negotiating the terms of the Merger, (2) Plains Energy is concerned about certain Liabilities of Parent, and (3) Plains Energy has requested that Subsidiary indemnify Parent and Plains Energy for a specified amount of any losses resulting from, among other things, third party claims that may be asserted against Parent after the Merger, but arising before the Merger from operation or ownership of the Transferred Assets, or from any act or omission of Parent.  Accordingly, Parent has decided to separate the Transferred Assets and certain Liabilities from Parent, as described in the following paragraphs of this Introduction; and provide for such indemnification in this Agreement.

As of April 16, 2010, Parent formed Subsidiary and entered into a written Subscription Agreement (the “Subscription Agreement”) to transfer to Subsidiary all of the Transferred Assets in exchange for (1) Subsidiary’s assumption of certain existing and contingent Liabilities of Parent described in Schedule B attached as a part of this Agreement (the “Assumed Liabilities”); and (2) Subsidiary’s issuance to Parent of one (1) share of the voting common stock, $0.001 par value per share, of Subsidiary (“Subsidiary Common Stock”).

Subsidiary has been formed to (1) separate the Transferred Assets and the Assumed Liabilities from Parent, as requested by Plains Energy; (2) allow the Parent Shareholders (as defined in Section 1.01) to share, after the distribution of Subsidiary Common Stock to them (as described in part C below), in the ultimate value of the Transferred Assets, if any, after satisfaction of the Assumed Liabilities; and (3) provide for the indemnification described in the first paragraph of this part B.  To accomplish the latter two purposes, Subsidiary will engage in the administration and monetization of the Transferred Assets; and the management and satisfaction of the Assumed Liabilities and any such indemnification.

Under the terms of the 2009 Transaction, certain ex-employees of Parent who are now employees of Buyer are providing transition services to Parent for a limited period after the 2009 Transaction.  As a result, Parent now employs only one employee (its CEO); and has contracted with another corporation for accounting and financial services.  Parent intends to transfer those employees and that contract to Subsidiary upon the closing of the Merger because, if the Merger occurs, Parent and its newly acquired business will be managed by employees of Plains Energy.

C.                                     Distribution and Limited Retention of Subsidiary Common Stock.  To further those purposes, the Board of Directors of Parent has determined that it is in the best interests of Parent and the Parent Shareholders to fully separate the Transferred Assets and Assumed Liabilities from Parent, after the Merger Closing Date, through (1) the distribution of all of the Subsidiary Common Stock (after a stock split required to provide for the necessary shares) to the Parent Shareholders (as those terms are defined in Section 1.01); and (2) the adjustment of Parent Stock Options (as defined in Section 1.01) (collectively, the “Distribution,” as more fully defined in Section 1.01), as soon as practicable after the closing of the Merger.  The Distribution is intended to equitably adjust the rights of the holders of Parent Stock Options, to preserve their intrinsic value after the Distribution, by adjustment of their terms and the issuance of Subsidiary Stock Options pursuant to Sections 4.05 and 9.03.

As of the Merger Closing Date, Parent will hold all of the Subsidiary Common Stock; and after the Distribution, Parent will not hold any shares of Subsidiary Common Stock.

If the Distribution is delayed due to the closing condition set forth in Section 4.03(e) until a time when the former holders of stock or warrants issued by Plains Energy (or their assignees) will receive Subsidiary Common Stock as Parent Shareholders in the Distribution, those former Plains Energy stockholders have agreed to sell such Subsidiary Common Stock to Subsidiary for a nominal price, and this Agreement is intended to provide for that purchase, so as to limit the economic benefit of the Distribution to Parent Shareholders (or their assignees) who held Parent Common Stock (or options to buy such stock) immediately before the Merger.

D.                                    Purposes of Agreement.  In connection with the Subscription Agreement and the Distribution, Parent and Subsidiary have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution; and to set forth the agreements between Parent and Subsidiary that will govern certain matters after the Distribution.

E.                                      Income Tax Consequences.  Parent and Subsidiary acknowledge that (1) Parent’s contribution of the Transferred Assets to Subsidiary, in exchange for Subsidiary Common Stock and Subsidiary’s assumption of the Assumed Liabilities pursuant to the Subscription Agreement, is intended to qualify as a transaction free from federal income Tax, with respect to Parent and Subsidiary, under Section 351(a) of the Code (as those terms are defined in Section 1.01), unless the value of the Transferred Assets is less than the amount of any Debt (as those terms are defined in Section 1.01) included in the Assumed Liabilities; and (2) the Distribution is not intended to qualify as a Tax-free transaction, with respect to either Parent or the Parent Shareholders who receive Subsidiary Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the respective promises set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.01                           General.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any claim, action, suit, cause of action, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal.

“After-Tax Basis” means, with respect to any Liability or other loss indemnified hereunder, the actual amount of any payment to be made with respect to such Liability or loss, after giving effect to any Tax cost incurred by the recipient arising out of the receipt of such payment (unless such receipt is treated as other than the receipt of Taxable income), and reducing such payment by the value of, any and all federal, state or other Tax Benefits (as defined in Section 10.01) attributable to the full payment of the indemnified Liability or loss, which value shall be determined on an assumed basis by multiplying the amount of any applicable deduction, credit, offset or other Tax item by the applicable highest marginal rate of income Taxation in effect for the period for which the adjustment is made.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“ARS” means the auction rate securities in the amount of approximately $3,699,979 held by Parent in its account with UBS Financial Services, which Parent expects to receive in full (net of the repayment of a line of credit with UBS Financial Services in the amount of approximately $2,442,920) in June 2010.

“Assumed Liabilities” has the meaning specified in part B of the Introduction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Debt” shall mean all (i) indebtedness for borrowed money and obligations evidenced by bonds, notes, debentures or similar instruments; (ii) obligations issued or assumed as the deferred purchase price of property or services; (iii) obligations under capital leases; and (iv) all guarantees of the obligations of other Persons described in the foregoing clauses (i) - (iii).

“Distribution” shall mean, collectively, (i) the distribution of Subsidiary Common Stock by Parent to the Parent Shareholders on the Distribution Date, as such distribution is more fully described in Section 4.04; and (ii) the adjustment of the terms of the Parent Stock Options, pursuant to Sections 4.05 and 9.03, including the issuance of Subsidiary Stock Options to holders of Parent Stock Options pursuant to Section 9.03.

“Distribution Date” means a business day determined by the Parent Board pursuant to Section 4.02, for the completion of the Distribution.

“Distribution Effective Time” means the close of business on the Distribution Date.

“Distribution Record Date” means the date established by the Parent Board as the date for making a record of the Parent Shareholders entitled to participate in the Distribution, which Distribution Record Date shall, subject to Section 4.02, be the trading day immediately prior to the Merger Closing Date.

“Governmental Entity” means any court, regulatory or administrative agency or commission, or other governmental authority or instrumentality.

“Liabilities” shall mean any and all Debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto; and including, without limitation, those Debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Merger” has the meaning specified in part B of the Introduction.

“Merger Agreement” has the meaning specified in part B of the Introduction.

“Merger Closing Date” means the date on which the Merger is consummated.

“Merger Effective Time” means the time on the Merger Closing Date at which the Merger becomes effective according to the terms of the Merger Agreement.

“Merger Subsidiary” has the meaning specified in part B of the Introduction.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Assets” has the meaning set forth in part B of Schedule A.

“Parent Board” means Parent’s Board of Directors, as constituted at the applicable time.

“Parent Books and Records” shall mean the books and records (including computerized records) of Parent that are necessary to manage the Parent Assets or are required by law to be retained by Parent, including, without limitation: (i) all such books and records relating to Parent Individuals (as defined in Section 9.01); (ii) all files relating to any Parent Liabilities, including without limitation any Action being retained by Parent as part of the Parent Liabilities; and (iii) original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to Parent or the Parent Assets (but not including the Subsidiary Books and Records; provided, however, that Parent shall have access to, and shall have the right to obtain duplicate copies of, the Subsidiary Books and Records in accordance with the provisions of Article 7).

“Parent Common Stock” means the outstanding common stock, par value $.001 per share, of Parent.

“Parent Liabilities” shall mean (i) the Liabilities, if any, of Parent under, or to be retained or assumed by Parent pursuant to this Agreement (including Parent’s portion of any Unallocated Contingent Liabilities, as provided in Section 5.02, but excluding the Assumed Liabilities) or any of the Related Agreements; (ii) all Actions against Parent or Liabilities arising out of, or specifically associated with, any of the Parent Assets; (iii) the Liabilities, if any, of Parent under the Purchase Agreement and the Merger Agreement, but excluding any portion thereof that is included in the Assumed Liabilities or indemnifiable by Subsidiary under Section 6.01; (iv) the Indemnification Agreements entered into by and between Parent and each of the directors of Parent that resign from the Parent Board before the Merger Effective Time; and (v) all other Liabilities of Parent arising out of, or specifically associated with, any of the Parent Assets; provided, however, that the Parent Liabilities shall not include any Actions, losses, damages, costs, expenses or Liabilities for any Tax (which shall be governed solely by Article 10, except to the extent modified by Section 6.01).

“Parent Shareholders” shall mean the holders of record of Parent Common Stock as of the close of business on the Distribution Record Date.

“Parent Stock Options” has the meaning specified in Section 9.01.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or Governmental Entity.

“Plains Energy” has the meaning specified in part B of the Introduction.

“Purchase Agreement” has the meaning specified in part A of the Introduction.

“Related Agreements” shall mean the Subscription Agreement and any other agreements, instruments, understandings, assignments or other arrangements set forth in writing, that are entered into between Parent and Subsidiary in connection with the formation of Subsidiary or the Distribution, other than the Merger Agreement or any other agreements between Parent and Plains Energy in connection with the Merger.

“Subscription Agreement” has the meaning specified in part B of the Introduction.

“Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary Assets” shall mean (i) the Transferred Assets, to the extent in existence immediately before the Merger Effective Time; (ii) the Subsidiary Books and Records; (iii) the rights of Subsidiary under the Shared Policies (as defined in Section 8.01); (iv) the rights of Subsidiary under this Agreement; (v) all other rights and assets expressly to be retained by, or assigned or allocated to, Subsidiary under this Agreement or the Related Agreements; (vi) all rights and assets acquired by Subsidiary after the Merger Effective Time.

“Subsidiary Board” means Subsidiary’s Board of Directors, as constituted immediately before the Merger Closing Date.

“Subsidiary Books and Records” shall mean the books and records (including computerized records) of Subsidiary and any other books and records of Parent that relate principally to Subsidiary, are necessary to operate the Transferred Assets and satisfy the Assumed Liabilities, or are required by law to be retained by Subsidiary, including, without limitation:  (i) all such books and records relating to Transferred Employees; (ii) all files relating to any Action being assumed or retained by Subsidiary as part of the Subsidiary Liabilities; and (iii) original corporate minute books, stock ledgers and certificates, and all licenses, leases, agreements and filings, relating to Subsidiary Assets or the Subsidiary Liabilities (but not including the Parent Books and Records; provided, however, that Subsidiary shall have access to, and have the right to obtain duplicate copies of, any of the Parent Books and Records that pertain to the Transferred Assets or the Assumed Liabilities in accordance with the provisions of Article 7).

“Subsidiary Common Stock” has the meaning specified in part B of the Introduction.

“Subsidiary Liabilities” shall mean, subject to the limitations of the last paragraph of Section 6.01: (i) all Liabilities of Subsidiary under, or to be retained or assumed by Subsidiary pursuant to, this Agreement or any of the Related Agreements (including the Assumed Liabilities and Subsidiary’s portion of any Unallocated Contingent Liabilities, as provided in Section 5.02 and limited under Section 6.01); (ii) all Liabilities of Subsidiary other than any Parent Liabilities that are neither included in the Assumed Liabilities (which shall be assumed or retained by Parent in connection with the Distribution), nor indemnified by Subsidiary under Section 6.01; (iii) all Actions against Parent arising out of, or specifically associated with, any of the Subsidiary Assets; and (iv) all other Liabilities of Parent arising out of, or specifically associated with, any of the Subsidiary Assets or the Assumed Liabilities (including any Debt secured by the Subsidiary Assets); provided, however, that the Subsidiary Liabilities shall not include any Actions, losses, damages, costs, expenses or Liabilities for any Tax (which shall be governed solely by Article 10, except to the extent modified by Section 6.01).

“Subsidiary Stock Options” has the meaning specified in Section 9.01.

“Tax,” “Taxes” and “Taxable” have the respective meanings specified in Section 10.01.

“Tax Return” and “Tax Returns” have the respective meanings specified in Section 10.01.

“Transferred Assets” shall have the meaning specified in part A of the Introduction.

“Transferred Employee” has the meaning specified in Section 9.01.

“Treasury Regulations” shall mean the United States Treasury Regulations, as amended.

1.02                           Terms Defined Elsewhere in Agreement.  Other capitalized terms are defined in this Agreement for use in specified Articles or Sections, or elsewhere in this Agreement to the extent expressly stated herein.

ARTICLE 2
TRANSFERS OF ASSETS AND TREATMENT OF LIABILITIES

2.01                           Performance of Subscription Agreement.  Pursuant to the Subscription Agreement:

(a)                                  Parent shall contribute the Transferred Assets to the capital of Subsidiary, by taking or causing to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Subsidiary of Parent’s right, title and interest in the Transferred Assets and any other Subsidiary Assets held by Parent; and

(b)                                 in consideration of the Parent’s obligation to make that capital contribution, Subsidiary has issued the Subsidiary Common Stock to Parent and assumed the Assumed Liabilities.

2.02                           Corrective Transfers of Assets from Subsidiary to Parent.  Before the Distribution Date, Subsidiary shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Parent of all of Subsidiary’s right, title and interest in any Parent Assets held by Subsidiary, at or before the Distribution Effective Time, that had been inadvertently assigned to or were otherwise received by Subsidiary.  Any such transfers made under this paragraph shall be made as a correction of the initial transfer of assets to Subsidiary in consideration of the Subsidiary Common Stock.

2.03                           Transfers Not Effected Before the Distribution.  To the extent that any asset transfers contemplated by this Article 2 shall not have been fully effected as of the Distribution Effective Time:

(a)                                  The parties shall cooperate in good faith to effect such transfers as promptly as shall be practicable after the Effective Time.  Nothing herein shall be deemed to require the transfer of any assets that, by their terms or operation of law, cannot be transferred; provided, however, that Parent and Subsidiary shall cooperate in good faith in seeking to obtain any necessary consents or approvals for the transfer of all assets contemplated to be transferred pursuant to this Agreement.

(b)                                 The party retaining such asset shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto); and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred as contemplated hereby.  As and when any such asset becomes transferable, such transfer shall be effected forthwith.

(c)                                  The parties agree that, except as set forth in this Section 2.03, as of the Distribution Effective Time, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement.

2.04                           Cooperation Concerning Assets.  If, at any time after the Distribution Date, Subsidiary reasonably determines that any of the Parent Assets (other than cash or investments) are essential for the operation of the Transferred Assets or satisfaction of the Assumed Liabilities, or Parent reasonably determines that any of the Subsidiary Assets are essential for the operation of the Parent Assets, and the nature of such assets makes it impracticable for Subsidiary or Parent, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective operations, and reasonable provisions for the use thereof are not already included in this Agreement or the Related Agreements, then Subsidiary (with respect to the Subsidiary Assets) and Parent (with respect to the Parent Assets) shall cooperate in good faith to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations.  However, (a) the usage of such assets by the other party shall not materially interfere with the use of such assets by the party holding such assets; and (b) such assets shall be required to be made available only until such time as the other party can reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations.

2.05                           No Representations or Warranties; Consents.  Each of the parties hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party; or (b) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement, except as may be expressly stated in a Related Agreement.  IT IS ALSO AGREED AND UNDERSTOOD THAT THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF ANY OF THE ASSETS EITHER TRANSFERRED TO OR RETAINED BY THE PARTIES, AS THE CASE MAY BE, AND ALL SUCH ASSETS SHALL BE “AS IS, WHERE IS” AND “WITH ALL FAULTS;” provided, however, that the absence of representations and warranties under this Agreement shall have no effect upon any allocation of Liabilities under this Agreement.

Each party hereto understands and agrees that no party hereto is, in this Agreement, in any Related Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement, any Related Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets.  Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Related Agreements; and shall take all such further reasonable actions as shall be necessary to preserve for each of Subsidiary and Parent, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities provided for in this Agreement.  If, at any time after the Distribution Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

2.06                           Ordinary Course Operations.  The parties agree that all business operations with respect to the Subsidiary Assets and the Assumed Liabilities, including, but not limited to, the administration, payment and collection of accounts payable and accounts receivable (if any), will be conducted in the ordinary course of business and consistent with past practice before the Distribution Effective Time.

2.07                           Allocation of Debt.  Debt will be allocated as follows:

(a)                                  Any Debt of Parent, including without limitation any Debt secured by Parent Assets, shall be Retained Debt to be satisfied by Parent.

(b)                                 Any Debt of Subsidiary, including without limitation any Debt secured by Subsidiary Assets, shall be (i) retained as an obligation to be satisfied by Subsidiary or (ii) assumed by Subsidiary (as applicable) as part of the Assumed Liabilities.  As of the date of this Agreement, the parties believe there will be no such Debt, except for a certain promissory note to be issued by Subsidiary to Parent pursuant to the Merger Agreement, in the amount of $500,000.

2.08                           Settlement of Intercompany Accounts.  Except for the promissory note described in the preceding sentence, all accounts between Parent and Subsidiary shall be paid in full and settled before the Distribution Effective Time; provided, however, that nothing contained in this Section 2.08 shall affect the assumption and satisfaction of Liabilities pursuant to Article 5, the indemnification provisions of Article 6 or Article 10, or the indemnification provisions of the Related Agreements.

2.09                           Limitation on Loans and Distributions by Subsidiary.  On or after the Merger Closing Date, Parent shall not cause Subsidiary to make, nor shall Subsidiary make, (a) any loans to Parent (except as provided in paragraph (b) of Section 2.07) or any of its subsidiaries, or (b) any distribution of cash or property to Parent with respect to Subsidiary Common Stock, except as may be otherwise expressly provided in this Agreement.

ARTICLE 3
OFFICERS AND DIRECTORS OF SUBSIDIARY

3.01                           Subsidiary Board and Officers.  Subsidiary and Parent shall take all actions that may be required to appoint as officers and directors of Subsidiary those individuals named in Schedule C attached hereto, effective no later than the Merger Effective Time.  Parent agrees not to remove any such directors or appoint any additional directors of Subsidiary at any time after the Merger Effective Time.

ARTICLE 4
THE DISTRIBUTION

4.01                           Cooperation Before the Distribution.

(a)                                  Subject to Section 11.08, Subsidiary and Parent shall use all reasonable best efforts to obtain any consents or approvals from any Governmental Entity or other third-party Person that are necessary or desirable in connection with the transactions contemplated hereby.

(b)                                 Subject to Section 11.08, Subsidiary and Parent will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements including, but not limited to, actions relating to the satisfaction of the conditions indicated in Section 4.02.

4.02                           Distribution Record Date, Distribution Date and Procedures.  The Parent Board has established the trading day immediately prior to the Merger Closing Date as the Distribution Record Date, subject to the following:

(a)                                  The Parent Board shall establish appropriate procedures in connection with the Distribution and shall establish a Distribution Date that is not later than the fifth (5th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03.

(b)                                 If the Distribution Date has not occurred on or prior to the 60th day following the Distribution Record Date (the “Outside Distribution Date”), or the Subsidiary Board determines in its discretion that such conditions are not reasonably likely to be satisfied before the Outside Distribution Date, then the Parent Board shall (i) establish a date designated by the Subsidiary Board in its discretion as a new Distribution Record Date, and (ii) establish a Distribution Date that is not later than the fifth (5th) business day following the satisfaction or waiver of all conditions precedent to the Distribution, as set forth in Section 4.03. This Section 4.02(b) shall continue to apply successively if a Distribution Date has not occurred on or before the applicable Outside Distribution Date (i.e., the 60th day following the Distribution Record Date or any new Distribution Record Date, as applicable).

4.03                           Conditions Precedent to the Distribution.  In no event shall the Distribution occur unless the following conditions shall have been satisfied (or waived as provided below):

(a)                                  no order, injunction or decree shall have been issued by any court of competent jurisdiction to prevent consummation of the Distribution or any of the other transactions contemplated by this Agreement or any of the Related Agreements;

(b)                                 all necessary regulatory approvals and consents of Governmental Entities and other third-party Persons shall have been received, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Parent or Subsidiary;

(c)                                  the Parent Board shall not have reasonably determined in good faith that the Distribution would not be permitted under the Delaware General Corporation Law;

(d)                                 the Merger shall have been consummated; and

(e)                                  Subsidiary shall have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10 for the purpose of registering the Subsidiary Common Stock under the Securities Exchange Act of 1934, as amended; and an information statement satisfying the requirements of Schedule 14A or Schedule 14C of the Securities Exchange Act of 1934, as amended, shall have been filed with the SEC and mailed to the Parent Shareholders.

Parent shall use its best efforts, and shall cooperate with Subsidiary, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Distribution and the other transactions contemplated hereby, including without limitation the satisfaction of the conditions set forth in this Section 4.03.

4.04                           The Distribution.  As of the Distribution Effective Time, subject to the conditions set forth in this Agreement, Parent shall deliver to Agent (as defined below), for the benefit of the Parent Shareholders, a share certificate representing all of the outstanding shares of Subsidiary Common Stock owned by Parent, which certificate shall be endorsed in blank; and Parent shall instruct the Agent to distribute to each of the Parent Shareholders, as soon as practicable after the Distribution Date, a certificate (each a “Subsidiary Certificate”) representing one share of Subsidiary Common Stock for each share of Parent Common Stock held by the Parent Shareholder.  Subsidiary agrees to provide all Subsidiary Certificates that the Agent shall require in order to effect the Distribution.  If the Distribution Record Date is after the Merger Closing Date, Parent shall cause Subsidiary Certificates to be distributed in respect of Parent Common Stock issued in the Merger that is held of record by a Person who was a shareholder of Plains Energy immediately before the Merger, or such shareholder’s successors or assigns (other than such successors or assigns that have acquired such shares pursuant to a “broker’s transaction” within the meaning of Section 4(4) of the Securities Act of 1933, as amended, and Rule 144 promulgated thereunder) (each such holder, a “Plains Energy Stockholder”), to bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions contained in a lock up agreement between the registered owner and the Company.

Parent shall cause such legend to remain on any such Subsidiary Certificates so long as the lock-up restrictions remain in place; and Parent agrees that it shall not, without the prior written approval of the Subsidiary Board, amend the lock-up agreements or waive or otherwise prematurely terminate the restrictions thereunder.

“Agent” means Wells Fargo Bank, N.A., acting as distribution agent appointed by Parent to distribute Subsidiary Common Stock to the Parent Shareholders pursuant to the Distribution.

4.05                           Adjustment of Parent Stock Options.  On and after the Distribution Date, Parent shall remain obligated under all Parent Stock Options it has granted; provided, however, that the Parent Stock Options outstanding as of the Distribution Record Date shall be adjusted pursuant to Section 9.03, as of the Distribution Effective Time, as part of the Distribution.

4.06                           Redemption of Subsidiary Common Stock.  At any time after the Distribution Effective Time:

(a)                                  Subsidiary may redeem for cash, as of the Distribution Effective Time, any shares of Subsidiary Common Stock that are distributed in the Distribution to Plains Energy Stockholders (and their assignees) who received shares of Parent Common Stock in the Merger, or purchased shares of Parent Common Stock pursuant to converted warrants previously issued by Plains Energy; and such redemption shall be completed at a price of $0.001 per share.

ARTICLE 5
SATISFACTION OF LIABILITIES

5.01                           Satisfaction of Liabilities.  From and after the Distribution Date, (a) Subsidiary shall assume, pay, perform and discharge in due course all of the Subsidiary Liabilities; and (b) Parent shall assume, pay, perform and discharge in due course all of the Parent Liabilities.

5.02                           Assumption and Satisfaction of Unallocated Contingent Liabilities.  From and after the Distribution Date, to the extent that there is a Liability incurred by Parent or Subsidiary before the Distribution Effective Time that is not recorded on the books and records of either Parent or Subsidiary, is neither a Parent Liability nor a Subsidiary Liability and cannot in good faith be allocated by the parties hereto as either a Parent Liability or a Subsidiary Liability (all such Liabilities, “Unallocated Contingent Liabilities”), then such Unallocated Contingent Liabilities shall be allocated between Parent and Subsidiary on a pro rata basis in proportion to the estimated fair market value of each party’s assets as of the Distribution Effective Time; and shall be partially assumed, paid, performed and discharged by each such party based upon such allocation; provided, however, that Subsidiary’s share of any such Unallocated Contingent Liabilities shall be limited to the extent required under Section 6.01.

ARTICLE 6
INDEMNIFICATION

6.01                           Indemnification by Subsidiary.  Subject to the last paragraph of this Section 6.01, and Sections 6.03 and 6.07, Subsidiary shall indemnify, defend and hold harmless (on an After-Tax Basis) Parent, Merger Subsidiary (or its successor after the Merger), and each of the past or present directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Parent Indemnitees”), from and against any and all Actions, threatened Actions, costs, damages, Liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs (“Indemnifiable Losses” and, individually, an “Indemnifiable Loss”) that are suffered or incurred by any of the Parent Indemnitees and that relate to or arise from all or any of the following:

(a)                                  any failure or alleged failure of Subsidiary to (i) pay, perform or otherwise discharge in due course any of the Subsidiary Liabilities; or (ii) comply with the provisions of Section 2.08;

(b)                                 the operation or ownership of the Subsidiary Assets after the Distribution Date;

(c)                                  the indemnification obligations of Parent pursuant to Section 9 of the Purchase Agreement;

(d)                                 any Action or threatened Action made or asserted by any Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement, any of the Related Agreements or the Merger Agreement, that relates to operation or ownership of the Transferred Assets, or relates to any act or omission of Parent, in either case at any time on or before the Merger Closing Date; or

(e)                                  any Tax Liability of Parent that is indemnifiable by Subsidiary under Section 10.13(b), but only to the extent such Tax Liability is attributable to Parent, Subsidiary, Merger Subsidiary or any other direct or indirect subsidiary of Parent for any Taxable Period (as defined in Section 10.01) ending on or before the Merger Closing Date, as such Tax Liability is determined pursuant to the principles set forth in Section 10.06.

Notwithstanding any contrary provision in this Agreement, Subsidiary shall not be liable to the Parent Indemnitees for any amount of Indemnifiable Losses arising from clauses (d) and (e) of the preceding paragraph, that exceeds $2,500,000 in the aggregate (the “Indemnification Cap”); nor any such Indemnifiable Loss for which none of the Parent Indemnitees has delivered to Subsidiary, in the manner required under this Article 6, a written claim for indemnification of such Indemnifiable Loss during the period beginning on the Merger Closing Date and ending on the second anniversary of the Merger Closing Date.  All claims for such indemnification for which proper notification of Subsidiary shall have been made by a Parent Indemnitee before the close of business on the last day of such two-year period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

6.02                           Indemnification by Parent.  Subject to Sections 6.03 and 6.07, Parent shall indemnify, defend and hold harmless (on an After-Tax Basis) Subsidiary, and each of its past or present directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Subsidiary Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Subsidiary Indemnitees and arising from (a) any failure or alleged failure of Parent to pay, perform or otherwise discharge in due course any of the Parent Liabilities; (b) the operation or ownership of the Parent Assets after the Distribution Date; or (b) any failure or alleged failure of Parent to comply with the provisions of Section 2.08.

6.03                           Insurance Proceeds.  The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other Person (an “Indemnified Person”) pursuant to Section 6.01 or Section 6.02 shall be reduced (including, without limitation, retroactively) by any Insurance

Proceeds (as defined in Section 8.01) or other amounts actually recovered by or on behalf of such Indemnified Person in reduction of the related Indemnifiable Loss.  Any such Insurance Proceeds or other amounts shall not, however, reduce the amount of the Indemnifiable Loss solely for the purpose of calculating whether and the extent to which aggregate Indemnifiable Losses exceed the Indemnification Cap.  If an Indemnified Person has received a payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and later actually receives Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Person shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

6.04                           Procedure for Indemnification.

(a)                                  Notice of Third-Party Claim.  If an Indemnified Person shall receive written notice of the assertion by a Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), such Indemnified Person shall give the Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnified Person to give notice as required by this Section 6.04 shall not relieve the Indemnifying Party of its obligations under this Article 6, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice.  Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnified Person.

(b)                                 Notice of Election to Defend Third-Party Claim.  Within 15 days after the receipt of notice from an Indemnified Person in accordance with Section 6.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Person of its election whether to assume responsibility for such Third-Party Claim (provided that, if the Indemnifying Party does not so notify the Indemnified Person of its election within 15 days after receipt of such notice from the Indemnified Person, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim).  An election not to assume responsibility for such Third-Party Claim may only be made in the event of a good faith dispute that a Third-Party Claim is not covered as an Indemnifiable Loss under the grounds specified in Section 6.01 or 6.02, as the case may be.  Subject to Section 6.04(e) , an Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnified Person, any Third-Party Claim; provided, however, that (i) the Indemnifying Party must confirm in writing that it agrees that the Indemnified Person is entitled to indemnification hereunder in respect of such Third-Party Claim; and (ii) no compromise or settlement shall be made without the prior written consent of the Indemnified Person, which consent shall not be reasonably withheld.

(c)                                  Cooperation with Indemnifying Party; Defense Costs.  In the event that the Indemnifying Party elects to assume responsibility for the Third-Party Claim, pursuant to Section 6.04(b) above, (i) the Indemnified Person shall cooperate in good faith in the defense or settlement or compromise of such Third-Party Claim, including making available to the

Indemnifying Party any personnel and any books, records or other documents within the Indemnified Person’s control or which it otherwise has the ability to make available that are necessary or appropriate for the defense of the Third-Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Person reasonably informed regarding the strategy, status and progress of the defense of the Third-Party claim; and (iii) the Indemnifying Party shall consider, in good faith, the opinions and suggestions of the Indemnified Person with respect to the Third-Party Claim.

After notice from an Indemnifying Party to an Indemnified Person of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnified Person under this Article 6 for any legal or other costs or expenses (except costs or expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnified Persons, and in such Indemnified Persons’ reasonable judgment a conflict of interest between such Indemnified Persons and such Indemnifying Party exists in respect of such claim, such Indemnified Persons shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

(d)                                 Procedure if No Defense Election is Made.  If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim, the Indemnified Person may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim.  Notwithstanding the foregoing, an Indemnified Person may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement, and to then assume all past and future responsibility for the claim, including immediately reimbursing the Indemnified Person for prior expenditures in connection with the claim; (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnified Person may, in its sole discretion, proceed with the settlement and the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement; (iii) to approve and pay the amount of the settlement, reserving the Indemnifying Party’s right to contest the Indemnified Person’s right to indemnity; or (iv) to approve and pay the settlement.  In the event the Indemnifying Party makes no response to such written notice, the Indemnifying Party shall be deemed to have elected option (ii).  When the Indemnifying Party chooses or is deemed to have chosen option (ii) or (iii), the issue of whether the Indemnified Person has a right to indemnity under this Article 6 shall be resolved by arbitration pursuant to the provisions of Section 11.14.  If the Indemnifying Party does not prevail in such arbitration, the Indemnifying Party shall promptly reimburse the Indemnified Person for all Indemnifiable Losses, plus interest on such amounts at the lower of (i) 10% or (ii) the highest legal interest rate, accruing from the date of payment by the Indemnified Person.

(e)                                  Procedure if Defense Election is Not Effective.  Notwithstanding the foregoing, if an Indemnified Person reasonably and in good faith determines that (i) the Indemnifying Party is not financially capable to defend a Third-Party Claim and to provide full indemnification with respect to any settlement thereof, or (ii) the Indemnifying Party or such Indemnifying Party’s attorney is not adequately representing the Indemnified Person’s interests with respect to such Third-Party Claim, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim and the Indemnifying Party shall remain responsible for, and be bound by the resolution of, such Third-Party Claim.

(f)                                    Repayment of Excess Indemnification.  In addition to any adjustments required pursuant to Section 6.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnified Person to the Indemnifying Party.

(g)                                 Subrogation Rights.  In the event of payment by an Indemnifying Party to any Indemnified Person in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other party that may be liable.  Such Indemnified Person shall cooperate with such Indemnifying Party in good faith and in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

6.05                           Remedies Cumulative.  Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 6 shall be the sole and exclusive remedy of any Parent Indemnitee for monetary damages from and after the Distribution Date with respect to breaches of this Agreement by Subsidiary.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnified Person to seek or obtain injunctive relief or any other equitable remedy to which such Indemnified Person is otherwise entitled.

6.06                           Survival of Indemnities.  Except to the extent otherwise provided in the last paragraph of Section 6.01, the obligations of each of Subsidiary and Parent under this Article 6 shall survive the sale or other transfer by it of any assets or business or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, business or Liabilities.

6.07                           Coordination with Tax Allocation and Indemnity Provisions.

(a)                                  Except as expressly provided in Section 6.01 and this Section 6.07, this Article 6 shall not govern any Tax matter, and any and all Actions, losses, damages, costs, expenses, Liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by Article 10.

(b)                                 If, at the time Subsidiary is required to make any payment to Parent under this Article 6, Parent owes Subsidiary any amount under Article 10, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.  Similarly, if, at the time Parent is required to make any payment to Subsidiary under this Article 6, Subsidiary owes Parent any amount under Article 10, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

ARTICLE 7
ACCESS TO INFORMATION AND SERVICES

7.01                           Provision of Corporate Records.

(a)                                  Subsidiary Books and Records.  Except as otherwise provided in a Related Agreement, Parent shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Subsidiary (at Parent’s cost) all of the Subsidiary Books and Records in Parent’s possession, except to the extent such items are already in the possession of Subsidiary.  The Subsidiary Books and Records shall be the property of Subsidiary, but the Subsidiary Books and Records that reasonably relate to Parent or the Transferred Assets shall be available to Parent for review and duplication until Parent shall notify Subsidiary in writing that such records are no longer of use to Parent.

(b)                                 Parent Books and Records.  Except as otherwise provided in a Related Agreement, Subsidiary shall deliver, on or as soon as practicable after the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article 2, to Parent (at Parent’s cost) all of the Parent Books and Records in Subsidiary’s possession, except to the extent such items are already in the possession of Parent.  The Parent Books and Records shall be the property of Parent, but the Parent Books and Records that reasonably relate to Subsidiary or the Transferred Assets shall be available to Subsidiary for review and duplication until Subsidiary shall notify Parent in writing that such records are no longer of use to Subsidiary.

7.02                           Access to Information.  Except as otherwise provided in a Related Agreement, from and after the Distribution Date, Parent shall afford to Subsidiary and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, “Information”) within Parent’s possession or control, insofar as such access is reasonably required by Subsidiary for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information, as defined in Section 7.07(a).

Similarly, except as otherwise provided in a Related Agreement, Subsidiary shall afford to Parent and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to individuals and other Persons possessing information) and duplicating rights during normal business hours, with respect to Information within Subsidiary’s possession or control, insofar as such access is reasonably required by Parent for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information.  Information may be requested under this Article 7 for the legitimate business purposes of either party, including without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

7.03                           Production of Witnesses.  At all times from and after the Distribution Date, each of Subsidiary and Parent shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries’ present and past officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

7.04                           Reimbursement.  Except as otherwise provided in any Related Agreement, a party providing Information or witnesses to the other party under this Article 7 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witnesses.  Notwithstanding the foregoing, the parties acknowledge that a party providing Information or witnesses shall not be entitled to receive reimbursement of salary or other compensation expenses relating to any employees providing such Information or acting as such witnesses.

7.05                           Retention of Records.  Except as otherwise required by applicable law or a Related Agreement (or otherwise agreed in writing), each of Subsidiary and Parent may destroy or otherwise dispose of any of the Information that is material Information and is not contained in other Information retained by the other, only after the later to occur of (a) all applicable statutes of limitations (including any waivers or extensions thereof) with respect to Tax Returns which Parent or Subsidiary, as the case may be, may be obligated to file on behalf of any member of the Subsidiary Group or any member of the Pre-Distribution Group or the Post-Distribution Parent Group (each as defined in Section 10.01), as the case may be; and (b) any retention period required by applicable law or pursuant to any record retention agreement, provided, however, that before such destruction or disposal, (x) it shall provide no less than 90 or more than 120 days advance written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (y) if a recipient of such notice shall request in writing before the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

7.06                           Confidentiality.  Each of Parent and its subsidiaries on the one hand, and Subsidiary and its subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other’s representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party; or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel, by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between Parent and Subsidiary, (y) any contractual agreement to which members of Parent or Subsidiary are currently parties, or (z) in exercise of either party’s rights hereunder.

7.07                           Privileged Matters.  Subsidiary and Parent recognize that certain legal and other professional services, that have been and will be provided before the Distribution Effective Time, have been and will be rendered for the benefit of both Parent and Subsidiary; and that both Parent and the Subsidiary should be deemed to be the client for the purposes of asserting all Privileges with respect to such services.  To allocate the interests of each party in the Privileged Information, the parties agree as follows:

(a)                                  Definitions.

“Privileged Information” means all information as to which Parent or Subsidiary is entitled to assert the protection of a Privilege.

“Privileges” shall mean all privileges that may be asserted under applicable law including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

(b)                                 Parent shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Parent Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Parent, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(c)                                  Subsidiary shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.  Subsidiary shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting Subsidiary Liabilities, now pending or which may be asserted in the future, in any Actions initiated against or by Subsidiary, whether or not the Privileged Information is in the possession of or under the control of Parent or Subsidiary.

(d)                                 Subsidiary and Parent agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b).  All Privileges relating to any Actions or other matters which involve both Subsidiary and Parent, or in respect of which both Subsidiary and Parent retain any responsibility or liability under this Agreement, shall be subject to a shared Privilege.

(e)                                  No party may waive any Privilege that could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection (e) below.  Any such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other party requesting such consent.

(f)                                    In the event of any litigation or dispute between Parent and Subsidiary, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between Parent and Subsidiary, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

(g)                                 If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.  Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h)                                 Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request that arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

(i)                                     The transfer of the Subsidiary Books and Records and the Parent Books and Records and other Information between Parent and its subsidiaries and Subsidiary and its subsidiaries is made in reliance on the agreement of Subsidiary and Parent, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges.  The access to Information being granted pursuant to Sections 7.01 and 7.02, the agreement to provide witnesses and individuals pursuant to Section 7.03, and the transfer of Privileged Information between Parent and its subsidiaries and Subsidiary and its subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE 8
INSURANCE

8.01                           Definitions.  For purposes of this Article 8, the following terms shall have the meanings set forth below:

“Insurance Administration” means, with respect to each Policy, this term shall include, but not be limited to, the accounting for premiums, retrospectively rated premiums, defense costs, adjuster’s fees, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Policies; and the reporting to primary and excess insurance carriers of any losses, claims and/or audit exposure in accordance with Policy provisions, and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insured Claims” shall mean the property losses or Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively rated premium adjustments, but only to the extent that such property losses or Liabilities are within applicable Policy limits, including aggregates.

“Insurance Proceeds” shall mean those moneys (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

“Pre-Distribution Policies” shall mean insurance policies and insurance contracts of any kind relating to the Transferred Assets, the Assumed Liabilities or the Subsidiary Individuals for any period before the Distribution Effective Time, including without limitation (a) comprehensive general, automobile, aircraft, employment, workers’ compensation, directors’ and officers’ and umbrella liability policies; (b) the Multi-Media Tail liability insurance coverage with Chartis Inc.; (c) property and crime insurance policies; and (d) primary and excess policies included in clause (a), (b) or (c), in each case together with the rights and benefits thereunder.

“Shared Policies” shall mean all Pre-Distribution Policies, current or past, that are owned or maintained by or on behalf of Parent and/or any of its subsidiaries or their respective predecessors; and insure Parent, Subsidiary or the Transferred Assets, or any combination thereof.

8.02                           Policies and Rights Included within the Subsidiary Assets.  Without limiting the generality of the definition of the Subsidiary Assets or the effect of Section 2.01, the Subsidiary Assets shall include any and all rights of Subsidiary as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (a) at or before the Distribution Effective Time by any Person or (b) in connection with the ownership or operation of the Transferred Assets before or after the Distribution; and which Insured Claims or other injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.03                           Policies and Rights Included within the Parent Assets.  Without limiting the generality of the definition of the Parent Assets or the effect of Section 2.01, the Parent Assets shall include any and all rights of Parent as an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, where applicable, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (a) at or before the Distribution Effective Time by any Person or (b) in connection with the ownership or operation of the Transferred Assets before or after the Distribution, and which injuries, losses, Liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies.

8.04                           Shared Policy Insurance Administration, Reserves and Premiums.

(a)                                  General.  Notwithstanding the provisions of Article 6, but subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

(i)                                     Subsidiary shall be responsible for the Insurance Administration of the Shared Policies (other than any Shared Policies providing insurance against employment, workers’ compensation or directors’ and officers’ liability); provided, however, that (A) Subsidiary shall not take any action to remove Parent or Plains Energy (as successor to Merger Subsidiary) as an insured or additional insured under the Shared Policies administered by Subsidiary, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Subsidiary is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies including, but not limited to, Parent or Plains Energy (as successor to Merger Subsidiary);

(ii)                                  Parent shall be responsible for the Insurance Administration of the Shared Policies providing insurance against employment, workers’ compensation and directors’ and officers’ liability; provided, however, that (A) Parent shall not take any action to remove Subsidiary as an insured or additional insured under the Shared Policies administered by Parent, until such time as any renewal or replacement Shared Policy no longer provides coverage for any period before the Distribution Effective Time; and (B) the administration of such Shared Policies by Parent is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Shared Policies including, but not limited to, Subsidiary;

(iii)                               Subsidiary shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Subsidiary Liabilities; and

(iv)                              Parent shall be entitled to the benefit of reserves held by any insurance carrier, with respect to the Parent Liabilities.

(b)                                 Shared Policy Insurance Premiums.

(i)                                     Subsidiary shall pay the premiums with respect to the Shares Policies for which Subsidiary is responsible for Insurance Administration under the preceding subsection (a).  To the extent that Subsidiary pays premiums for Parent Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for that portion of such premiums paid by Subsidiary as is attributable to Parent Liabilities.

(ii)                                  Parent shall pay the premiums with respect to the Shared Policies for which Parent is responsible for Insurance Administration under the preceding subsection (a). To the extent that Parent pays premiums for Subsidiary Liabilities (retrospectively-rated or otherwise), with respect to Shared Policies as required under the terms and conditions of the respective Policies, Subsidiary shall upon the written request of Parent forthwith reimburse Parent for that portion of such premiums paid by Parent as are attributable to Subsidiary Liabilities.

(c)                                  Allocation of Insurance Proceeds.  Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Subsidiary with respect to the Subsidiary Liabilities, and to Parent with respect to the Parent Liabilities.  Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Liability policies will be made to the appropriate party upon receipt from the insurance carrier.  In the event that the aggregate limits on any Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims taking into account their relative contributions towards premiums and the Insurance Proceeds used by each party to satisfy Insured Claims.  The parties agree to use their reasonable best efforts to cooperate in good faith with respect to insurance matters.

(d)                                 Shared Policy Insurance Charges.

(i)                                     Subject to the last paragraph of Section 6.01, Subsidiary assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges as appropriate (collectively “Insurance Charges”), whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Subsidiary for charges that relate to the period before the Distribution Effective Time.  If Subsidiary fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Parent, Parent may (but shall not be required to) pay such Insurance Charges for and on behalf of Subsidiary and thereafter Subsidiary shall upon the written request of Parent forthwith reimburse Parent for such payment.

(ii)                                  Subject to the last paragraph of Section 6.01, Parent assumes responsibility for and shall pay to the appropriate insurance carriers or otherwise any Insurance Charges, whenever arising, that become due and payable upon the terms and conditions of any applicable Policy in respect of any Insured Claims against Parent for charges that relate to the period before the Distribution Effective Time.  If Parent fails to pay any Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Subsidiary, then Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of Parent and thereafter Parent shall upon the written request of Subsidiary forthwith reimburse Subsidiary for such payment.

8.05                           Insurance after the Distribution.

(a)                                  After the Distribution Effective Time, Parent (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Parent Assets and the Parent Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Parent Assets or the Parent Liabilities after the Distribution Effective Time.

(b)                                 After the Distribution Effective Time, Subsidiary (for itself and its subsidiaries) shall be responsible for obtaining or renewing and paying for its own insurance coverage relating to the Subsidiary Assets and the Subsidiary Liabilities, with respect to all Insured Claims and other injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred (i) after the Distribution Effective Time by any Person or (ii) in connection with the ownership or operation of the Subsidiary Assets or the Subsidiary Liabilities after the Distribution Effective Time.

8.06                           Agreement for Waiver of Conflict and Shared Defense.  In the event that Insured Claims of both Subsidiary and Parent exist and relate to the same occurrence, Subsidiary and Parent agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense.  Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

ARTICLE 9
EMPLOYMENT AND EMPLOYEE BENEFIT MATTERS

9.01                           Definitions.  For purposes of this Article 9, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Employer (the “first Employer”), each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Employer.  For purposes of this definition, “control” means the possession, directly or indirectly, of fifty per cent (50%) or more of the voting power or value of all outstanding voting interests.

“COBRA” means the federal statutes designated as Code Section 4980B and ERISA Sections 601 through 608, as amended; and any applicable state law that also establishes Employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former Employees or dependents thereof and any successor legislation to any of such laws.

“Employee” means, with respect to any Employer, an individual who is considered, according to the payroll and other records of such Employer, to be employed by such Employer, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such Employer, to have resulted in a permanent termination of such individual’s employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.  An Employee includes, without limitation, any individual who is in one of the following categories: a Parent Terminee, a Transferred Employee, a Parent Employee or a Subsidiary Employee.

“Employer” means any of the following, as the context so indicates: Parent, Subsidiary or Plains Energy (as successor to Merger Subsidiary in the Merger).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“HMO” means any health maintenance organization organized under 42 U.S.C. Section 300e-9, or a state health maintenance organization statute that provides medical services for Parent Individuals or Subsidiary Individuals under any Medical/Dental Plan.

“Medical/Dental Plan” means a Welfare Plan providing health care benefits to Employees, former Employees and their dependents and beneficiaries; and also includes a “cafeteria” Plan intended to qualify under Code Section 125.

“Parent Employee” means any individual who is or becomes an employee of Parent or any of its subsidiaries (including but not limited to Plains Energy as successor to Merger Subsidiary, but excluding Subsidiary) as a result of the Merger or after the Merger Closing Date.  After the Merger Closing Date, no Employees remaining employed by Parent on the day before the Merger Closing Date will become Parent Employees, because they will have become Transferred Employees working for Subsidiary.

“Parent Individual” means any individual who (i) is a Parent Employee, (ii) is a Parent Service Provider who is hired or continues to serve in that capacity after the Distribution Merger Closing Date or (iii) is a dependent or beneficiary of any such individual described in clause (i) or (ii).

“Parent and Plains Energy Medical/Dental Plan” means any Medical/Dental Plan maintained for or providing benefits to Parent Individuals after the Merger Closing Date, including but not limited to the Medical/Dental Plan of Plains Energy (as successor to Merger Subsidiary in the Merger).

“Parent and Subsidiary Medical/Dental Plan” means the Medical/Dental Plan previously maintained by Parent, which has been terminated and no longer provides coverage for any Person.

“Parent Qualified Beneficiary” means any Parent Individual (or dependent thereof) who, on or after the Merger Closing Date, is a Qualified Beneficiary under the Parent and Plains Energy Medical/Dental Plan.

“Parent Service Provider” means any individual, such as a member of the Parent Board or a consultant, who provides services to Parent and participates in any Plan maintained for or providing benefits for Employees of Parent, but is not and has not been a Parent Employee.

“Parent Stock Option” means an option to purchase Parent Common Stock pursuant to the Parent Stock Option Plan or any other option to purchase Parent Common Stock that has been granted to a Parent Individual.  Parent Stock Options do not include any warrants to purchase Parent Common Stock that are converted in the Merger from warrants to purchase stock of Plains Energy.

“Parent Stock Option Plan” means the 2004 Stock Incentive Plan, as adopted by Parent in July 2004 and amended in May 2006, and as it may be further amended through the Distribution Date.

“Parent Terminee” means any individual who was formerly an Employee of Parent and terminated such employment on or before the Merger Closing Date, but is not a Transferred Employee.

“Plan” means any Retirement Plan, Medical/Dental Plan, Welfare Plan or other plan, policy, arrangement, contract or agreement providing compensatory benefits (other than cash or property) for any group of Employees or individual Employees (including former Employees), or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an Employer to any such Employee, former Employee or the beneficiaries of any such Employee, existing at the Distribution Effective Time or prior thereto.

“Qualified Beneficiary” means any individual (or dependent thereof) who either (i) experiences a “qualifying event” (as that term is defined in Code Section 4980B(f)(3) and ERISA Section 603) while a participant in any Medical/Dental Plan, or (ii) otherwise becomes a “qualified beneficiary,” as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3), under any Medical/Dental Plan.

“Retirement Plan” means any Plan that is sponsored by an Employer, provides deferred compensation for Employees and is described in ERISA as a “pension plan,” including but not limited to any plan and trust intended to be qualified under Code Section 401(a) and/or 401(k).

“Service Credit” means the period of time taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual or similar requirements under such Plan.

“Subsidiary Employee” means any individual who is (i) a Transferred Employee; or (ii) not a Transferred Employee, but becomes an Employee of Subsidiary or any of its subsidiaries after the Merger Closing Date.

“Subsidiary Individual” means any individual who (i) is a Transferred Employee; (ii) is otherwise a Subsidiary Employee; (iii) is a Subsidiary Service Provider; (iv) is, on or at any time before the Merger Closing Date, a Parent Terminee; or (v) is a dependent or beneficiary of any individual described in clause (i), (ii), (iii) or (iv).

“Subsidiary Service Provider” means any individual, such as a member of the Subsidiary Board or a consultant, who provides services to Subsidiary and participates in any Plan maintained for or providing benefits for Employees of Subsidiary, but is not and has not been an Employee of Subsidiary.

“Subsidiary Stock Option” means an option to purchase Subsidiary Common Stock pursuant to the Subsidiary Stock Option Plan, or any other option to purchase Subsidiary Common Stock that has been granted to a Subsidiary Individual.

“Subsidiary Stock Option Plan” means the ante5, Inc. 2010 Stock Incentive Plan, as adopted by Subsidiary on or before the Merger Closing Date.

“Transferred Employee” means any individual who was an Employee of Parent on the day before the Merger Closing Date and who becomes an Employee of Subsidiary as of the Merger Closing Date.

“Welfare Plan” means any Plan that is sponsored by an Employer and provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit described as such in ERISA, including, without limitation, any post-employment benefit, but excluding vacation benefits covered under Section 9.06 and including any “cafeteria Plan” within the meaning of Code Section 125.

9.02                           Employment and Related Obligations.

(a)                                  Subsidiary Employment Agreements with Transferred Employees.  As of the Merger Closing Date, Parent shall assign all rights, and Subsidiary shall assume all obligations and Liabilities for, and arising under, all written and oral employment agreements, if any, in each case with respect to Transferred Employees, if any (the “Transferred Employment Agreements”); and Parent shall have no Liability or obligation with respect thereto.  Subsidiary shall take, or cause to be taken, all action necessary and appropriate to assume, as of the Merger Closing Date, any Transferred Employment Agreements, with such changes as may be necessary to reflect the change in the Employer thereunder and such other changes as Subsidiary shall determine.  Any such Transferred Employment Agreements shall otherwise have the same terms and conditions as in effect immediately before the Merger Closing Date, except that references to employment by or termination of employment with Parent and its Affiliates shall be changed to refer to employment by or termination of employment with Subsidiary and its Affiliates.

(b)                                 Allocation of Responsibilities as Employer on Distribution Date.  As of the Merger Closing Date, except to the extent assumed by Parent under this Agreement or any Related Agreement, Subsidiary shall retain or assume, as the case may be, responsibility as Employer for any Transferred Employees.  After the Merger Closing Date, Parent shall not retain responsibility as Employer for any Parent Terminees or Transferred Employees.

(c)                                  Assumption of Other Employment-Related Liabilities on Distribution Date.  Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto:

(i)                                     Except as provided otherwise in Section 9.05(d), as of the Merger Closing Date, Subsidiary shall assume all benefit obligations and all related rights in connection with any Plan with respect to any Transferred Employees, Parent Terminees and other Subsidiary Individuals; and Parent shall have no further liability with respect thereto.  With respect to any Parent Terminees who become employed by Subsidiary after the Merger Closing Date, any benefit obligations and all related rights that accrue after such employment in connection with any Plan that becomes or continues to be sponsored by Subsidiary shall be assumed by Subsidiary.

(ii)           Parent shall retain all benefit obligations and all related rights that accrue before or after the Distribution Date in connection with any Plan that continues to be sponsored by Parent after the Merger Closing Date; and Subsidiary shall have no liability with respect thereto.

(d)           Service Credits.

(i)            Distribution Date Transfers.  In connection with the Distribution and for purposes of determining Service Credits under any Plan, Subsidiary shall credit each Transferred Employee with such Employee’s Service Credits and original hire date as reflected in the records of Parent as of the Distribution Date.  Such Service Credits and hire date shall continue to be maintained as described herein for as long as the Transferred Employee does not terminate such employment or as otherwise may be required by applicable law or any applicable Plan.

(ii)           Service Credits Following the Distribution Date.  Subject to the provisions of applicable law, (A) Subsidiary may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by Transferred Employees after the Merger Closing Date; and (B) Parent may, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued by any Employees it may hire after the Merger Closing Date.

9.03         Stock Option Plans.

(a)           Parent Stock Option Plan.  Parent shall continue the Parent Stock Option Plan and shall remain obligated under all Parent Stock Options it has granted.  As of the Distribution Effective Time, all Parent Stock Options that are outstanding as of the Distribution Record Date shall be adjusted to also represent the right to receive options to purchase one share of Subsidiary Common Stock (rounded in the aggregate to the nearest full share, with any right to purchase exactly one-half of one share being rounded up to a full share) for each share of Parent Common Stock that may be purchased under the Parent Stock Options, as required by the terms of the Distribution; and each such option to purchase Subsidiary Common Stock shall be issued as by Subsidiary as a Subsidiary Stock Option.  Pursuant to such adjustment, the intrinsic value of the Parent Stock Options immediately before the Distribution shall be preserved immediately after the Distribution; and the respective exercise prices of the Parent Stock Options shall be allocated between the Parent Stock Options (as so adjusted) and such Subsidiary Stock Options, based upon the relative values of Parent Common Stock and Subsidiary Common Stock following the Distribution, equitably taking into account the one-to-one ratio of Subsidiary Common Stock to Parent Common Stock under the terms of the Distribution (with those prices being rounded to the nearest penny, with any price that ends in exactly one-half of one penny being rounded up to a full penny), pursuant to the example set forth in Schedule D attached hereto, all as mutually agreed by Parent and Subsidiary.  To the extent necessary to prevent forfeitures, Parent shall amend the Parent Stock Option Plan and other instruments evidencing Parent Stock Options that are outstanding as of the Merger Closing Date to provide that, with respect to Subsidiary Individuals, including but not limited to any members of the Subsidiary Board holding Parent Stock Options, all references to service or termination of service with

Parent and its Affiliates shall be changed to references to service or termination of service with Subsidiary and its Affiliates.

(b)           Subsidiary Stock Option Plan.  To the extent necessary, Subsidiary shall cause the Subsidiary Stock Option Plan to authorize the Subsidiary Stock Options that are to be granted pursuant to the adjustment of the Parent Stock Options under subsection (a) above, which shall otherwise have the same terms and conditions as the Parent Stock Options with respect to which they are issued, except that with respect to Parent Individuals (including without limitation any Parent Service Providers) receiving any such Subsidiary Stock Options, references to service or termination of service with Subsidiary and its Affiliates shall be changed to references to service or termination of service with Parent and its Affiliates.  From and after the Distribution Effective Time, Subsidiary shall assume all obligations with respect to such Subsidiary Stock Options, and shall administer the Subsidiary Stock Option Plan under terms governing such awards.

9.04         Parent’s 401(k) Plan.  Parent previously sponsored the WPT Enterprises, Inc. 401(k) Plan, which the parties acknowledge was terminated and fully distributed in 2009.  As of the Merger Closing Date, Subsidiary shall assume, and shall be responsible for, any remaining sponsorship and fiduciary duties with respect to the Parent 401(k) Plan; and Parent hereby consents to Subsidiary’s assumption of those duties.

9.05         Parent and Subsidiary Medical/Dental Plan.  The Parent and Subsidiary Medical/Dental Plan has been terminated and no longer provides coverage for any Person.

9.06         Vacation and Sick Pay Liabilities.  As of the Merger Closing Date, Subsidiary shall assume and shall be responsible for all Liabilities then accrued (whether vested or unvested, and whether funded or unfunded) for vacation and sick leave in respect of any Subsidiary Individuals.  From and after the Merger Closing Date, Subsidiary shall be solely responsible for the payment to any Subsidiary Individuals of vacation or sick leave accrued after the Merger Closing Date.

9.07         Garnishments and Withholding.

(a)           Garnishments, Tax Levies, Child Support Orders, and Wage Assignment.  With respect to garnishments, Tax levies, child support orders, and wage assignments in effect with Parent on the Distribution Date, Subsidiary shall honor such payroll deduction authorizations with respect to any Subsidiary Individuals; and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order that was filed with Parent on or before the Merger Closing Date, or with Subsidiary at any time.  Parent shall, as of the day before the Merger, provide Subsidiary with such information in the possession of Parent (and not already in the possession of Subsidiary) as may be necessary or reasonably requested by Subsidiary, for Subsidiary to make the payroll deductions and payments to the authorized payee as required by this subsection (a).

(b)           Authorizations for Payroll Deductions.  Unless otherwise prohibited by this Agreement, a Related Agreement or any other agreement entered into in connection with the Distribution, Subsidiary will honor all payroll deductions in effect with Parent or Subsidiary as of the Merger Closing Date with respect to Subsidiary Individuals who are Employees; and Subsidiary shall not require that any such individual submit a new authorization to the extent that the type of deduction by Subsidiary after the Distribution Date does not differ from that made by Parent or Subsidiary on or before the Distribution Date.  Such deduction types include, without limitation: scheduled loan repayments to any credit union and direct deposit of payroll, bonus advances, employee relocation loans and other types of authorized Employer receivables usually collectible through payroll deductions.  Parent shall, as soon as practicable after the Merger, provide Subsidiary with such information in the possession of Parent (and not already in the possession of Subsidiary) as may be necessary or reasonably requested by Subsidiary to honor the payroll deduction authorizations contemplated by this subsection (b).

9.08         Labor and Employment Matters.  Notwithstanding any other provision of this Agreement or any other agreement between Parent and Subsidiary to the contrary, Parent and Subsidiary understand and agree that:

(a)           Separate Employers.  After the Merger Closing Date and the employment of the Transferred Employees by Subsidiary, Parent and Subsidiary will be separate and independent Employers of their respective Employees, extent to the extent otherwise provided by applicable law.

(b)           Employment Policies and Practices.  Subject to the provisions of ERISA and the Code, and except as limited by applicable law or agreement (including but not limited to Section 9.05(b) of this Agreement), Parent and Subsidiary may adopt, continue, modify or terminate such employment policies, compensation practices, Retirement Plans, Welfare Plans and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary or appropriate.

(c)           Notice of Claims.  Without limitation to the scope and application to each party in the performance of its duties herein, each party hereto will notify in writing and consult with the other party before making any settlement of an Employee claim, for the purpose of avoiding any prejudice to such other party arising from the settlement.

(d)           Employees on Leave of Absence.  As of the Merger Closing Date, Subsidiary shall assume responsibility, if any, as Employer for all Employees returning from an approved leave of absence who, before Merger Closing Date, were employed by Parent; and any such Employee shall be treated as a Transferred Employee.

9.09         Access to Information; Cooperation.  Parent and Subsidiary and their authorized agents shall be given reasonable access to and may take copies of all information relating to the subjects of this Article 9 (to the extent permitted by federal and state confidentiality laws) in the custody of the other party, including any agent, contractor, subcontractor, agent or any other Person under the contract of such party.  The parties hereto shall provide one another with such information within the scope of this Article 9 as is reasonably necessary to administer each party’s Plans, properly compensate its Employees, perform payroll administration and make all reports required by applicable laws and regulations.   The parties hereto shall cooperate in good faith with each other to minimize the disruption caused by any such access and providing of information.

9.10         Reimbursement.  Parent and Subsidiary acknowledge that Parent, on the one hand, and Subsidiary, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans that are, as set forth in this Agreement, the responsibility of the other party hereto.  Accordingly, Parent and Subsidiary shall reimburse each other, as soon as practicable, but in any event within thirty (30) days after receipt from the other party hereto of appropriate verification, for all such costs and expenses.

9.11         Preservation of Right To Amend or Terminate Plans.  Except as otherwise expressly provided herein, no provision of this Agreement other than Section 9.05(b), including without limitation the agreement of Parent or Subsidiary to make a contribution or payment to or under any Plan referred to herein for any period, shall be construed as a limitation on any right of Parent or Subsidiary to amend such Plan or terminate its participation therein that Parent or Subsidiary would otherwise have under the terms of such Plan or otherwise; and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee under a Plan that such individual would not otherwise have under the terms of the Plan itself; provided, however, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the Liabilities of the other party under any Plan of the other party, without such other party’s consent.

9.12         Effect on Employees.  No provision of this Agreement shall create any third party beneficiary rights in any Employee, former Employee or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such individual by either party hereto or under any Plan that a party may maintain.

Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by either party hereto, nor shall anything herein interfere with the right of either party hereto to terminate the employment of any Employee at any time, with or without cause, or restrict a party in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of an Employee, except as provided by any applicable law or any other agreement.

ARTICLE 10
TAX MATTERS

10.01       Definitions.  For purposes of this Article 10, the following terms shall have the meanings set forth below:

“Affiliated Group” means, with respect to any Taxable Period, an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Section 1504(b) of the Code) for the Taxable Period; or, for purposes of any state, foreign or local Income Tax matters, any consolidated, affiliated, combined or unitary group of corporations within the meaning of the corresponding provisions of Tax law for the Tax Authority in question.

“Combined Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction in which Parent or an Affiliate of Parent is included in a consolidated, affiliated, combined, unitary or similar Tax Return with Parent or any other Affiliate of Parent for state, local or foreign Income Tax purposes.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and non-appealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other Tax Authority jurisdictions; (iii) any other final settlement with the IRS or other Tax Authority; or (iv) the expiration of an applicable statute of limitations.

“Income Tax(es)” shall mean, with respect to any corporation or Affiliated Group, any and all Taxes based upon or measured by its net income (regardless of whether denominated as an income Tax, a franchise Tax or otherwise).

“IRS” means the United States Internal Revenue Service.

“Overdue Rate” means a rate of interest per annum that fluctuates with the federal short-term rate established from time to time pursuant to Code Section 6621.

“Post-Distribution Member” means a corporation that is a member of the Post-Distribution Parent Group at any time after the Distribution Date.

“Post-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the day after the Distribution Date and ending on the last day of such Taxable Year.

“Post-Distribution Taxable Period” means a Taxable Year that begins after the Distribution Date.

“Post-Distribution Parent Group” means, collectively, Parent, Plains Energy (as successor to Merger Subsidiary in the Merger), and each other corporation that is or becomes a member of an Affiliated Group with respect to which Parent is or would be the common parent at any time after the Distribution Effective Time.  To the extent applicable to any state or local Income Tax matters, the “Post-Distribution Parent Group” shall include all corporations joining in the filing of a consolidated, unitary or combined Income Tax Return for the state or local Tax Authority in question for any Straddle Period or Post-Distribution Taxable Period.

“Post-Distribution Parent Member” means any corporation that is a member of the Post-Distribution Parent Group.

“Pre-Distribution Group” means the Affiliated Group consisting of Parent, Subsidiary, Merger Subsidiary, Plains Energy (as successor to Merger Subsidiary in the Merger) and any other members of an Affiliated Group that includes Parent at any time before the Distribution Effective Time.  For purposes of this Agreement, except as provided otherwise in Section 10.03, the Pre-Distribution Group shall terminate as of the Distribution Effective Time and the Post-Distribution Parent Group shall then become effective.  To the extent applicable to any state Income Tax matters, the “Pre-Distribution Group” shall include all corporations joining in the filing of a consolidated, combined or unitary Income Tax Return for the state in question for any Pre-Distribution Taxable Period.

“Pre-Distribution Member” means a corporation that was a member of the Pre-Distribution Group immediately before the Distribution Effective Time.

“Pre-Distribution Straddle Period” means, with respect to any Straddle Period, the portion beginning on the first day of such Taxable Year and ending at the close of business on the Distribution Date.

“Pre-Distribution Taxable Period” means a Taxable Year that ends on or before the Distribution Date.

“Representative” means, with respect to any Person, any of such Person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Separate Jurisdiction” means, for any Taxable Period, any state, local or foreign Tax Authority jurisdiction that is not a Combined Jurisdiction.

“Separate Return Basis” means, with respect to any Taxable Year or portion thereof, (i) in the case of a Tax Liability of the Subsidiary Group, calculated with Subsidiary as the common parent of that Affiliated Group and without regard to any Post-Distribution Parent Group Members; and (ii) in the case of any individual Subsidiary Member, calculated as if such Subsidiary Member were a separate entity outside of any Affiliated Group.

“Straddle Period” means any Taxable Year beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary Group” means Subsidiary and each other corporation that becomes a member of an Affiliated Group with respect to which Subsidiary is the common parent at any time after the Distribution Date.

“Subsidiary Member” means any corporation that is a member of a Subsidiary Group.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”):  (i) Any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Tax Authority, whether disputed or not; and (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of an entity being a member of an Affiliated Group.

“Tax Benefit(s)” shall mean (i) in the case of an Income Tax for which a consolidated federal or a consolidated, combined or unitary state or other Tax Return is filed, the amount by which the Tax Liability of the applicable Affiliated Group is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund; and (ii) in the case of any other Tax, the amount by which the Tax Liability of a corporation is actually reduced on a “with and without” basis (by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to Taxable income in any other Taxable Year or as a carry-forward or carryback, and including the effect on other Taxes of such reduction), plus any interest received with respect to any related Tax refund.

“Tax Practices” shall mean the most recently applied policies, procedures and practices employed by the Pre-Distribution Group in the preparation and filing of, and positions taken on, any Tax Returns of Parent, Subsidiary, Merger Subsidiary or Plains Energy for any Pre-Distribution Taxable Period.

“Tax Returns” (and with corresponding meaning “Tax Return”):  All returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required by a Tax Authority to be filed or sent by or relating to a party to this Agreement or any member of any Affiliated Group in which the party is a member; and relating to any Taxes with respect to any income, properties or operations of such party or any such member.

“Taxable Period” means a Pre-Distribution Taxable Period, a Straddle Period or a Post-Distribution Taxable Period.

“Taxable Year” means a Taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

“Tax Authority” means the IRS and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

10.02       Preparation and Filing of Tax Returns.

(a)           By Parent.  Parent shall prepare and timely file (or cause to be prepared and timely filed):

(i)            all Tax Returns of the Pre-Distribution Group and any Pre-Distribution Member (other than such Returns that relate solely to Subsidiary) for all Pre-Distribution Taxable Periods that are required to be filed either before or after the Distribution Date, except for Tax Returns of Plains Energy required to be filed on or before the Merger Closing Date; and

(ii)           all Tax Returns of the Post-Distribution Parent Group and any Post-Distribution Member for all Straddle Periods and Post-Distribution Taxable Periods.

(b)           By Subsidiary.  Subsidiary shall prepare and timely file (or cause to be prepared and timely filed):

(i)            all Tax Returns that relate solely to Subsidiary for all Pre-Distribution Taxable Periods that are required to be filed before or after the Distribution Date; and

(ii)           all Tax Returns of the Subsidiary Group and any Subsidiary Member for all Straddle Periods and Post-Distribution Taxable Periods.

(c)           Sales and Transfer Taxes.  Parent and Subsidiary agree to cooperate in good faith to determine the amount of sales, transfer or other Taxes (including, without limitation, all real estate, patent, trademark and transfer Taxes and recording fees, but excluding any Income Taxes), if any, incurred in connection with the Subscription Agreement, the Distribution and other transactions (other than the formation of Merger Subsidiary and the Merger) contemplated by this Agreement (the “Distribution Transaction Taxes”).  Subsidiary agrees to file promptly and timely the Tax Returns for such Distribution Transaction Taxes; and Parent will join in the execution of any such Tax Returns and any related documentation.  Subsidiary shall be responsible for payment of all such Transaction Taxes.

(d)           Provision of Filing Information.  Subsidiary (or Parent, as the case may be) shall cooperate in good faith and assist Parent (or Subsidiary) in the preparation and filing of all Tax Returns subject to this Section 10.03 and submit to Parent (or Subsidiary) (i) all necessary filing information in a manner consistent with past Tax Practices, and (ii) all other information reasonably requested by Parent (or Subsidiary) in connection with the preparation of such Tax Returns promptly after such request.  It is expressly understood and agreed that Parent’s (or Subsidiary’s) ability to discharge its Tax Return preparation and filing responsibilities is contingent upon Subsidiary (or Parent) providing Parent (or Subsidiary) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Income Tax Returns; and that Subsidiary (or Parent) shall indemnify Parent (or Subsidiary) if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to provide such information and assistance on a timely basis.

10.03       Taxable Years.  Subsidiary and Parent agree that, to the extent permitted by applicable Tax law, including but not limited to Treasury Regulation Section 1.1502-76(b)(ii):

(a)           the Taxable Year of Subsidiary that is included in the consolidated federal Income Tax Return of the Pre-Distribution Group for the Pre-Distribution Taxable Period that includes the Distribution Date (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Pre-Distribution Group) shall end as of the Distribution Effective Time;

(b)           the Taxable Year of Plains Energy (as a successor to Merger Subsidiary) that will be included in the consolidated federal Income Tax Return of the Post-Distribution Parent Group for the Post Distribution Taxable Period that begins on the day after the Merger (and all corresponding consolidated, combined or unitary state, local or other Income Tax Returns of the Pre-Distribution Group) for purposes of such federal, state, local or other Income Taxes shall begin at the close of business on the date of the Merger; and

(c)           the Subsidiary Group and each Subsidiary Member shall begin a new Taxable Year for purposes of such federal, state, local or other Income Taxes as of the Distribution Effective Time.

The parties further agree that, to the extent permitted by applicable law, all federal, state, local or other Tax Returns shall be filed consistently with these positions.

10.04       Advance Review of Tax Returns.  At least thirty (30) days before the filing of any Income Tax Return (including amendments thereto) that includes both Parent and Subsidiary, and at least fifteen (15) days before the filing of any other Tax Return (including amendments thereto) that includes both Parent and Subsidiary, the party preparing the Tax Return shall provide the other party with the portion of such Tax Return related to such other party, except for any such Tax Return filed before the date of this Agreement.  In the case of each Tax Return subject to the conformity requirements of Section 10.05 and filed pursuant to Section 10.02(a) or Section 10.02(b), the party preparing the Tax Return shall provide the other party with copies of any such Tax Return at least thirty (30) days before the filing thereof (including amendments thereto).  Subsidiary and its Representatives (or Parent and its Representatives, as the case may be) shall have the right to review all related work papers before the filing of any such Tax Return.  Parent (or Subsidiary, as the case may be) shall consult with Subsidiary (or Parent) regarding its comments with respect to such Tax Returns and shall in good faith (a) consult with Subsidiary (or Parent) in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns, and their consistency with past Tax Practices; and (b) consider Subsidiary’s (or Parent’s) recommendations for alternative positions with respect to items reflected on such Tax Return; provided, however, that Parent (or Subsidiary) shall not be required to consider any such recommendation if the result thereof would adversely affect the Taxes of the Post-Distribution Parent Group or any Post-Distribution Member (or the Subsidiary Group or any Subsidiary Member) for any Taxable Period beginning after the Merger Closing Date; and may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from Subsidiary (or Parent) for any increase in Tax Liability (under this Agreement or otherwise) of such party that may reasonably be expected to result from the adoption of the relevant alternative position.

10.05       Consistent Positions on Tax Returns.  Parent (or Subsidiary, as the case may be) shall prepare all Tax Returns filed pursuant to Section 10.02 for all Pre-Distribution Taxable Periods and Straddle Periods, in a manner consistent with past Tax Practices, except as otherwise required by changes in applicable law or material underlying facts or as the parties hereto shall otherwise agree in writing.

10.06       Allocation of Straddle Period Taxes.  For purposes of this Agreement, Taxes shall be allocated between each Pre-Distribution Straddle Period and Post-Distribution Straddle Period, in Subsidiary’s reasonable judgment with the written consent of Parent (which shall not be unreasonably withheld), in the following manner:

(a)           To the extent not impractical, on the basis of the actual operations and Taxable income (if any) for each such period, determined by closing the books of the entity as of the Distribution Effective Time; or

(b)           To the extent that an allocation based on a closing of the books is impractical, on the basis of any reasonable method or methods, including allocations based on (i) allocations of Taxable income, loss, gain, deduction and credits made for the entity for federal Income Tax purposes, (ii) rounding to the next nearest accounting period-end, or (iii) the actual number of days in the Pre-Distribution Straddle Period and Post-Distribution Straddle Period in proportion to the number of days in the entire Straddle Period.

10.07       Payment of Taxes.

(a)           Parent shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed pursuant to Section 10.02(a); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Parent pursuant to Section 10.02(a); provided, however, that Subsidiary shall reimburse Parent, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Parent, if and to the extent such Taxes are directly attributable to either (x) the Tax Liability of Subsidiary or one or more Subsidiary Members, as a result of Subsidiary being a Pre-Distribution Member or otherwise, after Parent takes into account any Tax Benefit (including but not limited to any Carry-forward described in Section 10.11) that reduces the amount of Parent’s Tax Liability attributable to such Tax Liability of Subsidiary; or (y) subject to the limitation in the last paragraph of Section 6.01, the Tax Liability of the Pre-Distribution Group for any period ending on or before the Merger Closing Date; and the attribution of such Tax Liability of the Pre-Distribution Group shall be determined pursuant to the principles set forth in Section 10.06.

(b)           Subsidiary shall pay: (i) all Taxes shown to be due and payable on all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); and (ii) subject to Section 10.08, all Taxes that shall thereafter become due and payable as a result of a Final Determination with respect to all Tax Returns filed by Subsidiary pursuant to Section 10.02(b); provided, however, that Parent shall reimburse Subsidiary, for the amount of any Taxes required to be paid as a result of clause (i) or (ii), within fifteen (15) days after receipt of written notification from Subsidiary, if and to the extent such Taxes are directly attributable to the Tax Liability of Parent or Plains Energy (or any of their subsidiaries other than Subsidiary) for any period beginning after the Merger Closing Date; and the attribution of such Tax Liability shall be determined pursuant to the principles set forth in Section 10.06.

10.08       Amendments to Tax Returns.  Parent (or Subsidiary, as the case may be) shall be entitled to amend Tax Returns filed by Parent (or Subsidiary) pursuant to Section 10.02; provided, however, that Parent (or Subsidiary) shall not amend for any reason whatsoever any Tax Return of Parent, the Pre-Distribution Group, the Post-Distribution Parent Group or any Post-Distribution Member (or of Subsidiary, a Subsidiary Group or any Subsidiary Member) for any Pre-Distribution Taxable Period or any Straddle Period, except (a) pursuant to the settlement or other resolution of a contest subject to Section 10.15, or (b) with Parent’s (or Subsidiary’s) written consent (which shall not be unreasonably withheld); provided, however, that such prohibition shall not extend to the correction of mathematical or material factual errors or other adjustments necessary to conform such Tax Return to applicable law or past Tax Practices.

10.09       Refunds of Taxes.

(a)           Parent shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Parent pursuant to Section 10.02(a) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Parent shall pay to Subsidiary (in accordance with Section 11.16), promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Subsidiary reimbursed Parent under Section 10.07(a).

(b)           Subsidiary shall be entitled to any refund of Taxes attributable to either a Tax Return filed by Subsidiary pursuant to Section 10.02(b) or a Final Determination with respect to any such Tax Return; provided, however, that (except as otherwise provided in this Agreement) Subsidiary shall pay to Parent (in accordance with Section 11.16), promptly after receipt of such refund, any portion of such refund (including any interest received on that portion) directly attributable to a Tax for which Parent reimbursed Subsidiary under Section 10.07(b).

10.10       Carrybacks.  Subsidiary shall notify Parent promptly of the existence of any items of deduction, loss or credit arising in a Post-Distribution Taxable Year that are required to be carried back to a Taxable Period of the Pre-Distribution Group or any Pre-Distribution Member (other than to a separate Tax Return of Subsidiary).  Subsidiary hereby expressly agrees (on its behalf and on behalf of all Subsidiary Members and successors thereto) that Parent or any other member of the Post-Distribution Parent Group may retain any cash refund or reduction of a Tax Liability or any other Tax Benefit obtained by Parent or any other member of the Post-Distribution Parent Group as a result of any such carryback, without compensation to Subsidiary or any Subsidiary Member.  Subsidiary and Parent agree that Subsidiary shall elect to carry forward all such items that affect Subsidiary to the extent permitted under applicable law.

10.11       NOL, ITC and AMT Credit Benefit.  Subsidiary acknowledges that, notwithstanding Parent’s contribution of the Transferred Assets to the capital of Subsidiary, Subsidiary will not be entitled, at any time after the Distribution Date, to use or benefit from any net operating loss carry-forwards, investment Tax credit carry-forwards and alternative minimum Tax credit carry-forwards (“Carry-forwards”) that are attributable to Parent, or any portion of the consolidated Code Section 382 limitation that Parent could apportion to Subsidiary under applicable Treasury Regulations, except to the extent provided in Section 10.07(a).  If Subsidiary has, at any time after the Distribution Date, any Carry-forwards attributable to it under applicable federal and state Income Tax law, the parties hereto agree that the Subsidiary Group and the Subsidiary Members shall be exclusively entitled to use and benefit from those Carry-forwards without compensation to the Pre-Distribution Group or any other Pre-Distribution Member.  Parent further agrees that it shall have no recourse against the Pre-Distribution Group, any Pre-Distribution Member, the Subsidiary Group or any Subsidiary Member regardless of (a) what amount of such Carry-forwards attributable to Subsidiary are or will be available to the Subsidiary Group and the Subsidiary Members in Post-Distribution Taxable Years, or (b) whether such Carry-forwards shall be subject to any limitation imposed as a result of the application of Code Sections 382 and 383, the Treasury Regulations thereunder or other applicable law.  Parent hereby agrees to take any action or make any election reasonably required to permit Subsidiary and the Subsidiary Members to utilize any Carry-forwards attributable to

Subsidiary; provided, however, that no such action or election shall be required if it would adversely affect in any way the Income Tax Liabilities of the Post-Distribution Parent Group or any Post-Distribution Member for any Taxable Year.  The parties also hereby agree that the provisions of this Section 10.11 shall apply with respect to any similar carry-forwards available under applicable state, local or foreign Income Tax law.

10.12       Payroll Taxes.

(a)           Reporting on Forms W-2 and 941.  Parent and Subsidiary hereby agree to adopt the “alternative procedure” for preparing and filing Treasury Forms W-2 (Wage and Tax Statements), as described in Section 5 of IRS Revenue Procedure 84-77, 1984-2 IRS Cumulative Bulletin 753 (“Rev. Proc. 84-77”).  In connection with such agreement, the Transferred Assets and all related business operations are being assigned to Subsidiary, all current Employees of Parent are becoming Transferred Employees on the Merger Closing Date; and each Subsidiary Individual associated with such operations shall be assigned for payroll reporting purposes to Subsidiary.  Under Rev. Proc. 84-77, Subsidiary as the successor Employer for Subsidiary Individuals shall provide them with all required Treasury Forms W-2 for the calendar year 2010, reflecting all wages paid and Taxes withheld by both Parent as the predecessor Employer and Subsidiary as the successor Employer for the entire year in which the Distribution takes place.  Parent and Subsidiary shall each be responsible for filing Treasury Forms 941 for its Employees, with respect to each quarterly Taxable Period in which such Employer pays its Employees’ compensation.  Parent shall provide all Parent Individuals with all required Treasury Forms W-2 for the calendar year 2010, reflecting all wages and Taxes paid and withheld by Parent as a separate Employer after the Distribution Date.

(b)           Forms W-4 and W-5.  Parent and Subsidiary also agree to adopt the alternative procedure of Rev. Proc. 84-77 for purposes of filing Treasury Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, Parent shall provide to Subsidiary all Treasury Forms W-4 and W-5 on file with Parent for Transferred Employees and other Subsidiary Individuals; and Subsidiary will honor these forms after the Merger Closing Date until such time, if any, that such Subsidiary Individual submits a revised form.

(c)           Assumption of Unemployment Tax Rates.  Parent’s state unemployment Tax experience as of the Merger Closing Date shall be handled as follows.  If an option exists under applicable law to allocate any such state unemployment Tax experience of Parent to Subsidiary as the successor to Parent’s business included in the Transferred Assets, Subsidiary may elect in writing, at any time before January 1, 2011, but no later than the time permitted under applicable law, to have Parent transfer such experience to Subsidiary as soon as practicable after Parent receives notice of such election.

10.13       Tax Indemnification.

(a)           By Parent.  Subject to the following subsections of this Section 10.13, other than subsection 10.13(b), Parent shall indemnify, defend and hold Subsidiary and the Subsidiary Members harmless (on an After-Tax Basis) against:

(i)            each and every Liability for any and all Taxes for which Parent is ultimately liable under Section 10.07; and

(ii)           each and every Liability for any and all Taxes of the Post-Distribution Parent Group under Treasury Regulations Section 1.1502-6 or any similar law, rule or regulation administered by any Tax Authority.

(b)           By Subsidiary.  Subsidiary shall indemnify, defend and hold Parent, Plains Energy, the Post-Distribution Parent Group and the Post-Distribution Members harmless (on an After-Tax Basis) against each and every Liability for any and all Taxes for which Subsidiary is ultimately liable under Section 10.07; provided, however, that to the extent any such Tax Liability is attributable to Parent, Subsidiary, Merger Subsidiary or any other direct or indirect subsidiary of Parent for any Taxable Period ending on or before the Merger Closing Date, as determined pursuant to the principles set forth in Section 10.06, Subsidiary’s indemnification obligation under this subsection shall be subject to the limitations in the last paragraph of Section 6.01.

(c)           Assumed Tax Treatments.

(i)            The parties expressly agree for all purposes to treat the formation of Subsidiary as a Tax-free transaction under Code Section 351(a) (the “Tax Treatment”).  Each party hereto also expressly agrees not to take (and to cause each of its Affiliates not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Distribution and all related transactions in accordance with the Tax Treatment and to take (and to cause each of its Affiliates to take) any and all actions reasonably available to such party (or any of its Affiliates) to support and defend such treatment.

(ii)           Notwithstanding anything to the contrary in Sections 10.07, 10.03(a) or 10.03(b):

(A)          If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and if one or more members of both the Post-Distribution Parent Group and the Subsidiary Group have taken actions after the Distribution that materially contributed to such disallowance, then any Liability of Parent for Taxes as a result of such disallowance shall be divided between Parent and Subsidiary in the ratio provided in Section 5.02.

(B)           If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment and any member of the Subsidiary Group (and no member of the Post-Distribution Parent Group) has taken any action after the Distribution that materially contributes to such disallowance, then Subsidiary shall indemnify and hold the Post-Distribution Parent Group harmless for any Taxes that would not have been payable but for such disallowance.

(C)           If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment, and any member of the Post-Distribution Parent Group (and no member of the Subsidiary Group) has taken any action after the Distribution that materially contributes to such disallowance, then Parent shall indemnify and hold the Subsidiary Group harmless for any Taxes that would not have been payable but for such disallowance.

Any such claim for indemnification shall otherwise be handled in the manner specified under this Section 10.13, but shall not affect in any manner the provisions of Sections 10.14 and 10.15 with respect to cooperation and control of contests and audits.

(d)           Certain Reimbursements.  Subsidiary (or Parent, as the case may be) shall notify Parent (or Subsidiary) of any Taxes paid by the Subsidiary Group or any Subsidiary Member (or the Post-Distribution Parent Group or any Post-Distribution Parent Member) that are subject to indemnification under this Section 10.13; provided, however, that no Tax Liability of $10,000 or less in the aggregate shall in any event be indemnified hereunder.  To the extent not otherwise provided in this Section 10.13, any other notification contemplated by this subsection (d) shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Distribution Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder.  Whenever a notification described in this subsection (d) is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Section 11.16, but only to the extent that the notified party agrees with such request.  To the extent the notified party disagrees with such request, it shall, within twenty (20) days, so notify the notifying party, whereupon the parties shall use their best efforts to resolve any such disagreement.  To the extent not otherwise provided for in this Section 10.13 or in Section 11.16, any payment made after such 20-day period shall include interest at the Overdue Rate from the date such payment would have been made under Section 11.16 based upon the original notice given by the notifying party.

(e)           Loss of Tax Benefits.  Appropriate payments shall be made between the parties to take account of subsequent losses of, or changes in, any Tax Benefit that has been taken into account for purposes of determining the After-Tax Basis of any indemnification payment.

10.14       Cooperation; Document Retention; Confidentiality.

(a)           Provision of Cooperation, Documents and Other Information.  Upon reasonable request by a requesting party, Parent and Subsidiary shall promptly provide (and shall cause the members of their respective Affiliated Groups to provide) such requesting party with such cooperation and assistance, documents, and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the preparation and filing of any original or amended Tax Return; (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes, Tax Returns within the scope of this Agreement; or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party.

Such cooperation and assistance shall include, without limitation:  (w) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by the Pre-Distribution Group, a Pre-Distribution Member, the Post-Distribution Parent Group, a Post-Distribution Parent Member, the Subsidiary Group or a Subsidiary Member, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, with respect to Tax Return which Parent may be obligated to file on behalf of Subsidiary Members pursuant to Section 10.02(a); (y) the prompt and timely filing of appropriate claims for refund; and (z) the use of reasonable best efforts to obtain any documentation from a Governmental Entity or a third party that may be necessary or helpful in connection with the foregoing.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)           Retention of Books and Records.  Parent, each Post Distribution Member, and Subsidiary shall retain or cause to be retained all Tax Returns required to be prepared with respect to each Pre-Distribution Taxable Period and each Straddle Period; and all books, records, schedules, work papers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement.  The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.  The parties hereto shall provide at least thirty (30) days prior written notice of any intended destruction of the documents referred to in this subsection (c).  A party giving such a notification shall not dispose of any of the foregoing materials without first obtaining the written approval (which may not be unreasonably withheld) of the notified party.

(c)           Status and Other Information Regarding Audits and Litigation.  Parent (or Subsidiary, as the case may be) shall use reasonable best efforts to keep Subsidiary (or Parent) advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns or Tax Benefits subject to indemnification under this Agreement.  To the extent relating to any such issue, Parent (or Subsidiary) shall promptly furnish Subsidiary (or Parent) with copies of any inquiries or requests for information from any Tax Authority or any other administrative, judicial or other Governmental Entity, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

(d)           Confidentiality of Documents and Information.  Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein.

10.15       Contests and Audits.

(a)           Notification of Audits or Disputes.  Upon the receipt by Parent or any Post-Distribution Parent Member (or Subsidiary or any Subsidiary Member, as the case may be)

of notice of any pending or threatened Tax audit, contest or assessment that could reasonably be expected to affect any Liability for Taxes subject to indemnification hereunder, Parent (or Subsidiary) shall promptly notify Subsidiary (or Parent) in writing of the receipt of such notice.

(b)           Control and Settlement.

(i)            Control and Consultation by Parent.  Parent shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating in whole or in part, to any Pre-Distribution Taxable Period or any other Taxable Period for which Parent is responsible, in whole or in part, for Taxes under Section 10.07(a) and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may impact Subsidiary or any Subsidiary Member for any Post-Distribution Taxable Period or for which Subsidiary may be responsible in part under Section 10.07(b) and Section 10.13, Parent shall (A) afford Subsidiary full opportunity to observe at any such proceedings and to review any submissions related to such issues, (B) in good faith consult with Subsidiary regarding its comments with respect to such proceedings and submissions in an effort to resolve any differences with respect to Parent’s positions with regard to such issues, (C) in good faith consider Subsidiary’s recommendations for alternative positions with respect to such issues, and (D) advise Subsidiary of the reasons for rejecting any such alternative position.  In the event of any disagreement regarding the proceedings, Parent shall have the ultimate control of the contest and any settlement or other resolution thereof.

(ii)           Control and Consultation by Subsidiary.  Subsidiary shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating solely to any Post-Distribution Taxable Period of the Subsidiary Group or any Subsidiary Member, or relating to any other Taxable Period for which Subsidiary is solely responsible for Taxes under Section 10.07 and Section 10.13; and to employ counsel of its choice at its expense; provided, however, that Subsidiary shall (A) afford Parent full opportunity to observe at any such proceedings and to review any submissions related thereto and (B) not agree to settle any such proceeding in a manner that could reasonably be expected to have a material and adverse effect on (1) any indemnification obligation of Parent hereunder, (2) any Tax Liability of the Pre-Distribution Group or any Pre-Distribution Member for any Pre-Distribution Taxable Period or (3) any Tax Liability of the Post-Distribution Parent Group or any Post-Distribution Parent Member for any Post-Distribution Taxable Period, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(iii)          Delivery of Powers of Attorney.  Subsidiary (and, to the extent necessary, any other member of any Subsidiary Group) shall execute and deliver to Parent, promptly upon request, such powers of attorney authorizing Parent to extend statutes of limitations, receive refunds and take such other actions that Parent reasonably considers to be appropriate in exercising its control pursuant to this Section 10.15.

10.16       Tax Elections.  Nothing in this Agreement is intended to change or otherwise affect any Tax election made before the date of this Agreement by or on behalf of the Pre-Distribution Group (including the election with respect to the calculation of earnings and profits under Code Section 1552 and the Treasury Regulations thereunder).  Parent, as common parent of the Pre-Distribution Group, shall continue to have sole discretion to make any and all elections with respect to all members of the Pre-Distribution Group for all Taxable Periods for which it is obligated to file Tax Returns under Section 10.02(a).

ARTICLE 11
MISCELLANEOUS

11.01       Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.02       Forbearance.  Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other risk nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

11.03       Expenses.  Except as specifically provided in this Agreement or in a Related Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

11.04       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to any applicable conflicts of laws.

11.05       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to	ante4, Inc.
2812 1st Avenue North, Suite 506
P.O. Box 1500
Billings, Montana 59103-1500

if to Subsidiary, to	ante5, Inc.
c/o Lyle Berman
One Hughes Center Drive, Suite 606
Las Vegas, Nevada 89169

11.06       Amendments.  This Agreement may be amended only by a written agreement executed and delivered by duly authorized officers of Subsidiary and Parent; provided, however, that any amendment made after the Merger Effective Time shall be effective only if expressly authorized by the Parent Board and the Subsidiary Board.

11.07       Assignments; Predecessors and Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

To the extent necessary to give effect to the purposes of this Agreement, any reference to any party, any of its Affiliates, any Affiliated Group or member of an Affiliated Group, shall also include any predecessors or successors thereto, by operation of law or otherwise.

11.08       Termination and Effectiveness.  This Agreement may be terminated and the Distribution abandoned at any time before the Distribution Effective Time only by the written approval of Subsidiary.  In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

This Agreement shall remain effective on and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

11.09       Guarantees.  Each of the parties hereto shall cause to be performed, and hereby guarantees the complete and prompt performance of, all actions, agreements and obligations set forth herein that may be required to be performed by any corporation or other business entity (other than each other) that may become controlled by such party on or after the Distribution Date.  If, on or after the Distribution Date, either Parent or Subsidiary is acquired by another entity such that 50% or more of the acquirer’s voting equity interests are under common control with such party, such acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement.

11.10       Specific Performance.  The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy.  Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

11.11       Headings; References; Rules of Construction.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules attached hereto unless otherwise indicated.

Any ambiguities in this Agreement or the Related Agreements shall be resolved without regard to which party drafted such instrument.

11.12       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.13       Severability; Enforcement.  The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.14       Mediation and Arbitration of Disputes.

(a)           Dispute Resolution.  Except for any dispute that is a proper subject for injunctive relief, any dispute, controversy or disagreement (“Dispute”) between the parties that is related to their obligations under this Agreement and cannot be settled, shall be submitted for mediation to a committee made up of an equal number of members of each party’s Board of Directors who are not on the Board of Directors of the other party (“Committee”).  If the parties are unable to reach an amicable resolution of a Dispute within thirty days after submission to the Committee, then, to the maximum extent allowed by law, the Dispute shall be submitted and resolved by final and binding arbitration in Minnesota; provided, however, that any party may seek injunctive relief or enforcement of any award rendered pursuant to the arbitration provisions of this Section 11.14 by bringing a suit in any court of competent jurisdiction.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement was sought and application may be made to such court for judicial acceptance of the award and order of enforcement.  The fees and expenses of arbitration (including reasonable attorneys’ fees) shall be paid by the party that does not prevail in such arbitration.

(b)           Attorneys’ Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

(c)           Specific Performance.  Nothing contained in this Section 11.14 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 11.14.  The parties agree that any legal remedy available to a party with respect to a breach of this Section 11.14 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 11.14.

(d)           Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the federal and state courts located in the State of California for all purposes under this Agreement.

(e)           Confidentiality.  Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

11.15       Payment Method and Character; No Setoffs.  All payments made pursuant to this Agreement shall be made in immediately available funds.  Except as otherwise provided herein, any payment not made within fifteen (15) days after the date such payment is due shall thereafter bear interest at the Overdue Rate (as defined in Section 10.01) from the date when the payment was due.

Any payment (other than interest thereon) made hereunder by Parent to Subsidiary, or by Subsidiary to Parent, shall be treated by all parties for all purposes to the extent permitted by law as a non-Taxable dividend distribution or capital contribution made before the Distribution Effective Time.

Except as expressly provided in this Agreement or in a Related Agreement, all payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

11.16       Third-Party Beneficiaries.  This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto; provided, however, that Persons who are holders of Parent Common Stock immediately before the Merger Effective Time shall thereafter be third-party beneficiaries of, and have the right to enforce the provisions of, Article 2 and Section 3.01, Article 4 and Section 11.06 of this Agreement.

11.17       Further Assurances.  Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any government agency, other regulatory or administrative agency, commission or similar Governmental Entity and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this paragraph.

[Signature Page to Follow]

[Signature Page of Distribution Agreement]

IN WITNESS WHEREOF, Parent and Subsidiary have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ante4, Inc.

By	/s/ Steven Lipscomb
Steven Lipscomb
Its Chief Executive Officer

“PARENT”

Ante5, Inc.

By	/s/ Steven Lipscomb
Steven Lipscomb
Its Chief Executive Officer

“SUBSIDIARY”

SCHEDULE A

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

TRANSFERRED ASSETS

A.            Transferred Assets.  The Transferred Assets assigned to Subsidiary by Parent under the Subscription Agreement include all of the good will, rights and other assets of Parent, whether liquidated or contingent on future events, in existence immediately before the Effective Time of the Merger, except for its assets described in part B of this Schedule A as the “Parent Assets.”  The Transferred Assets include but are not limited to the following assets of Parent:

1.             Cash and other Working Capital:  Pursuant to the Subscription Agreement, Parent will contribute to the capital of Subsidiary:

(a)           all cash and cash equivalents of Parent as of the Merger Closing Date in excess of $27,500,000, to be delivered on or promptly after the Merger Closing Date; and

(b)           all of the proceeds received by Parent with respect to the ARS, to be delivered promptly after Parent’s receipt of such proceeds (expected in June 2010).

Of the cash contributed to Subsidiary as of the Merger Closing Date, $500,000 will be repaid to Parent pursuant to a one-year promissory note from Subsidiary to Parent, which will accrue interest at a rate of two percent (2.0%) per annum.

2.             Rights under Revenue Sharing Arrangement in Purchase Agreement:  Pursuant to Section 3.2 of the Purchase Agreement, Parent is entitled to receive the following revenue sharing payments from Buyer (the “ Revenue Sharing Arrangement”): (a) in perpetuity from the closing of the 2009 Transaction (as described in part A of the Introduction), 5% of “gross gaming revenue” and 5% of “other revenue” (as those terms are defined in the Purchase Agreement) of Buyer generated by Parent’s business, brands and other assets sold to Buyer in the 2009 Transaction; and (b) if Parent receives less than $3,000,000 of such royalties during the three-year period after the closing of the 2009 Transaction, a guaranteed minimum payment of that deficit amount.  Buyer’s parent company, ElectraWorks Ltd., has guaranteed all of Buyer’s obligations under the Purchase Agreement.

For the initial two-year period after the closing of the 2009 Transaction, 20% of the proceeds from the Revenue Sharing Arrangement must be placed into an escrow account to settle Parent’s indemnification obligations, if any, arising under the Purchase Agreement and the related agreements.  Parent is entitled to any escrow proceeds not used for that purpose and that right is being assigned to Subsidiary hereunder (Any Liability of Parent related to the Purchase Agreement is also listed in Schedule B describing the Assumed Liabilities).

3.             Rights to Xyience/Xenergy Sponsorship Claim:  Based on a Sponsorship Agreement dated May 30, 2006, between Xyience, Incorporated (“Xyience”) and Parent (the “Sponsorship Agreement”), Parent has a claim for amounts owed by Xyience (and/or Xenergy), as former sponsor(s) of the WPT television series (the “Sponsors”); and that claim has been asserted in the U.S. Bankruptcy Court, District of Nevada (Case No. 08-10474).  The Sponsors owed Parent approximately $1,500,000 based on the fully executed and performed Sponsorship Agreement (including integration into the required show).  The Sponsors paid Parent $250,000, but did not pay the balance.  After the Sponsors declared Chapter 11 bankruptcy, the bankruptcy court sent Parent formal notice that it may be required to return that $250,000, but that claim has been satisfied by Parent by payment of $90,000 to the bankrupt estate.  Parent is now an unsecured creditor of the Sponsors, with a claim in the bankruptcy proceeding in the amount of approximately $1.4 million.

4.             Rights under Deloitte & Touche Lawsuit:  Parent’s claims in the case of WPT Enterprises, Inc. v. Deloitte & Touche, LLP, currently pending before the Superior Court of the State of California, County of Los Angeles (Case No. BC 373 103).  The lawyers prosecuting this case have been engaged for a contingency fee (i.e., Parent is not liable for attorneys’ fees, except as a percentage of any recovery).  A trial is tentatively scheduled for the fall of 2010 (but may be delayed again).  Parent’s costs have totaled between $50,000 and $100,000 (Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities).

5.             Rights to WPT China Investment:  As a business segment of Parent, WPT China produced third-party branding at WPT China National Traktor Poker Tour events, licensed the television broadcast of the WPT China National Traktor Poker Tour and marketed the popular Chinese national card game “Tuo La Ji” or “Traktor Poker”™ in online and mobile games. This segment began generating revenue in January 2009.  Parent invested about $4.5 million on WPT China.  In March 2009, Parent shut down most of its WPT China operations and transferred the remaining business to a company that had worked with Parent on WPT China, in exchange for a 10% interest in the company.  Parent has been notified that such company is closing down those operations and trying to sell assets to another entity in China.  Parent also retained certain trademark and servicemark applications pending in China and Hong Kong.  Parent may have rights under the following documents:

(a)           Cooperation Agreement dated July 26, 2007, by and between China Leisure Sports Administrative Center and WPTAsia (Beijing) Consulting Co. Ltd. (as assignee of Parent), as amended pursuant to Amendment No. 1 dated December 16, 2008, and the letter agreement dated March 15, 2009.

(b)           Assignment and Assumption Agreement dated as of December 11, 2008, by and between WPTAsia (Beijing) Consulting Co. Ltd.

(c)           Services, Sponsorship & License Agreement dated September 28, 2007, by and between United States Playing Card Company, Inc. and Parent (Expired).

(d)           Instrument of Transfer dated April 21, 2008, by and between Harefield Limited and WPT Asia Holdings, Inc. with respect to WPT Asia Limited.

(e)           Capital Verification dated December 27, 2008 (written in Chinese).

(Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities).

6.             Rights to Cecure Gaming Investment:  In July 2006, Parent entered into a Licensing Agreement (the “Licensing Agreement”)with 3G Scene PLC, a/k/a Cecure Gaming (“Cecure”), pursuant to which Parent granted Cecure a non-exclusive license to use the World Poker Tour brand in conjunction with the promotion of Cecure’s real-money mobile gaming applications.  Cecure designed and operated software and other products that enabled it or its licensees to offer gaming services to customers via mobile devices (i.e. a customer could play casino or poker games on a cell phone for money against other players).  Pursuant to the Licensing Agreement, Cecure offered real-money mobile games solely in jurisdictions (such as the United Kingdom) where such gaming was not then restricted.  In consideration for the license, Parent became entitled to 50% of Cecure’s net revenues.  In July 2006, Parent also paid $2,923,000 to acquire a 10% ownership interest in Cecure (currently 8%), but Cecure’s business was liquidated late in 2009.  That investment was made under the following documents:

(a)           Subscription and Shareholders’ Agreement relating to 3G Scene Limited dated in July 2006, by and among 3G Scene Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., Parent, Peter Karsten, and the “Existing Shareholders.”

(b)           3G Scene Limited Registration Rights Agreement dated in July 2006, by and among 3G Scene Limited and the investors listed on Schedule A thereto.

(c)           2008 Deed of Amendment of the Subscription and Shareholders Agreement by and among Cecure Gaming Limited, Bessemer Venture Partners VI, L.P., Bessemer Venture Partners VI Institutional, L.P., Bessemer Venture Partners Co-Investment L.P., Parent, et. al.

7.             Poker Royalty Agreement:  ante4 is party to a Marketing Agreement, dated May 15, 2004, with Poker Royalty, LLC, a poker talent management company, pursuant to which ante4 receives a 25% interest in the gross proceeds of Poker Royalty in perpetuity.

8.             Rights to Office Furniture:  Parent owns office equipment located in its current leased office.  Parent believes the value of these items is less than $50,000; and they are generally described as follows:  CEO furniture, CEO wall hangings, CEO computer, other office furniture and telephones.

9.             Rights under Consulting Agreement for Financial Services:  John Simonelli has been engaged to serve as Parent’s Interim Chief Financial Officer pursuant to a consulting agreement between Parent and TechCFO-San Francisco, LLC (the “Contractor”), dated September 2, 2009 (the “Consulting Agreement”).   Pursuant to the Consulting Agreement, the Contractor provides the services of Mr. Simonelli to Parent on a part-time basis as an independent contractor, and remains an employee of TechCFO.  The Consulting Agreement provides that the Company will pay the Contractor $8,000 per month for Mr. Simonelli’s services, plus the payment of certain travel and incidental expenses.  The Consulting Agreement was effective through December 31, 2009 and automatically renews for subsequent one-year terms unless either party gives notice of termination to the other at least thirty (30) days prior to the termination date; and currently remains in effect.  (Any Liability of Parent related to this item is also listed in Schedule B describing the Assumed Liabilities.)

10.           WPT Invitational Tournament Rights.  The right granted to Parent by Buyer to send up to six people to attend the “WPT Invitational” poker tournament.

11.           Accounts Receivable.  All accounts receivable due Parent immediately before the Merger Effective Time, other than any amounts due under an account that is part of the Parent Assets described below.

12.           Insurance Policy.  Parent’s Multi-Media Tail insurance coverage with Chartis Inc.

B.            Parent Assets.  The following assets of Parent (the “Parent Assets”) are excluded from the assets assigned to Subsidiary by Parent under the Subscription Agreement:

1.             Investments.  (a) $27,500,000 in cash and cash equivalents, and (b) a promissory note from Subsidiary to Parent in the amount of $500,000.

2.             Agreements.  All rights of Parent under this Agreement and the Merger Agreement (and any agreements ancillary thereto, including but not limited to its agreements with brokers and investment bankers).

3.             Post-Merger Acquired Assets. All rights and assets acquired by Parent at or after the Merger Effective Time.

4.             Books and Records.  The Parent Books and Records.

5.             Insurance Policies.  The rights of Parent under the Shared Policies (as defined in Section 8.01), other than Parent’s Multi-Media Tail insurance coverage with Chartis Inc.

6.             Stock of Subsidiaries.  All outstanding capital stock of Subsidiary and Merger Subsidiary (and Plains Energy as successor thereto in the Merger).

7.             Lease.  The Lease dated as of September 24, 2004, between Parent and Wilshire Courtyard L.L.C., as amended, for Parent’s office space located at 5700 Wilshire Boulevard, Los Angeles, California 90036.

8.             Other Assets.  All of the other assets expressly to be retained by, or assigned or allotted to, Parent under this Agreement or any of the Related Agreements.

SCHEDULE B

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

ASSUMED LIABILITIES

The following Liabilities of Parent, whether liquidated or contingent on future events or conditions, are included in the Assumed Liabilities assumed by Subsidiary under the Subscription Agreement:

1.             Contingent Liability for Escrow Proceeds under Purchase Agreement:  Parent is obligated to indemnify Buyer in certain events under Section 9 of the Purchase Agreement.

For the initial two-year period after the closing of the asset purchase under that Purchase Agreement, 20% of the proceeds from the Revenue Sharing Arrangement described in item (A)(2) of Schedule A (Transferred Assets) must be deposited in an escrow account to secure Parent’s indemnification obligations under Section 9 of the Purchase Agreement.  To the extent any proceeds of that escrow, which are part of the Transferred Assets being contributed to Subsidiary under this Agreement, must be used to satisfy those indemnification obligations of Parent, the obligation to return those proceeds to Buyer will be treated as an Assumed Obligation of Subsidiary.

2.             Contingent Liability Related to WPT China Investment:  Parent may be liable to pay fees to close the WPT China operations described in item (A)(5) of Schedule A if the company currently running them does not satisfy all formal requirements in closing down the operations.

3.             Liability for Costs of Deloitte & Touche Lawsuit:  WPT Enterprises v. Deloitte & Touche (Case No. BC 373 103).  Parent is responsible for paying court costs and certain other out-of pocket expenses.

4.             Liability for Consulting Agreement:  Parent is liable to pay fees of $8,000 per month under the Consulting agreement described in described in item (A)(9) of Schedule A.

5.             Accounts Payable.  All accounts payable of Parent in existence immediately before the Merger Effective Time, including but not limited to fees payable by Parent to its lawyers, consultants and investment bankers (other than the brokerage commission incurred by Parent in connection with the Merger).

6.             Contingent Liabilities:  All Liabilities relating to any Action or threatened Action arising out of or pertaining to the Distribution, other than Parent’s obligation to indemnify its officers and directors under its bylaws, applicable Delaware law or any written agreements.

SCHEDULE C

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

1.             Directors of ante5, Inc.:

Lyle Berman

Steven Lipscomb

Bradley Berman

2.             Officers of ante5, Inc.:

Steven Lipscomb	Chairman of the Board and Chief Executive Officer
John Simonelli	Interim Chief Financial Officer
Steven Lipscomb	Secretary

SCHEDULE D

to Distribution Agreement

between ante4, Inc.

and ante5, Inc.

Dated April 16, 2010

EXAMPLE OF ADJUSTMENT OF PARENT STOCK OPTIONS

The following example illustrates the agreed method for adjusting the Parent Stock Options to ensuring that their intrinsic value before the Distribution will be preserved thereafter pursuant to Sections 4.05 and 9.03 of this Agreement.

1.             Assumed Facts.  For this example, assume the following facts:

(a)           $1.40 is the closing price of a share of Parent Common Stock immediately before the Distribution.  Because the Distribution Record Date was the previous day, that $1.40 price would represent both (i) the right of each Parent Shareholder to receive one share of Subsidiary Common Stock as of that date for each share of Parent Common Stock held by the Parent Shareholder (due to the “one for one” ratio provided for in the Distribution); and (ii) the right to continue holding those shares of Parent Common Stock after the Merger and the Distribution.

(b)           A Transferred Employee holds a Parent Stock Option to purchase 1,000 shares of Parent Common Stock for $0.60 per share.  Therefore, if the Transferred Employee exercised the Parent Stock Option on the Distribution Date, its intrinsic value would be $800, which is 1,000 times the difference between the $0.60 option exercise price and the $1.40 market price assumed above.  That $0.80 intrinsic value per share would be about 57.1% of the market price ($0.80/$1.40) and the option exercise price would be about 42.9% of the market price ($0.60/$1.40).

(c)           $0.09 is the closing price of a share of Subsidiary Common Stock on its first day of trading, which will be the day after the Distribution Date.

(d)           Therefore, immediately before the Distribution, the value of the right of a Parent Shareholder to receive a share of Subsidiary Common Stock would have been about $0.09, which is about 6.43% of $1.40.

(e)           If the right to receive a share of Subsidiary Common Stock was worth $0.09 immediately before the Distribution, and a share of Parent Common Stock, including that same right, was worth $1.40 on that date, as assumed above, then a share of Parent Common Stock without that right would be worth about $1.31 (or about 93.57% of the combined value); and the value of a share of Subsidiary Common Stock, if one then existed, would be worth $0.09, or about 6.43% of the $1.40 combined share value.

2.             Resulting Adjustment.  As a result, on the Distribution Date, the Transferred Employee’s option to buy 1,000 shares of Parent Common Stock for $0.60 per share would be adjusted (or “split”) into an option to buy 1,000 shares of Parent Common Stock for $0.56 per share (93.57% of the original $0.60 option exercise price), and an right (a “Subsidiary Stock Right”) to buy 1,000 shares of Subsidiary Common Stock (before the Distribution) for $0.04 per share (6.43% of the original $0.60 option price), due to the “one for one” Distribution ratio for Subsidiary Common Stock.

3.             Proof of Adjustment Formula.  If the Transferred Employee exercised both of the new options on the day after the Distribution, the intrinsic value of the new separate options would be the same $800 they had immediately before the Distribution, before the old Parent Stock Option was adjusted (or “split”).  The new $800 intrinsic value would be preserved and determined as follows: (a) the exercise of the new Parent Stock Option would result in 1,000 shares of post-Distribution Parent Common Stock (worth $1.31 per share) being bought for $0.56 per share, for an aggregate economic gain of $750 ($1,310 - $560); and (b) the exercise of the Subsidiary Stock Option would result in 1,000 shares of Subsidiary Common Stock (worth $0.09 per share) being bought for $0.04 per share, for an aggregate economic gain of $50 ($90 - $40).

List of Disclosure Schedule Sections*

Plains Energy Investments, Inc. Disclosure Schedules

Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization — Common Stock Ledger and Warrant Ledger
Schedule 3.6	Tax Matters
Schedule 3.7	Contracts and Commitments
Schedule 3.8	Affiliate Transactions
Schedule 3.9	Compliance with Laws; Permits
Schedule 3.14	Liabilities
Schedule 3.18	Employees
Schedule 3.20	Intellectual Property
Attachment A to Schedule 3.7(xii)	Acreage

ante4, Inc. Disclosure Schedules

Schedule 4.3	Capitalization
Schedule 4.4	Exchange Act Reports
Schedule 4.5	Absence of Certain Developments
Schedule 4.6	Absence of Undisclosed Liabilities
Schedule 4.7	Litigation
Schedule 4.10	Tax Matters
Schedule 4.11	Contracts and Commitments
Schedule 4.24	Prepaid Assets

* Sections Omitted Pursuant to Item 601(b)(2) of Regulation S-K.